    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998

                                                      REGISTRATION NO. 333-59903
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   AMENDMENT

                                     NO. 2


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               PARK 'N VIEW, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                              4899                             65-0612435
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)

                             ---------------------

                             11711 N.W. 39TH STREET
                          CORAL SPRINGS, FLORIDA 33065
                                 (954) 745-7800
         (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             ---------------------

                              STEPHEN L. CONKLING
                     PRESIDENT AND CHIEF OPERATING OFFICER
    PARK 'N VIEW, INC., 11711 N.W. 39TH STREET, CORAL SPRINGS, FLORIDA 33065
                                 (954) 745-7800
           (Name, Address, including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------

                                   COPIES TO:

                            ELIZABETH G. WREN, ESQ.
                            JAMES M. O'CONNELL, ESQ.
                            KILPATRICK STOCKTON LLP
          3500 ONE FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 338-5032
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1998


PROSPECTUS

                               PARK 'N VIEW, INC.
                    75,000 WARRANTS TO PURCHASE COMMON STOCK
                COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
                             ---------------------
     This Prospectus relates to (i) the offering for resale from time to time by certain selling security holders named herein or in supplements hereto (the "Selling Security Holders") of an aggregate of 75,000 warrants (the "Warrants") to purchase an aggregate 505,375 shares (as such number may be adjusted from time to time in accordance with the terms of the Warrants, the "Warrant Shares") of common stock, par value $.001 per share ("Common Stock"), of Park 'N View, Inc. ("the Company"), (ii) the offering for resale from time to time of the Warrant Shares by the initial investors in the units (the "Units"), consisting of the Warrants and $75,000,000 aggregate principal amount of 13% Senior Notes due 2008 (the "Notes") of the Company and (iii) the offer and sale by the Company of the Warrant Shares to transferees of such initial investors upon exercise of the Warrants by such transferees.

     The Warrant Shares being offered by the Company and the Selling Security Holders are issuable upon the exercise of the Warrants, which were sold in connection with the offering (the "Unit Offering") of the Units consisting of $75,000,000 aggregate principal amount of 13% Senior Notes due 2008 (the "Notes") of the Company and 75,000 Warrants. Each Unit consisted of $1,000 principal amount of Notes and one Warrant. The Units were issued and sold on May 27, 1998 to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in reliance on Rule 144A ("Rule 144A") under the Securities Act.

     The Warrants will become exercisable on             , 1998 (the "Separation
Date"). Unless exercised, the Warrants will automatically expire on May 15, 2008. The Company will receive the proceeds of any exercise of the Warrants. Each Warrant, when exercised, will entitle the holder to receive 6.73833 shares of Common Stock at an exercise price of $.01 per share. The number of shares of Common Stock purchasable upon the exercise of the Warrants and payment of the exercise price is subject to adjustment upon the occurrence of certain events. The exercise of the Warrants will be subject to compliance with applicable federal and state securities laws. See "Description of Warrants."

     The Selling Security Holders will receive all of the proceeds from the sale of the Warrants. The Selling Security Holders, directly or through agents, dealers or underwriters to be designated from time to time, may sell the Warrants and the Warrant Shares from time to time in the over-the-counter market, on a securities exchange on which the Warrants or the Common Stock are then listed, in negotiated transactions or otherwise, at prices and on terms to be determined at the time of sale. At the time a particular offer of the Warrants or the Warrant Shares is made, if required, the number of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any agents, dealers or underwriters, the purchase price paid by any underwriter, any discounts or commissions and the proposed public offering price will be set forth in one or more supplements to this Prospectus. The aggregate proceeds to the Selling Security Holders from the sale of the Warrants or Warrant Shares will be the purchase price of the securities
                                                        (continued on next page)
                             ---------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
               THE DATE OF THIS PROSPECTUS IS             , 1998

(cover page continued)

sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of any Warrants or Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Security Holders" and "Plan of Distribution."

     All costs (other than commission expenses and brokerage fees, if any) incurred in connection with the registration and distribution of the Warrant Shares and the Warrants by the Selling Security Holders are being borne by the Company. Commission expenses and brokerage fees in respect of the Warrants and the Warrant Shares are payable by the Selling Security Holders.

     The Company is filing the Registration Statement of which this Prospectus forms a part to fulfill in part its obligations under the Warrant Agreement, dated May 27, 1998 (the "Warrant Agreement") between the Company and State Street Bank and Trust Company, as warrant agent (the "Warrant Agent"), and the Warrant Registration Rights Agreement, dated as of May 27, 1998, by and between the Company and the Initial Purchaser (the "Warrant Registration Rights Agreement").

     The Warrant Shares and the Warrants are referred to collectively herein as the "Securities." There is no active market for the Securities, and there can be no assurance that an active trading market will develop. Prospective investors in the Securities should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file such information electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the SEC. Pursuant to the Warrant Agreement, as long as any of the Warrants are outstanding and to the extent the Company is required to send such documents to the holders of its outstanding Common Stock, whether or not required by the rules and regulations of the Commission, the Company has agreed to provide the registered holders of Warrants (and the beneficial Holders upon request) with copies of quarterly and annual financial information that would be contained in filings with the Commission on Forms 10-Q and 10-K and, with respect to annual information, a report thereon by the Company's independent certified public accountants, and all current reports on Form 8-K.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere, including statements regarding, among other items, the Company's anticipated strategies, installation of the integrated telecommunications and entertainment network originated and operated by the Company (the "PNV Network" or "Network") at a significant number of additional sites, expansion of the functionality and capacity of the PNV Network, additional telecommunications and other services to be offered through the PNV Network, cost savings, expenditures and cash requirements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; uncertainties inherent in proposed business strategies and development plans; future financial performance, including availability, terms and deployment of capital; inability to increase subscription sales or realize expected cost savings; market demand for the Company's current and planned telecommunications and entertainment services and products; technological developments; competitive developments in the telecommunications, cable and long-haul trucking industry; the ability of vendors to deliver required equipment; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; changes in the nature of key contractual relationships with truckstops and/or fleet trucking companies; market acceptance of the pricing of the Company's services and products; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
                             ---------------------

     Certain market data used throughout this Prospectus were obtained from industry and government sources. The Company has not independently verified this market data.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus. As used in this Prospectus unless otherwise indicated, references to the Company's fiscal year means the fiscal year ended June 30.

                                  THE COMPANY

     The Company originated and operates the PNV Network, the only currently integrated telecommunications and entertainment network currently capable of providing voice, data and cable television services to long-haul truck drivers in the convenience and privacy of their trucks while parked at truckstops. The Company markets and sells subscriptions to its Network to fleet trucking companies and individual long-haul truck drivers. Based on independent market research by Fletcher Spaght, Inc., which was commissioned by the Company to conduct the research, and industry data, the Company believes that there are between 800,000 and 1,000,000 long-haul truck drivers in the United States. During June, 1998, the Company had over 25,000 active subscribers, an increase of over 166% from the approximately 9,400 subscribers it had in July 1997. The Company was formed in September 1995 and, as of June 30, 1998, had installed the PNV Network in 118 truckstops located in 38 states across the United States.

     The Company believes that both long-haul drivers and fleet trucking companies have a need for a more comprehensive, cost-effective and easily accessible voice and data communications and entertainment solution than currently available alternatives. The Company believes that this market need combined with the absence of an effective current solution provides the Company with the opportunity to become the leading provider of integrated telecommunications and entertainment services to the long-haul trucking industry. The Company plans to realize this opportunity by (i) increasing the number of locations served by its Network to a "critical mass" of truckstops (which the Company believes to be between 200 and 250 strategically located truckstops), and then to continue the build-out of the Network to approximately 650 sites in total, and (ii) significantly enhancing the functionality and capacity of its Network to create a broadband, cost competitive private telecommunications network for the long-haul trucking industry.

     The telecommunications services currently provided include: (i) local and long distance calling, in-coming calls, voice mail services and driver location;
(ii) data connectivity; (iii) access to the Internet; and (iv) other telecommunications services, including wake up calls and the ability to offer call waiting and call conferencing. The cable television service offers 18 cable viewing channels, including premium and local programming, a Pay-Per-View channel and a dedicated advertising channel.

     The long-haul trucking industry's operational characteristics require significant reliance on telecommunications. Based on industry data, Company research and data from the Company's switch, the Company believes that long-haul fleet trucking companies and drivers spend over $2.4 billion annually on long distance services (not including data, Internet and messaging). According to data generated from the Company's switch and Company research, the average long-haul truck driver that logs on to the Network uses approximately 1,200 minutes of long distance a month, spending approximately $250 per month.

     While on the road, drivers use full service truckstops for fueling, eating, showering, parking for rest periods (which are required by federal law), overnight stays and for layovers between hauls. These truckstops are the primary location at which drivers conduct their business while on the road. Currently, voice, data communication, Internet connectivity and entertainment options for the individual long-haul truck drivers and for the fleet trucking companies trying to communicate with their drivers at these truckstops are limited, relatively expensive and inaccessible.

     There are over 2,100 truckstops in the United States located on the interstate highway system, of which the Company believes approximately 1,100 are full service truckstops that provide more services than just fuel. The Company has entered into long-term contracts pursuant to which eight of the ten largest full service truckstop chains and associations in the United States, including TA Operating Corporation, Petro Stopping

Centers, Inc., Pilot Corporation, and Professional Transportation Partners, LLC, have granted the Company the exclusive right to provide telecommunications and entertainment services to drivers in their cabs at their truckstops. Of the approximately 751 full-service truckstops under contract as of June 30, 1998, approximately 413 are covered by contracts directly with the truckstop owner and approximately 338 are covered by contracts with associations which require the Company to enter into a contract directly with the truckstop owner to install the PNV Network. The Company also believes that these approximately 751 full-service truckstops are among the most heavily trafficked and are located along the busiest truck routes in the United States. The Company believes that the truckstop owners are highly incentivized to support the success of the Company as: (i) the contracts contain provisions for revenue and profit sharing with the Company; (ii) the PNV Network is a means for competitive differentiation; and (iii) the PNV Network is an amenity that many long-haul truck drivers have been requesting.

     The Company markets to fleet trucking companies through a direct sales force and plans to focus a significant portion of its marketing efforts on large and medium size fleet trucking companies. The Company recently signed contracts with five fleet trucking companies that have purchased monthly subscriptions for an aggregate of approximately 2,329 drivers for periods ranging from one to three years, subject to certain earlier termination rights.

     Since its formation in September 1995, the Company has received approximately $112.4 million in financing through the issuance of three classes of preferred stock, common stock and certain debt, in addition to the net proceeds of the sale by the Company of the Units on May 27, 1998 to the Initial Purchaser pursuant to a purchase agreement dated May 20, 1998 (the "Purchase Agreement") (such sale, the "Unit Offering"). The Company believes, based on its current estimates, that the net proceeds of the Unit Offering, together with existing cash and cash generated by operations, will be sufficient to finance the continued installation of the PNV Network and the expansion of services offered through the PNV Network through the first half of 2000. The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's telecommunications and cable television services and regulatory, technological and competitive developments in the telecommunications, cable and long-haul trucking industries. The Company also expects that it will require additional financing (or require financing sooner than anticipated) if the Company's development plans or projections change or prove to be inaccurate or the Company accelerates or delays the expansion of either the installation of the PNV Network or the services offered through the PNV Network. Sources of additional financing may include commercial bank borrowings, equipment leasing or private or public sale of equity or debt securities. There can be no assurance that such financing will be available on terms acceptable to the Company or at all. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The Company has experienced a net loss and negative cash flow from operations since it was incorporated and, as of June 30, 1998, had a common stockholders' deficit of $20.3 million and total long-term debt of $70.6 million. The future success of the Company depends upon, among other things, its ability to (i) satisfy its future capital requirements on terms satisfactory to the Company, (ii) significantly increase its revenues which, in turn, depends materially upon its ability to increase the number of subscribers to the PNV Network, (iii) install the PNV Network at a significant number of additional truckstops and add T-1 lines and certain additional equipment at all truckstops at which the PNV Network is available, all on a timely and cost-effective basis, and (iv) generate revenues from planned future services and recognize cost-savings from planned enhancements to the PNV Network. See "Risk Factors."

     The Company was incorporated in Delaware in September 1995. The Company's principal executive offices are located at 11711 NW 39th Street, Coral Springs, Florida 33065 and its telephone number is (954) 745-7800.

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under the caption "Risk Factors," beginning on page 7, for a discussion of certain risks involved with an investment in the New Notes including, without limitation, those risks associated with the Company's (i) limited history of operations, (ii) history of losses and negative cash flow,
(iii) future significant capital requirements, (iv) ability to significantly increase revenues and (v) substantial leverage and ability to service its indebtedness.

                                  THE OFFERING

Securities Subject to the
  Offering.................  75,000 Warrants to purchase initially up to 505,375 shares of Common Stock. Shares of Common Stock initially issuable upon exercise of the Warrants plus such indeterminate number of shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Warrants.

Total Number of Warrants...  75,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of 505,375 Warrant Shares, representing approximately 5% of the Common Stock on a fully diluted basis as of the consummation of the Unit Offering. See "Description of Warrants" and "Description of the Company Capital Stock." The Warrants were issued pursuant to the Warrant Agreement.

Exercise...................  Each Warrant will entitle the holder thereof to purchase 6.73833 Warrant Shares at an exercise price of $.01 per share, subject to adjustment under certain circumstances. The number of shares of Common Stock for which a Warrant is exercisable is subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. See "Description of Warrants."

Duration...................  The Warrants will be exercisable at any time on or after the Separation Date and prior to 5:00 p.m., New York City time, on May 15, 2008. The exercise of the Warrants will be subject to compliance with applicable federal and state securities laws. See "Description of Warrants" and "Risk
                             Factors -- Requirements for Exercising Warrants."

Warrant Agent..............  State Street Bank and Trust Company.

                             SUMMARY FINANCIAL DATA

     The summary financial data for the Predecessor for the period from January 1, 1995 to November 2, 1995, and for the Successor for the period from September 18, 1995 (Successor's date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998 set forth below are derived from the audited financial statements of the Predecessor and the Successor for such periods included elsewhere in this Prospectus. The summary financial data set forth below for the Predecessor for the year ended December 31, 1994 are derived from audited financial information. These historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial data included elsewhere in this Prospectus.

                                           PREDECESSOR(1)                          SUCCESSOR(1)
                                     --------------------------    --------------------------------------------
                                                      PERIOD        PERIOD FROM
                                                       FROM        SEPTEMBER 18,
                                                    JANUARY 1,     1995 (DATE OF
                                      YEAR ENDED      1995 TO      INCORPORATION)    YEAR ENDED     YEAR ENDED
                                     DECEMBER 31,   NOVEMBER 2,     TO JUNE 30,       JUNE 30,       JUNE 30,
                                         1994          1995             1996            1997           1998
                                     ------------   -----------    --------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenues.........................                                 $   149,755     $    888,397   $  3,503,776
  Cost of revenues(2)..............                                     436,829        2,077,689      6,598,993
  Selling, general and
    administrative expenses........   $ 287,782      $ 475,891        1,576,209        5,026,580     10,413,622
                                      ---------      ---------      -----------     ------------   ------------
  Loss from operations.............    (287,782)      (475,891)      (1,863,283)      (6,215,872)   (13,508,839)
  Interest (expense) income and
    other, net.....................                                     (97,954)         170,852       (224,908)
                                      ---------      ---------      -----------     ------------   ------------
  Net loss.........................   $(287,782)     $(475,891)     $(1,961,237)    $ (6,045,020)  $(13,733,747)
                                      =========      =========      ===========     ============   ============
  Net loss attributable to common
    stockholders...................                                 $(1,982,607)    $ (6,962,402)  $(16,526,284)
OTHER OPERATING DATA:
  EBITDA(3)........................   $(287,782)     $(475,891)     $(1,778,942)    $ (5,572,556)  $(11,602,107)
  Capital expenditures.............     109,587            909        1,650,177        6,443,899     12,596,875
  Amount that earnings were
    insufficient to cover fixed
    charges(4).....................                                  (1,961,237)      (6,045,020)   (13,733,747)
  Amount that earnings were
    insufficient to cover fixed
    charges and preferred stock
    dividend requirements(4).......                                  (1,982,607)      (6,962,402)   (16,526,284)
  Net cash flows used in operating
    activities.....................    (254,311)      (389,809)      (1,452,706)      (3,400,128)    (9,375,071)
  Net cash flows used in investing
    activities.....................    (109,587)          (909)      (1,650,177)      (6,443,899)   (63,899,791)
  Net cash flows provided by
    financing activities...........     369,449        380,070        3,468,614       14,197,690     88,368,124

                                                                                  SUCCESSOR(1)
                                                PREDECESSOR(1)    --------------------------------------------
                                                --------------                      JUNE 30,
                                                 DECEMBER 31,     --------------------------------------------
                                                     1994              1996            1997           1998
                                                --------------    --------------   ------------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents...................    $  19,856        $   365,731     $  4,717,394   $ 19,810,656
  Working capital.............................        6,521            (81,610)       2,813,544     66,652,141
  Total assets................................      174,711          2,898,125       12,938,783     94,578,127
  Total long-term debt........................      216,667          3,387,934          425,430     70,604,740
  Total redeemable preferred stock............                         721,370       19,131,466     39,133,924
  Partnership deficiency/common stockholders'
    deficit...................................      (55,292)        (1,969,525)      (8,931,927)   (20,269,763)

---------------

(1) Park 'N View, Ltd. transferred certain of its assets, contractual rights and liabilities to Park 'N View, Inc. in exchange for 2,318,182 shares of common stock issued to the former partners of Park 'N View, Ltd. The net liabilities transferred were recorded by Park 'N View, Inc. at Park 'N View, Ltd.'s historical carrying amount of $84,446. The financial information identified herein as for the Predecessor is for Park 'N View, Ltd. as of and for the year ended December 31, 1994 and the period from January 1, 1995 to November 2, 1995, the date the net liabilities were transferred to Park 'N View, Inc. The financial information identified herein as for the Successor is for Park 'N View, Inc. as of June 30, 1996, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998.
(2) Includes service depreciation of $84,000, $643,000 and $1,907,000 for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998, respectively. Service depreciation consists of amortization of capitalized costs of the PNV Network.
(3) EBITDA is earnings (loss) from operations before interest, taxes, and service depreciation. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. EBITDA is an earnings calculation that is used by certain investors and in particular debt holders as one measure of an ability to service debt, pay taxes and provide for working capital and capital expenditure requirements. However, it does not reflect cash generated because it does not include changes in working capital or capital expenditures. It also is not an accounting measure that is in conformity with GAAP because it does not include interest, taxes, depreciation and amortization which are significant components in understanding and assessing the Company's financial performance. The trend in EBITDA must be evaluated by taking into consideration the trend in interest, taxes, depreciation, and amortization expenses. If these expenses are considered, a trend in EBITDA may reflect the Company's utilization of financial debt and fixed asset resources. Also, management believes that in a capital intensive business that is highly leveraged, the earnings coverage for interest is important to debt holders and investors in the Company as an indicator of whether there may be a potential default to the debt holders because of the inability to cover interest and principal. The Company's computation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) In calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividend requirements, "earnings" consist of net loss and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributable to interest.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in evaluating the Company and its business in addition to other information contained in this Prospectus prior to purchasing the Securities.

LIMITED HISTORY OF OPERATIONS

     The Company was incorporated in September 1995. Accordingly, prospective investors have limited financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to generate sufficient cash flow to service its debt obligations (including the Notes) or to achieve its objectives.

HISTORY OF LOSSES, NEGATIVE CASH FLOW AND NEGATIVE GROSS MARGIN


     The Company has experienced a net loss and negative cash flow from operations in each quarter since it was incorporated. As of June 30, 1998, the Company had a common stockholders' deficit of $20.3 million. The Company expects to incur a significant net loss and negative cash flow from operations in the fiscal year ending June 30, 1999. There can be no assurance that the Company will ever be profitable. From September 1995 to date, the Company's cost of revenues has been substantially higher than its revenues, leading to a negative gross margin. There can be no assurance that the Company will generate significant revenue in the future, and even if it does so, that the Company's revenues will ever exceed its cost of revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company expects that it will have significant capital requirements in the future to fund the continued expansion of its business and for working capital purposes, and there can be no assurance that such capital requirements will be available on terms satisfactory to the Company, if at all. The Company's capital requirements will depend on numerous factors, including the growth of the Company's revenues, if any, and the rate of such growth. The Company expects that the net proceeds of the Unit Offering, together with existing cash and anticipated cash generated from operations, will be sufficient to fund its planned expansion and operations at least through the first half of 2000. Thereafter, if the Company's cash flow from operations is not sufficient to provide funds for working capital and capital expenditures and if equity or debt or other financing is not available, the Company expects that it may experience insufficient liquidity which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that additional financing will be available when needed, if at all, or, if available, on terms acceptable to the Company. If adequate funds are not available on acceptable terms, the Company will be required to delay or limit any further expansion of its business. Any inability to fund its future capital requirements would have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABILITY TO SUSTAIN AND INCREASE SUBSCRIPTION SALES; RETENTION

     The future success of the Company depends upon its ability to significantly increase its revenues which, in turn, depends materially upon its ability to increase the number of subscribers to the PNV Network. During June 1998, the Company had approximately 25,000 active subscribers of whom approximately 17,100 had subscribed on a monthly basis (including subscription sales at the Company's vending machines at truckstops, pursuant to a monthly subscription program referred to as the "Power Plan Program" and pursuant to the Company's contracts with fleet trucking companies) and 8,100 were daily subscribers. To date, the Company's average revenue per subscriber has been lower than expected which the Company believes is due primarily to a larger number of daily subscribers as compared to monthly subscribers. Market research and the Company's experience indicate that, in order to provide a benefit to truck drivers sufficient to justify the monthly subscription fee, the PNV Network must be available nationally at a minimum threshold number of sites so that truck drivers can rely on access to the PNV Network as they travel their routes. The Company believes that this number of sites ranges between 200 and 250, depending on site location, size and other factors. As of June 30, 1998, the PNV Network was installed and operating at 118 truckstops.

     Even if truck drivers initially subscribe to the PNV Network, there can be no assurance that they will renew their subscriptions. Of those subscribers who purchased a subscription in April 1998, Company data indicates that approximately 70% renewed their subscriptions at least once between such subscription and July 1998. In October 1997, the Company implemented the Power Plan Program, which was designed to increase monthly subscription renewals. See "Business -- Marketing." Pursuant to this program, a subscriber's monthly subscription is automatically renewed and the monthly fee is automatically drafted from or charged to the subscriber's checking account or credit card until the subscriber cancels the subscription. As of June 30, 1998, the Company had 9,500 monthly subscribers pursuant to the Power Plan Program, however, there can be no assurance that the number of such subscribers will continue to grow. There are many factors that could cause a subscriber not to renew a subscription, including dissatisfaction with the PNV Network and the services offered or with the number and location of the truckstops at which the PNV Network is available.

     The Company's ability to increase subscriptions to the PNV Network depends significantly upon its ability to increase sales to fleets. See
"Business -- Marketing." As of June 30, 1998, the Company had entered into contracts with five fleet trucking companies for a minimum of 2,329 subscriptions for terms ranging from one to three years, subject to certain earlier termination rights by the fleet trucking companies. There can be no assurance, however, that the fleets having earlier termination rights will not terminate their contracts prior to the expiration of their stated terms, existing contracts will be renewed or the Company will be able to increase its subscription sales to fleets.

     The ability of the Company to attract and retain subscribers will also depend in part on the ability of such subscribers to access a stall at a truckstop served by the PNV Network and, with regard to the use of the Company's telephone services, to access one of the local telephone lines maintained by the Company in connection with the telephone service offered. Subscribers may on occasion be unable to utilize the PNV Network due to a lack of open stalls at some of the busier truckstops. In addition, users of the PNV Network's telephone service at a particular truckstop cannot exceed the number of local lines available. The Company presently maintains an average of 12 local telephone lines at each truckstop served by the PNV Network. In connection with the proposed enhancements to the PNV Network to increase its capacity and functionality to allow the Company to offer additional telecommunications services, the Company intends, among other things, to install and maintain a T-1 line, and to reduce the number of local lines, at each truckstop. See
"Business -- Network and Technology." Although this installation will increase the number of users that may access the PNV Network's telecommunications services simultaneously, this number will still be limited. In addition, truck drivers may find that the truckstops served by the PNV Network are not conveniently located. If truck drivers find that the truckstops served by the PNV Network are not conveniently located, it is unlikely that they will purchase or renew subscriptions. The Company's inability to attract and retain subscribers and to significantly increase revenues from sales of subscriptions, including subscription sales to fleets, for any reason, would have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE INDEBTEDNESS

     As a result of the Unit Offering, the Company is highly leveraged. At June 30, 1998, the Company had total long-term debt of $70.6 million and a common stockholders' deficit of $20.3 million. The Company's earnings were insufficient to cover its fixed charges and preferred stock dividend requirements by approximately $7.0 and $16.5 million for fiscal 1997 and 1998, respectively. See "Capitalization" and "Selected Financial Data." The Company will be permitted to incur additional indebtedness in the future under the indenture relating to the Notes (the "Indenture"), subject to the restrictions set forth therein. See "-- Restrictive Covenants" and "Description of the Notes -- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     The Company's ability to make scheduled payments of principal of, or to pay interest or liquidated damages, if any, on its indebtedness (including the Notes) will depend on the Company's future performance which, to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated revenue growth, management believes that the net proceeds of the Offering, together with existing cash and anticipated cash generated by operations, will be adequate to meet the Company's future liquidity needs at least through the first half of 2000. There can be no assurance that the Company's business will generate sufficient cash flow from operations and that anticipated revenue growth will be realized in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to continue the installation of the PNV Network and the payment of the costs associated with the provision of telecommunications and entertainment services and its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company is leveraged could have important consequences to the holders of the Notes and the Company's future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) the Company's vulnerability to the effects of general economic downturns or to delays or increases in the costs of installing the PNV Network or planned subsequent improvements thereto or providing planned telecommunications services in addition to those currently provided may be increased; (iii) limiting the flexibility of the Company in planning for, or reacting to, changes in its business; (iv) leveraging the Company more highly than some of its potential competitors, which may place it at a competitive disadvantage; (v) increasing its vulnerability in the event of a downturn in its business or the economy generally; and (vi) requiring that a substantial portion of the Company's cash flow from operations be dedicated to the payment of principal and interest on the Notes and not be available for other purposes.

     There can be no assurance that the Company will be able to meet its obligations under the Notes. The Company expects to generate significant negative cash flow over the next several years. If the Company does not ultimately generate sufficient cash flow to meet its debt service and capital requirements, the Company may need to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, the sale of assets or seeking additional equity, debt or other financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.

EXPANSION OF PNV NETWORK INSTALLATION

     The Company's ability to achieve its objectives will depend in large part on the timely and cost-effective installation of the PNV Network at a significant number of additional truckstops and the addition of T-1 lines and certain additional equipment at all the truckstops at which the PNV Network is available. The success of the Company in installing the PNV Network will depend on, among other things, timely performance by the third parties of their contractual obligations. Following the completion of the Unit Offering, the Company intends to increase its truckstop installation rate to approximately 15 to 20 per month by the first quarter of 1999. During August 1998, the Company installed the PNV Network at approximately 14 truckstops. There can be no assurance that the Company will be able to achieve its build-out rate after the consummation of the Unit Offering as planned and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is presently utilizing the services of four contractors, three of which the Company believes operate on a national basis and one of which the Company believes operates on a regional basis. To date, the installation of the PNV Network at truckstops by outside contractors has been completed substantially on the Company's schedule and within its budget, and the installation services performed by such contractors have been satisfactory to the Company. Although management believes that there are a number of contractors that could perform the required installation services or that the Company could employ sufficient persons to perform such services, there can be no assurance that it will be able to obtain the services of outside contractors that can install the PNV Network on a timely basis and at a cost acceptable to the Company.

     In connection with planned enhancements to the PNV Network, the Company intends to install T-1 lines, in addition to local telephone lines, at each truckstop served by the PNV Network. The Company has recently entered into a contract with AT&T for the lease of T-1 lines. See "Business -- Products and Services -- Future Products and Services." Any delay in the installation of the T-1 lines or adverse weather or other complications could significantly delay the Company's planned increase in the number of truckstops served by the PNV Network. Such delay or an increase in the cost associated with the installation of the PNV Network could adversely affect the Company's planned build-out of the PNV Network which in turn could adversely affect the Company's ability to create substantial demand for its services and increase subscription sales and, as a result, the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

MINIMUM REQUIREMENTS CONTRACTS

     The Company has recently entered into contracts with AT&T for the lease of T-1 lines and the purchase of long distance and other telephone services. These contracts require the Company to pay a specified minimum dollar amount of lease payments and to purchase a specified minimum dollar amount of long distance telephone services, each of which amounts is subject to certain discounts based on the T-1 lines leased and the telephone services purchased. See
"Business -- Products and Services -- Future Products and Services." The Company's ability to achieve its objectives depends in significant part on its ability to obtain these discounts. Any failure to obtain the available discounts with regard to its T-1 line lease payments and its long distance telephone service rates could have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE REVENUE STREAMS; COST SAVINGS

     The Company's ability to achieve its objectives depends significantly on its ability to generate revenues from planned future services and recognize cost-savings from planned enhancements to the PNV Network. See
"Business -- Future Products and Services." The PNV Network as currently designed does not have the capacity to provide certain of these planned future services and the capacity of the proposed PNV Network architecture to provide such services is untested and the market for such services is undetermined. Any inability of the Company to generate revenue from such planned future services or realize anticipated cost-savings could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to make payments on the Notes.

POTENTIAL UNAVAILABILITY OF EQUIPMENT

     The Company purchases its satellite equipment, head-end equipment, telephone and cable switching equipment, computer hardware and cable programming from outside suppliers. The Company has no purchase agreements with any such supplier other than its cable programming supplier, Echostar Communications Corporation ("Echostar"). The Company presently purchases its satellite equipment and computer hardware from a sole supplier and management believes that limited alternative sources for such items exist. The Company believes that its relationships with the suppliers of these items are good. However, if the Company were required to purchase telephone switching alternative equipment from another source, it would require reprogramming of certain of the Company's software or if the Company were required to purchase any alternative equipment from another source, it would require that the Company modify and redesign the PNV Network in certain respects which, in each case, could result in service delays and expense to the Company. In addition, the Company purchases the cable programming offered through the PNV Network from Echostar. Although management believes that limited alternative sources for cable programming exist, utilizing an alternative source could require retrofitting certain equipment at each truckstop site and could result in an interruption in the Company's ability to offer cable television services through the PNV Network for a limited period of time. Any failure of the Company to obtain any of the foregoing equipment, particularly its cable and telephone switching equipment, or cable programming, could have a material adverse effect on the Company's ability to expand its business in a timely fashion and, as a result, on its results of operations and financial condition.

DEPENDENCE ON CONTRACTUAL RELATIONSHIPS WITH TRUCKSTOPS

     All of the Company's current revenues are generated from its operation of the PNV Network at truckstops. The Company expects that the provision of telecommunications and entertainment services, including planned future services, through the PNV Network will continue to be the sole source of the Company's revenues for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Network Buildout; Truckstop Relationships and Contracts" for a discussion of the Company's contractual relationships with truckstop owners and associations. The Company is dependent on its ability to continue to install the PNV Network for its future expansion.

     The Company has contracted with truckstop chains and independent truckstop owners located throughout the United States. See "Business -- Network Buildout; Truckstop Relationships and Contracts." While most independent truckstop owners who own a single truckstop execute a standard contract, the contracts executed by truckstop chains that operate multiple truckstops vary significantly. The contracts generally provide that the truckstop chains and independent truckstop owners may terminate the contract, and the Company's exclusive rights under the contract, if the Company fails in any material respect to perform any of its obligations under the contract and fails to remedy the breach within 30 days after the Company receives notice of the breach. For example, if the Company fails to install the PNV Network in accordance with the build-out schedule in certain of its contracts, truckstop owners owning over one-third of the Company's proposed truckstop locations may terminate the exclusivity provisions contained in such contracts. Any failure by the Company to meet its contractual obligations that results in the termination of contracts, including the loss of the Company's exclusive rights under such contracts, would have a material adverse effect on the Company's financial condition and results of operations.

     In addition, as of June 30, 1998, the Company had contracts to install the PNV Network at approximately 338 truckstops through trucking associations whose members consist of smaller truckstop chains generally having fewer than 10 truckstops. These associations act as purchasing agents for their members. The Company entered into contracts with these associations as an efficient manner in which to gain access to and establish a relationship with numerous small to medium size truckstops. These associations do not have authority to legally bind their members. Therefore, while each association has granted the Company the exclusive right to provide cable television and telephone services to its members, this contractual right is not binding on each member. Prior to installation of the PNV Network at an association member's truckstop, the Company enters into a contract with the association member granting the Company the exclusive right to install the PNV Network at the member's truckstops. Accordingly, there can be no assurance that the Company's contracts with truckstop associations will result in the Company installing the PNV Network at additional truckstop locations. See "Business -- Network Buildout; Truckstop Relationships and Contracts."

MANAGEMENT OF GROWTH

     The Company has expanded its operations significantly over the past 12 months, placing significant demands on its financial, marketing and sales, administrative and operational personnel and systems. The Company has also experienced rapid growth in its management and staff, including the addition of three executive officers, during the past 12 months. As of June 30, 1998, the number of the Company's full-time employees had increased to 174 from 74 as of June 30, 1997. In addition, the Company expects to add approximately 100 persons to its sales force over the next 12 months. The growth in the size and scope of the Company's business activities have placed, and are expected to continue to place, a strain on the Company's management and operations. In connection with its planned expansion of the PNV Network locations and services, management has been and in the future will be required to recruit, organize, train and manage additional personnel to perform, among other things (i) the planning and engineering activity associated with the installation of the PNV Network at each truckstop, (ii) the assembly at the Company's headquarters of the electronics and other equipment comprising the PNV Network and the loading of such equipment for delivery to each site, (iii) the inspection of each site upon completion of the installation, (iv) the training of the truckstop employees and (v) the marketing and promotion of the PNV Network at each site. The Company's success in managing the expansion of its business will depend to a large extent on the Company's ability to hire, train and supervise such additional personnel. There can be no assurance that the Company will be able to attract, train, supervise and retain an adequate number of such personnel. The failure of the Company to effectively manage the growth in its business and to develop the additional personnel, systems, resources, procedures and controls necessary to support that growth in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     In the voice and data communication and entertainment arenas, the Company competes with various elements of other providers' offerings based on ease of access, functionality and cost. These industries are highly competitive, and the Company expects to face strong competition from existing and potential competitors. The Company's competitors comprise a broad range of companies engaged in telecommunications and entertainment, including but not limited to, public pay telephone operators, cellular telephone companies, long distance telephone companies, cable operators, direct broadcast satellite companies, as well as companies developing new technologies. Certain of these competitors and potential competitors are well established companies and have significantly greater financial, marketing and programming resources than the Company.

     The Company's telecommunication services compete with cellular telephones, pay telephones and providers of long distance cards and prepaid cards. Cellular service is widely available and, although it is currently more expensive than the PNV Network, it is becoming more affordable. The Company believes that drivers currently use pay telephones located at truckstops for a significant number of the calls they make and there can be no assurance that the Company will successfully attract customers who predominately use these pay telephones. The Company understands that one company, HighwayMaster, resells cellular telephone service to provide both voice and data communication to the truck cab. The Company's long distance services compete with providers of long distance cards and pre-paid cards such as AT&T and MCI and with providers of toll free (800 and 888) numbers that fleets or even individuals use to call fleet headquarters or home. Qualcomm's OmniTRACS service, another competitor, is used primarily for mobile vehicle location and two-way text messaging and it addresses the trucking fleets' need for real-time mobile text communication. Based on publicly available data, the OmniTRACS service has an installed base of approximately 210,000 units in 32 countries worldwide, of which the Company believes that over 150,000 units are installed in the United States which would compete with certain of the Company's services. In addition, the Company believes that there is a company that has begun installing Internet/e-mail kiosks in truckstops. There can be no assurance that the Company will be able to effectively compete against these or future telecommunications competitors, many of which have large customer bases and significantly more resources than the Company.

     With respect to entertainment, the Company's competition currently consists of entertainment alternatives located outside the truck cab and primarily in the truckstop. Community television and game rooms inside the truckstop are the most readily available entertainment alternatives for long-haul truck drivers. The Company believes that a small number of professional truck drivers have purchased direct broadcast satellite dishes to receive television programming in their cab. Cable providers to such users as residential apartment buildings could seek to compete by offering programming to truckstops. There can be no assurance that the Company will be able to compete successfully against the providers of cable and digital satellite programming services, most of which will have access to greater resources and provide more programming than the PNV Network. See "Business -- Competition."

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

     The success of the Company is dependent to a significant extent on the personal efforts and abilities of its senior management. The Company has no employment agreement with any members of its senior management. The Company believes that the loss of services of any member of its senior management could have a material adverse effect on the Company. The Company maintains key man term life insurance on the life of Mr. Williams, the Chief Executive Officer, in the amount of $1.0 million, payable to the Company. There can be no assurance that the Company will be able to retain its senior management or that it will be able to attract or retain other skilled personnel in the future.

REGULATORY MATTERS

     The FCC and relevant state regulatory authorities ("PSC's") have the authority to regulate interstate and intrastate telephone rates, respectively, ownership of transmission facilities and the terms and conditions under which certain of the Company's telephone service offerings are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. There can be no assurance that changes in current or future federal or State regulations or future judicial changes would not have a material adverse effect on the Company's business, financial condition or results of operations.

     Interstate telecommunications carriers are subject to a number of other federal regulatory obligations and reporting requirements, including obligations to contribute to universal service and other subsidy funds, to permit resale of their services by other carriers, and to take certain steps to protect consumers. While the Company does not believe the burdens imposed by federal regulations will be onerous, failure to comply with applicable regulations could result in fines or other penalties, including loss of authority to provide interstate service.

     The intrastate operations of the Company may be subject to various state laws and regulations. Most states require the Company to apply for certification to provide long distance telecommunications services, operator services, pay phones or competitive local exchange services, or to register or be found exempt from regulation, before commencing intrastate services. Most states also require the Company to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignment of carrier assets, including customer bases, carrier stock offerings, incurrence by carriers of significant debt obligations and acquisitions of telecommunications operations. Other regulatory requirements may mandate that the Company permit resale of its services by other companies, make payments to intrastate universal service and similar funds, and take certain steps to protect consumers. Certificates of authority can generally be conditioned, modified, canceled, terminated and revoked by state regulatory authorities for failure to comply with state law and/or rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. Any delay by the Company in complying with these state laws and regulations would limit the Company's ability to provide telecommunications services to the long-haul trucking industry. In addition, if the Company were not to be in compliance with relevant state laws and regulations, the appropriate state regulatory body may force the Company to suspend offering its telecommunications services in such state. Such an event could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company has not determined whether its current and anticipated telephone service offerings are subject to regulation by all state and federal regulatory authorities, the Company is currently in the process of obtaining authority, pursuant to regulation, certification, tariffs, notifications, or on an unregulated basis, to provide intrastate interexchange service in the 48 contiguous states and Hawaii. The interpretation and enforcement of such laws and regulations in relation to the Company's current and future service offering may vary, and there can be no assurance that the Company will be in compliance with all such laws and regulations at any one point in time.

     Various state and federal regulatory factors may have an impact on the Company's ability to service customers. Many of the rights and obligations created by statute and regulation are subject to ongoing regulatory implementation proceedings and review by the courts, and are subject to change. Changes to some regulations could benefit the Company, while other changes could make it more difficult for the Company to compete.

     Cable television companies are subject to extensive governmental regulation. The Company does not believe that it is subject to such regulations. However, in the event the Company is required to comply with such regulations, the expense, potential delay and management distraction potentially resulting from the compliance process could have a material adverse effect on the Company's results of operations and financial condition. See
"Business -- Regulatory Matters."

TRUCKING INDUSTRY; TARGET MARKET

     The Company's business is dependent upon the trucking industry in general and upon long-haul trucking activity in particular. In turn, the trucking industry is dependent on economic factors, such as the level of domestic economic activity and interest rates, as well as operating factors such as fuel prices and fuel taxes over which the Company has no control and which could contribute to a decline in truck travel. The long-haul trucking business is also a mature industry that has grown slowly in recent years and has, in the past, been susceptible to recessionary downturns.

     The current target market for the PNV Network is comprised primarily of the long-haul truck drivers in the United States (including Canadian drivers crossing the U.S.-Canadian border to deliver and/or pick up loads) that spend material amounts of time in truckstops. There is no consensus as to the number of long-haul truck drivers that comprise the Company's target market, and there can be no assurance that the Company's estimate of the size of its target market is accurate. Although a number of sources, including government agencies, trade associations, industry publications and the Company's own independently retained market research consulting firm have published estimates based on one or more of the following: freight taxes, diesel fuel usage, number of trucks, number of truck drivers, commercial drivers licenses or other data relating to the trucking industry, these estimates vary widely. Accordingly, there can be no assurance that the Company's estimate of its target market is not materially inaccurate, which could increase the penetration level that the Company must achieve in order to successfully implement its business plan.

RAPID TECHNOLOGICAL CHANGES

     The telecommunications and cable industries are subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of the Company's technology or the current or planned design, functionality or capacity of the PNV Network or the telecommunications and cable services offered nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

PROPRIETARY RIGHTS

     The Company believes that recognition of its products and services is an important competitive factor in its industry. Accordingly, it promotes (or intends to promote) the following in connection with its marketing activities and holds or has filed an application for a United States trademark registration for the following: "PARK 'N VIEW," "INCAB PNV," "PNV USA," "YOUR CAB. YOUR CABLE. YOUR CALL.," "PARK 'N VIEW" (with design), "DEN" (with design), and "WHERE SMART DRIVERS STAY CONNECTED."

     The Company also regards the software developed by the Company (the "PNV Software") as proprietary and attempts to protect it as a trade secret. The Company holds no patents or copyrights on its software technology. If the Company decides to seek either a copyright or a patent for the PNV Software, there can be no assurance that the Company will be able to obtain such a copyright or a patent. The intellectual property protections employed by the Company, however, may not afford complete protection and there can be no assurance that third parties will not independently develop such know-how or obtain access to its know-how, ideas, concepts and documentation.

IMPACT OF YEAR 2000 ISSUE


     A potential problem exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company is in the process of conducting a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing a plan to address the issue. The Company will utilize both internal and, if needed, external resources to reprogram or replace and test all of its software for Year 2000 compliance and the Company expects to complete the project during the second half of 1999. The Company has a preliminary estimate of $300,000 as the maximum cost of evaluating, testing, reprogramming, and modifying its software. This estimate is based on the belief that no major problems will be encountered in becoming Year 2000 compliant. Based on its preliminary internal review, the Company believes that the PNV Software is Year 2000 compliant. However, the Company plans to do more extensive testing of its PNV Software during the next year which may require the use of independent consultants to assist in the Company's evaluation to assure a correct assessment of cost and risk. In addition, the Company relies on third party vendors which must also become Year 2000 compliant. The Company has a significant reliance on outside vendors such as telephone companies, satellite system providers, electrical providers and the wide area network supplier. These services are critical in the Company's ability to generate revenue. The ability of third parties with whom the Company transacts business to adequately address their 2000 issue is outside of the Company's control. The Company is planning to create a comprehensive list of all internal and external software programs to assure that a full review of such software is completed. However, if any necessary modifications to the PNV Software are not completed in a timely manner or if the Company's vendors are not Year 2000 compliant, the Year 2000 problem could have a material adverse impact on the operations of the Company. The Company has not made any progress in assessing its non-information technology systems. These types of systems are more difficult to assess and repair than information technology systems and the Company may have to replace the non-information technology systems that cannot be repaired. The Company will begin reviewing its non-information technology systems in second half of 1999. The Company presently has no basis on which to estimate the costs of assessing and repairing or replacing its non-information technology systems or to determine whether such costs will have a material adverse effect on the Company's operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."


RESTRICTIVE COVENANTS

     The Indenture contains a number of covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends and make other distributions, prepay subordinated indebtedness, make investments and other distributions, enter into sale and leaseback transactions, create liens, sell assets, and engage in certain transactions with affiliates. A failure to comply with the covenants and restrictions contained in the Indenture, or other agreements relating to any subsequent financing, could result in an event of default under such agreements which could permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions. See "Description of the Notes."

ABSENCE OF PUBLIC MARKET

     There is currently no market for the Warrants or the Common Stock of the Company. The Company does not currently intend to list the Warrants or its Common Stock on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. There can be no assurance that an active trading market for any of the Securities will develop, or if one does develop, that it will be sustained. Accordingly, no assurance can be made as to the liquidity of the trading market for the Securities. If any of the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Prospective investors in the Securities should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of Warrants."

REQUIREMENTS FOR EXERCISING WARRANTS

     Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the shares of Common Stock underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. Although the Company is required under the terms of the Warrant Agreement to file and use its best efforts to make effective a shelf registration statement on an appropriate form under the Securities Act covering issuance of Common Stock upon the exercise of the Warrants, there can be no assurance that the Company will be able to do so in a timely manner. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the securities issuable upon the exercise of the Warrants is not effective (unless the sale and issuance of shares upon the exercise of such Warrants is exempt from the registration requirements of the Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. See "Description of the Warrants."

CONVERSION OF PREFERRED STOCK

     Each holder of Series B Preferred Stock or Series C Preferred Stock has the right to convert such holder's shares of Series B Preferred Stock or Series C Preferred Stock into shares of Common Stock at any time. See "Description of Capital Stock -- Preferred Stock." As of June 30, 1998, the Company has reserved 1,372,300 shares of Common Stock for issuance upon conversion of the issued and outstanding Series B Preferred Stock and 2,328,543 shares of Common Stock for issuance upon conversion of the issued and outstanding Series C Preferred Stock. Under the antidilution provisions of the Series B Preferred Stock and Series C Preferred Stock, the conversion price thereof is subject to adjustment in certain events. See "Description of Capital Stock -- Preferred Stock." Any such adjustments that result in a decrease in the conversion price of the Series B Preferred Stock and Series C Preferred Stock will result in an increase in the number of shares of Common Stock issuable upon conversion of such securities. In the event of such an adjustment, if there is not a corresponding increase in the number of shares of Common Stock issuable upon exercise of the Warrants pursuant to the antidilution provisions thereof, then the holders of the Warrants could be diluted. See "Description of Warrants -- General."


     The holders of the Series B Preferred Stock, voting together as a class, are entitled to elect one director of the Company prior to the occurrence of certain events. Furthermore, the holders of the Series C Preferred Stock, voting together as a class, are entitled to elect one director of the Company prior to the occurrence of certain events. Under certain circumstances, the holders of a majority of the shares of Common Stock issued upon conversion of the Series B Preferred Stock and the holders of a majority of the shares of Common Stock issued upon conversion of the Series C Preferred Stock each have the right to nominate a person for election as a director of the Company. See "Description of Capital Stock -- Preferred Stock." In the event of the conversion of all of the Series B Preferred Stock and the Series C Preferred Stock, the holders of the Common Stock issued upon conversion of the Series B Preferred Stock and the Series C Preferred Stock would control approximately 46.2% of the issued and outstanding shares of the Common Stock and could, with the other holders of a relatively small number of shares of Common Stock or due to absences at meetings by the holders of a relatively small number of shares of Common Stock, elect a majority of the Company's Board of Directors. Accordingly, all such stockholders acting together effectively could control the Company and certain of such stockholders acting together could exert substantial influence with regard to the election of directors.



     Adjustment of the conversion price of the Series B Preferred Stock or the Series C Preferred Stock could result in the issuance of a greater number of shares of Common Stock upon such conversion than would result upon a conversion of the Series B Preferred Stock or the Series C Preferred Stock at the conversion price that may be in effect from time to time. In the event of such an adjustment and subsequent conversion, then the holders of Common Stock could be diluted. See "Description of Capital Stock -- Preferred Stock."


CONTROL BY EXISTING SECURITY HOLDERS AND MANAGEMENT

     As of June 15, 1998, (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock beneficially owned an aggregate of approximately 74.9% of the outstanding shares of Common Stock and (ii) the Company's directors and officers (including members of the Board of Directors designated by the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) beneficially owned an aggregate of approximately 50.7% of the outstanding shares of Common Stock. See "Principal Security Holders." Accordingly, all such stockholders acting together effectively could control the Company and certain of such stockholders acting together could exert substantial influence with regard to matters requiring stockholder approval. In addition, the Company and substantially all of the stockholders of the Company are parties to an agreement that provides for the designation of all the Company's directors and restricts the Company's ability to increase the number of directors. See "Description of Capital Stock -- Certain Appointments to the Board of Directors." The Company's Certificates of Designations creating the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock also include certain provisions that restrict the Company's ability to enter into certain transactions or take certain actions without the approval of the holders of two-thirds of the outstanding shares of each of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. See "Description of Capital Stock." This concentration of ownership and the terms of such agreements and Certificates of Designations may have the effect of delaying or preventing a change in control of the Company.

ABSENCE OF DIVIDENDS

     The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Indenture, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock restrict the ability of the Company to pay dividends on the Common Stock. Holders of the Warrants will not have the right to receive any dividends so long as their Warrants are unexercised.

ANTI-TAKEOVER PROVISIONS

     The Company's Bylaws and the Delaware General Corporation Law (the "DGCL") contain certain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of the Company or preventing the removal of incumbent directors. In addition, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are redeemable upon certain changes in control. The existence of these provisions may have a negative impact on the price of the Common Stock and may discourage third-party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. Furthermore, the Company is subject to
Section 203 of the DGCL, which could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Certain Provisions of the Certificate of Designations, Bylaws and Delaware Law."

                                USE OF PROCEEDS

     The maximum gross proceeds to the Company from the exercise of the Warrants and the issuance of the Common Stock offered hereby (assuming all Warrants are exercised at the current exercise price of $.01 per share) would be $5,053.75. The Company intends to use any such proceeds for working capital and general corporate purposes. The Company will not receive any proceeds from the sale of the Warrants offered hereby.

     The net proceeds to the Company from the Unit Offering were approximately $71.5 million. The Company placed approximately $19.2 million of such net proceeds into an escrow account that was used to purchase a portfolio of U.S. government obligations (the "Pledged Securities"). The account and the Pledged Securities were pledged as security for payment of the first four scheduled interest payments on the Notes and, under certain circumstances, as security for repayment of principal of the Notes. See "Description of the Notes." The Company intends to use the remainder of the net proceeds from the Unit Offering of approximately $52.3 million principally in connection with the installation of the PNV Network at additional truckstops, the addition of certain equipment to the PNV Network, marketing and sales efforts, working capital and other general corporate purposes, including possible acquisitions of companies engaged in similar or complementary businesses. The Company has no present agreements, arrangements or commitments and has not engaged in any negotiations or evaluations with respect to any such transaction. Pending application of the net proceeds from the Unit Offering as described above, the Company intends to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                 CAPITALIZATION

     The following table sets forth the cash, cash equivalents, and short-term and restricted investments and capitalization of the Company as of June 30, 1998. The following table should be read in conjunction with the financial statements and notes thereto of the Company included elsewhere herein.


                                                                JUNE 30,
                                                                  1998
                                                              ------------
Cash, cash equivalents, and short-term and restricted
  investments(1)............................................  $ 71,113,572
                                                              ============
Long-term debt:
  13% Senior Notes due 2008.................................  $ 70,419,566
  Other long-term debt, less current portion................       185,174
                                                              ------------
          Total long-term debt, excluding current portion...    70,604,740
                                                              ------------
Series A Redeemable Preferred Stock (including accrued
  dividends of $542,538), par value $.01 per share; 627,630
  shares authorized; 388,075 shares issued and
  outstanding...............................................     4,301,345
Series B Redeemable 7% Cumulative Convertible Preferred
  Stock (including accrued dividends of $1,712,083), par
  value $.01 per share; 1,372,370 shares authorized, issued
  and outstanding...........................................    16,316,432
Series C Redeemable 7% Cumulative Convertible Preferred
  Stock (including accrued dividends of $1,115,631), par
  value $.01 per share; 3,750,000 shares authorized;
  2,328,543 shares issued and outstanding...................    18,516,147
Common Stockholders' Deficit:
  Common stock, par value $.001 per share; 12,000,000 shares
     authorized; 4,318,182 shares issued and outstanding....         4,318
  Additional paid-in capital................................     1,465,923
  Accumulated deficit.......................................   (21,740,004)
                                                              ------------
          Total common stockholders' deficit................   (20,269,763)
                                                              ------------
          Total capitalization..............................  $ 89,468,901
                                                              ============


---------------

(1) Includes the aggregate principal amount of the Pledged Securities of approximately $19.3 million. See "Description of the Notes."

                            SELECTED FINANCIAL DATA

     The selected financial data for the Predecessor for the period from January 1, 1995 to November 2, 1995, and for the Successor for the period from September 18, 1995 (Successor's date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998 set forth below are derived from the audited financial statements of the Predecessor and the Successor for such periods included elsewhere in this Prospectus. The selected financial data set forth below for the Predecessor for the period from November 19, 1993 (date of inception) to December 31, 1993 and for the year ended December 31, 1994 are derived from audited financial information. These historical results are not necessarily indicative of the results that may be expected in the future. The selected financial data are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and other financial data included elsewhere in this Prospectus.

                                                    PREDECESSOR(1)                                   SUCCESSOR(1)
                                      -------------------------------------------    --------------------------------------------
                                       PERIOD FROM                      PERIOD        PERIOD FROM
                                      NOVEMBER 19,                       FROM        SEPTEMBER 18,
                                      1993 (DATE OF                   JANUARY 1,     1995 (DATE OF
                                      INCEPTION) TO    YEAR ENDED      1995 TO       INCORPORATION)   YEAR ENDED
                                      DECEMBER 31,    DECEMBER 31,   NOVEMBER 2,      TO JUNE 30,      JUNE 30,      YEAR ENDED
                                          1993            1994           1995             1996           1997       JUNE 30, 1998
                                      -------------   ------------   ------------    --------------   -----------   -------------
STATEMENT OF OPERATIONS DATA:
  Revenues...........................                                                 $   149,755     $   888,397   $  3,503,776
  Cost of revenues(2)................                                                     436,829       2,077,689      6,598,993
                                                                                      -----------     -----------   ------------
  Gross margin.......................                                                    (287,074)     (1,189,292)    (3,095,217)
  Selling, general and administrative
    expenses.........................    $ 7,792       $ 287,782      $ 475,891         1,576,209       4,431,889     10,378,471
  Write down of equipment............                                                                     594,691         35,151
                                         -------       ---------      ---------       -----------     -----------   ------------
  Loss from operations...............     (7,792)       (287,782)      (475,891)       (1,863,283)     (6,215,872)   (13,508,839)
  Interest expense...................                                                     103,079         157,416      1,030,594
  Interest income and other..........                                                      (5,125)       (328,268)      (805,686)
                                         -------       ---------      ---------       -----------     -----------   ------------
  Net loss...........................    $(7,792)      $(287,782)     $(475,891)      $(1,961,237)    $(6,045,020)  $(13,733,747)
                                         =======       =========      =========       ===========     ===========   ============
  Net loss attributable to common
    stockholders.....................                                                 $(1,982,607)    $(6,962,402)  $(16,526,284)
OTHER OPERATING DATA:
  EBITDA(3)..........................    $(7,792)      $(287,782)     $(475,891)      $(1,778,942)    $(5,572,556)  $(11,602,107)
  Capital expenditures...............     65,404         109,587            909         1,650,177       6,443,899     12,596,875
  Amount that earnings were
    insufficient to cover fixed
    charges(4).......................                                                  (1,961,237)     (6,045,020)   (13,733,747)
  Amount that earnings were
    insufficient to cover fixed
    charges and preferred stock
    dividend requirements(4).........                                                  (1,982,607)     (6,962,402)   (16,526,284)
  Net cash flows used in operating
    activities.......................     (7,792)       (254,311)      (389,809)       (1,452,706)     (3,400,128)    (9,375,071)
  Net cash flows used in investing
    activities.......................    (65,404)       (109,587)          (909)       (1,650,177)     (6,443,899)   (63,899,791)
  Net cash flows provided by
    financing activities.............     87,500         369,449        380,070         3,468,614      14,197,690     88,368,124

                                                             PREDECESSOR(1)                          SUCCESSOR(1)
                                                       ---------------------------    -------------------------------------------
                                                           AS OF DECEMBER 31,                       AS OF JUNE 30,
                                                       ---------------------------    -------------------------------------------
                                                           1993           1994             1996           1997           1998
                                                       ------------   ------------    --------------   -----------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.........................     $ 14,304      $  19,856       $   365,731     $ 4,717,394   $ 19,810,656
  Working capital...................................       14,304          6,521           (81,610)      2,813,544     66,652,141
  Total assets......................................       79,708        174,711         2,898,125      12,938,783     94,578,127
  Total long-term debt..............................       87,500        216,667         3,387,934         425,430     70,604,740
  Total redeemable preferred stock..................           --             --           721,370      19,131,466     39,133,924
  Partnership deficiency/ common stockholders'
    deficit.........................................       (7,792)       (55,292)       (1,969,525)     (8,931,927)   (20,269,763)

---------------

(1) Park 'N View, Ltd. transferred certain of its assets, contractual rights and liabilities to Park 'N View, Inc. in exchange for 2,318,182 shares of common stock issued to the former partners of Park 'N View, Ltd. The net liabilities transferred were recorded by Park 'N View, Inc. at Park 'N View, Ltd.'s historical carrying amount of $84,446. The financial information identified herein as for the Predecessor is for Park 'N View, Ltd. as of December 31, 1993 and 1994 and for period from November 19, 1993 (date of inception) to December 31, 1993, the year ended December 31, 1994 and the period from January 1, 1995 to November 2, 1995, the date the net liabilities were transferred to Park 'N View, Inc. The financial information identified herein as for the Successor is for Park 'N View, Inc. as of June 30, 1996,

    1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998.
(2) Includes service depreciation of $84,000, $643,000 and $1,907,000 for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998, respectively. Service depreciation consists of amortization of capitalized costs of the PNV Network.
(3) EBITDA is earnings (loss) from operations before interest, taxes, and service depreciation. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. EBITDA is an earnings calculation that is used by certain investors and in particular debt holders as one measure of an ability to service debt, pay taxes and provide for working capital and capital expenditure requirements. However, it does not reflect cash generated because it does not include changes in working capital or capital expenditures. It also is not an accounting measure that is in conformity with GAAP because it does not include interest, taxes, depreciation and amortization which are significant components in understanding and assessing the Company's financial performance. The trend in EBITDA must be evaluated by taking into consideration the trend in interest, taxes, depreciation, and amortization expenses. If these expenses are considered, a trend in EBITDA may reflect the Company's utilization of financial debt and fixed asset resources. Also, management believes that in a capital intensive business that is highly leveraged, the earnings coverage for interest is important to debt holders and investors in the Company as an indicator of whether there may be a potential default to the debt holders because of the inability to cover interest and principal. The Company's computation of EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) In calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividend requirements, "earnings" consist of net loss and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that is attributed to interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements and other financial information included elsewhere in this Prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including, but not limited to the fact that there can be no assurance that the Company's results of operations will not be adversely affected by one or more of these factors, that the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and other factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

OVERVIEW

     Background. From November 1993 to November 1995, Park 'N View, Ltd. developed the PNV Network and installed and operated the PNV Network at one truckstop as a field test. There were no revenues or significant selling expenses generated by Park 'N View, Ltd. during this period. Following the formation of the Company in September 1995, and the transfer to the Company of the business and net liabilities of Park 'N View, Ltd., the Company began the build-out of the PNV Network utilizing principally proceeds from sales of its securities. See "Certain Transactions." As of June 30, 1998, the PNV Network was available at 118 full-service truckstops. During June 1998, the Company had over 25,000 subscribers (including approximately 2,329 drivers sponsored by five fleets under contracts with the Company), an increase of over 166% from the 9,400 subscribers the Company had in July 1997. The telecommunications and entertainment services currently offered by the Company through the PNV Network consist principally of local and long-distance telephone access, incoming calls, voice messaging and driver location, data, Internet connectivity, cable television and a Pay-Per-View channel. See "Business -- Products and Services."


     Because a substantial number of the Company's subscriptions have historically been sold through its vending machines and due to the limited availability of the PNV Network, subscriptions do not follow the typical pattern exhibited by a mature subscriber-based business with recurring and automatically renewing subscriptions. During June 1998, the Company had approximately 17,055 monthly subscribers and approximately 8,100 daily subscribers; during June 1997, the Company had approximately 6,466 monthly subscribers and approximately 2,934 daily subscribers and during June 1996, the Company had approximately 1,548 monthly subscribers and no daily subscribers. Of the Company's monthly subscribers, during June 1998, 9,500 were under the Company's Power Plan Program and 2,685 were fleet trucking company subscriptions. During June 1997 and 1996, all the Company's monthly subscriptions were purchased at vending machines at truckstops at which the PNV Network was available. The Company implemented the Power Plan Program in October 1997. Prior to such implementation, subscriptions could only be purchased at vending machines at truckstops at which the PNV Network was available. Currently, all purchases of daily subscriptions are limited to vending machines at such truckstops.


  Components of Revenues


     To date, the Company's service revenues have been generated principally from sales of new member, monthly and daily subscriptions to the PNV Network, as well as daily access subscriptions to a Pay-Per-View channel and, to a lesser extent, sales of long distance telephone time to long haul truck drivers. The Company's equipment sales have been generated from the sale of extender kits to truckstops. Advertising sales represent the sale of advertising time to outside vendors on the PNV Network. Other revenue encompasses nonrecurring events such as miscellaneous sale of inventory to outside individuals. The Company markets the PNV Network to both long-haul fleet trucking companies who sponsor their drivers and to the individual long-haul truck drivers. Subscribers first purchase a membership card and starter kit for $10 (which fee is waived for fleet and Power Plan subscribers). Subscribers then sign-up for $30 per month or purchase a monthly or daily card for $30 or $5, respectively, from vending machines at the truckstop. Fleets purchase a guaranteed minimum number of $30 monthly subscriptions for a period of one year or more. Monthly subscribers currently receive 60 minutes of free long distance telephone time. The Company's sales to truck drivers at the

Company's vending machines are cash transactions completed at the point of sale. Under the Power Plan Program, a subscriber's monthly subscription is automatically renewed and the monthly fee is automatically drafted from or charged to the subscriber's checking account or credit card. In connection with initially subscribing under the Power Plan Program, a subscriber receives a two-month subscription for $30, paid in advance. See "Business -- Marketing." Power Plan subscribers may cancel their subscriptions at any time. The Company currently has one Pay-Per-View channel, The Playboy Channel (which as of June 30, 1998 was available at approximately 52% of the truckstops as permitted by the truckstop owner) for which it charges $5 for daily access. As of June 30, 1998, the Company has experienced a 16% penetration rate for this service.


     The Company currently sells extender kits (containing coaxial and telephone cable, a telephone adapter and a cable connector) at a price of $9.99 directly to the truckstop for sale to the truckdriver. All sales are final with no price protection or right of return.


     In January 1998, the Company ran a promotional test of the resale of long distance minutes to a select group of subscribers that was very successful. The Company now offers all Power Plan subscribers the ability to purchase additional long distance minutes from the convenience of their truck cab. The Company plans to roll-out the opportunity for all subscribers to purchase long distance minutes by the end of 1998.

     By December 1998, the Company plans to deploy a $20 value card at selected truckstops. This card, which will be available for purchase in vending machines located at such truckstops will serve as an additional method of payment for both long distance minutes and Pay-Per-View programming.

     In the future, the Company anticipates that sales of subscriptions to the PNV Network, resale of long distance minutes, and Pay-Per-View purchases will generate the majority of the Company's revenues. To a lesser extent, the Company anticipates that providing Internet Service Provider (ISP) services and selling advertising on its dedicated cable advertising channel will become sources of revenue for the Company.

     The Company plans to offer the following products and services, among others:

          ISP Service -- Expansion of the PNV Network to include the T-1 lines and frame relay network will enable the Company to become an ISP. The Company intends to charge subscribers to the ISP service a competitive monthly access fee.

          Advertising -- The current PNV Network allows the Company the ability to carry dedicated advertising and programming channels on a contract basis.

     The Company generally recognizes service revenue in the period earned. Prepaid service revenues are recorded as deferred revenue until earned. Fees received relating to Power Plan Program and monthly subscription sales are recorded as revenue ratably over the subscription period.

  Cost of Revenues

     Current Network. The Company's fixed operating expenses currently consist principally of amortization of capitalized costs of the PNV Network (service depreciation), cable programming (which is purchased by the Company on a per parking stall basis) and leased POTS lines at truckstops (the Company presently maintains an average of 12 POTS lines at each truckstop).

     The Company's variable operating expenses consist principally of long distance telephone service, revenue and profit sharing commissions paid to certain truckstop owners which have entered into long-term contracts with the Company and the starter kit equipment. Variable telephone service costs, until the Company recently began to resell long distance minutes, were comprised of the cost of providing 60 free minutes of long distance together with a monthly subscription.

     Pursuant to the terms of the contracts with the truckstop owners' commission expenses are comprised of commissions payable in an amount equal to
(a) 35% of revenues after deducting promotions and sales tax of approximately $8.60 from sales from on-site vending machines for the first five years and 40% for the second five years, and (b) with regard to a Power Plan subscription, 35% of revenue after deducting promotions and sales tax of approximately $8.60 for the first month of service and 10% of revenues thereafter. The contracts further provide that the Company will pay an additional commission to truckstop owners equal to 10% of its revenues from subscription sales to fleets pro rata based on the number of their stalls.


     The direct costs, such as video editing and film time, associated with advertising services available through the PNV Network are amortized throughout the period the service is provided.


     Equipment sales cost are comprised of component and labor costs of building extension and starter kits. Extension kits are expensed when sold to the truckstop. Starter kits are expensed when new members subscribe to the network.

     Future Network. The Company has recently entered into contracts with AT&T for the lease of T-1 lines and the purchase of long distance and other telephone services. Under these contracts, for the periods specified therein, the Company is required to pay a specified minimum dollar amount of lease payments and to purchase a specified minimum dollar amount of long distance telephone services, each of which amounts is subject to certain discounts based on the T-1 lines leased and the telephone services purchased. See "Business -- Products and Services -- Future Products and Services" and "Risk Factors -- Expansion of the PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings." The Company believes that the addition of the T-1 lines to the PNV Network will reduce the Company's telephone backbone cost and reduce its per minute long distance costs. The Company believes that fixed costs related to these Network enhancements will increase but variable costs will decrease.

  Selling Expenses

     The Company markets to fleet trucking companies through a direct sales force and intends to increase this sales force. Selling expenses have therefore consisted principally of salaries, benefits, travel and marketing expenses. In addition, the Company sells subscriptions at truckstops through its vending machines and has marketed subscriptions through point-of-sale merchandising materials and in addition, at larger sites, through field sales representatives. The Company expects to add approximately 100 persons to its sales force over the next 12 months.

  General and Administrative Expenses

     The Company has significantly increased the size of its management team and the number of its full-time employees has increased to 174 as of June 30, 1998 from 74 as of June 30, 1997, all of which resulted in a significant increase in general and administrative expenses. The Company expects that general and administrative expenses will increase substantially as it expands its marketing and sales programs, operations and administrative staff to accommodate the growth in new sites and memberships. Such expenses will be incurred in advance of anticipated related revenues.

RESULTS OF OPERATIONS

  Year Ended June 30, 1998 Compared to the Year Ended June 30, 1997


     Revenues. The Company's net revenues increased 294% to $3,504,000 for the year ended June 30, 1998 from $888,000 for the year ended June 30, 1997. The amount of service revenue increased 342% to $3,334,000 for the year ended June 30, 1998 from $755,000 for the year ended June 30, 1997. Equipment sales increased 87% to $97,000 for the year ended June 30, 1998 from $52,000 for the year ended June 30, 1997. The increase in service revenues and equipment sales was primarily due to additional subscription membership to the PNV Network. Other revenues increased 24% to $73,000 for the year ended June 30, 1998 from $59,000 for the year ended June 30, 1997 reflecting an increase in sales of surplus cable equipment. For the year ended June 30, 1998, the Company did not have any advertising revenue as compared to $23,000 for the year ended June 30, 1997. The Company is in the process of promoting the PNV Network to various potential advertisers (i.e. trucking fleets, insurance companies, etc.).


     Cost of Revenues. Cost of revenues, excluding service depreciation, increased 227% to $4,692,000 for the year ended June 30, 1998 from $1,434,000 for the year ended June 30, 1997 principally due to increased sales volume. Cost of revenues includes commissions payable to truckstops, cable programming, leased telephone lines, equipment and freight. As the Company increases the number of truckstops at which it installs the PNV Network per month, and the aggregate number of truckstop stalls, the Company believes that cost of revenues will increase significantly.


     Selling Expenses. Total selling expenses increased 281% to $5,200,000 for the year ended June 30, 1998 from $1,365,000 for the year ended June 30, 1997. The increase was primarily attributable to an increase in salaries, travel, and marketing expenses. Salaries increased 318% to $2,816,000 for the year ended June 30, 1998 from $674,000 for the year ended June 30, 1997. Travel expenses increased 360% to $1,077,000 for the year ended June 30, 1998 from $234,000 for the year ended June 30, 1997. Marketing expenses increased 205% to $1,105,000 for the year ended June 30, 1998 from $362,000 for the year ended June 30, 1997. The increase in salaries, travel and marketing expenses reflects additional sales personnel and marketing efforts for new sites.


     General and Administrative Expenses. Total general and administrative expenses increased 69% to $5,178,000 for the year ended June 30, 1998 from $3,067,000 for the year ended June 30, 1997. The increase was primarily attributable to an increase in salaries, travel, professional fees and rent. Salaries increased 71% to $2,295,000 for the year ended June 30, 1998 from $1,344,000 for the year ended June 30, 1997. Travel expenses increased 21% to $438,000 for the year ended June 30, 1998 from $363,000 for the year ended June 30, 1997. The increase was due to additional administrative personnel to support additional sites. Professional fees increased 161% to $360,000 for the year ended June 30, 1998 from $138,000 for the year ended June 30, 1997 primarily due to the Company's need for accounting and legal assistance. Building rent increased 168% to $356,000 for the year ended June 30, 1998 from $133,000 for the year ended June 30, 1997 due to the increase in office and warehouse space.

     Service Depreciation. Service depreciation increased 197% to $1,907,000 for the year ended June 30, 1998 from $643,000 for the year ended June 30, 1997 resulting primarily from the Company's increased build-out of the Network.

     Interest Income (Expense) and Other-Net. Interest income (expense) and other-net decreased $396,000 to $(225,000) for the year ended June 30, 1998 from $171,000 for the year ended June 30, 1997, reflecting an increase in interest income of $477,000 from investment of cash in short-term investments and a increase in interest expense and other-net of $873,000. The increase in interest expense is primarily related to interest on the Senior Notes. See Note 5 to the financial statements.

     Net Loss. The Company's net loss increased 127% to $13,734,000 for the year ended June 30, 1998 from $6,045,000 for the year ended June 30, 1997 primarily as a result of the foregoing factors.

  Year Ended June 30, 1997 Compared to Period from September 18, 1995 (Date of Incorporation) to June 30, 1996


     Revenues. The Company's net revenues increased $738,000 to $888,000 for the year ended June 30, 1997 from $150,000 for the period from September 18, 1995 to June 30, 1996 (the "fiscal 1996 period"). Service revenues increased $687,000 to $755,000 for the year ended June 30, 1997 from $68,000 for the fiscal 1996 period. Equipment sales decreased in the amount of $25,000 for the year ended June 30, 1997 to $52,000 from $77,000 for the fiscal 1996 period. Advertising revenue increased $19,000 for the year ended June 30, 1997 to $23,000 from $4,000 for the fiscal 1996 period. Other revenues increased $58,700 for the year ended June 30, 1997 to $59,000 from $300 for the fiscal 1996 period. The increase in service revenue reflects additional subscription membership to the PNV Network and the decrease in equipment sales is the result of the Company discontinuing the selling of telephone kits to the truckstop. The increase in advertising revenue was principally due to a contract for advertising on the PNV Network. The increase in other revenues was due to the sale of surplus cable equipment.


     Cost of Revenues. Cost of revenues, excluding service depreciation, increased $1,082,000 to $1,434,000 for the year ended June 30, 1997 from $352,000 for the fiscal 1996 period principally due to increased subscription sales volume.

     Selling Expenses. Total selling expenses increased $868,000 to $1,365,000 for the year ended June 30, 1997 from $497,000 for the fiscal 1996 period. Salaries increased $535,000 for the year ended June 30, 1997 to $674,000 from $139,000 for the fiscal 1996 period. Travel expenses increased $63,000 for the year ended June 30, 1997 to $234,000 from $171,000 for the fiscal 1996 period. Marketing expenses increased $175,000 for the year ended June 30, 1997 to $362,000 from $187,000 for the fiscal 1996 period. The increase in salaries, travel and marketing expenses was primarily due to additional sales personnel and marketing efforts to support the new sites built during the year.



     General and Administrative Expenses. Total general and administrative expenses increased $1,988,000 to $3,067,000 for the year ended June 30, 1997 from $1,079,000 for the fiscal 1996 period. Salaries increased $896,000 for the year ended June 30, 1997 to $1,344,000 from $448,000 for the fiscal 1996 period. Travel expenses increased $294,000 for the year ended June 30, 1997 to $363,000 from $69,000 for the fiscal 1996 period. The increase reflects the addition of administrative personnel to support sites built throughout the year.


     Service Depreciation. Service depreciation increased $559,000 to $643,000 for the year ended June 30, 1997 from $84,000 for the fiscal 1996 period resulting primarily from the Company's increased build-out of the Network.

     Interest Income (Expense) and Other-Net. Interest income (expense) and other-net increased $269,000 to $171,000 for the year ended June 30, 1997 from ($98,000) for the fiscal 1996 period reflecting an increase in interest income of $297,000 from investment of cash in short-term investments and a gain on a sale of fixed assets of $26,000, which was partially offset by an increase in interest expense of $54,000. The principal amount of the related debt securities, together with interest accrued thereon, was converted by the holders thereof into shares of Series A Preferred Stock. See "Certain Transactions" and
Note 5 to the financial statements.

     Net Loss. The Company's net loss increased $4,084,000 to $6,045,000 for the year ended June 30, 1997 from $1,961,000 for the fiscal 1996 period primarily as a result of the foregoing factors.

LIQUIDITY AND CAPITAL RESOURCES

     Since the Company's incorporation in September 1995, the Company has satisfied its cash requirements through the proceeds of issuances of three classes of preferred stock, Common Stock, certain debt securities and the Units (an aggregate of $112.4 million) and cash generated from operations.

     From November 1995 to November 1996, in connection with the capitalization of the Company, certain investment limited partnerships managed by Patricof & Co. Ventures, Inc. (the "Patricof Managed Funds") invested $3.8 million in the Company, purchasing shares of the Company's Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock") and the Company's common stock, par value $.001 per share (the "Common Stock") as well as debt securities of the Company. In November 1996, a group of investors comprised of the Patricof Managed Funds and certain partners in such funds made an additional $15.0 million investment in the Company, purchasing shares of the Company's Series B 7% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). In August 1997, a group of investors, including the Patricof Managed Funds, invested $18.6 million in the Company, purchasing shares of the Company's Series C 7% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"). See Notes 1 and 6 of Notes to financial statements.

     On May 27, 1998, the Company sold 75,000 Units, consisting of an aggregate $75,000,000 of its 13% Senior Notes due 2008 and 75,000 Warrants, for net proceeds after commissions, but before offering expenses, of $72,375,000. See "Use of Proceeds."


     The Indenture does not contain any financial ratios or tests that the Company is required to satisfy.


     Net cash used in operating activities was $9,375,000 and $3,400,000 for the year ended June 30, 1998 and 1997, respectively, and $1,453,000 for the fiscal 1996 period. The $5,975,000 increase in net cash used in operating activities for the year ended June 30, 1998 as compared to the year ended June 30, 1997 resulted primarily from increased marketing and additional staff to support the larger number of sites and subscribers.

The $1,947,000 increase in net cash used in operating activities for the year ended June 30, 1997 as compared to the fiscal 1996 period resulted principally from additional administrative needs to support the Company's build-out schedule.

     Net cash used in investing activities was $63,900,000 and $6,444,000 for the years ended June 30, 1998 and 1997, respectively, and $1,650,000 for the fiscal 1996 period. The $57,456,000 increase in net cash used in investing activities for the year ended June 30, 1998 as compared to the year ended June 30, 1997 resulted primarily from the additional buildout of the PNV Network and the purchase of short-term investment securities. The $4,794,000 increase in net cash used in investing activities for the year ended June 30, 1997 as compared to the fiscal 1996 period resulted principally from the additional build-out of the PNV Network.

     Net cash provided by financing activities was $88,368,000 and $14,198,000 for the years ended June 30, 1998 and 1997, respectively, and $3,469,000 for the fiscal 1996 period. The $74,170,000 increase in net cash provided by financing activities for the year ended June 30, 1998 as compared to the year ended June 30, 1997 resulted primarily from the issuance of Series C Preferred Stock and the Unit Offering. The $10,729,000 increase in net cash provided by financing activities for the year ended June 30, 1997 as compared to the fiscal 1996 period resulted principally from the issuance of the Series B Preferred Stock. See "Certain Transactions" and Note 6 to the financial statements.


     The Company installed the PNV Network at approximately 89 truckstops during the year ended June 30, 1998 at total capital expenditures of $12,597,000 or an average capital expenditure per site of $141,000. It is anticipated that the average capital expenditure per site will continue to be approximately $141,000. The Company anticipates increasing the number of truckstops at which the PNV Network is available by up to 150 by June 30, 1999, which at an average cost of $141,000 would result in aggregate capital expenditures of up to $21,150,000. In addition, component inventory has increased to $3,574,000 as of June 30, 1998 and it is anticipated that such amount will increase further in the near term to support the increased number of monthly installations of the PNV Network. Component inventory is temporarily staged at the Company's warehouse until all equipment for a site is received, certain assembly operations are complete and the site is ready to accept the equipment for installation. The period of time that the component inventory is staged at the Company's warehouse is approximately 45 days and the construction period at the site is approximately 30 days. Accordingly the time period between the date of acquisition of the component inventory and the completion date for the installation at the site is approximately 75 days. The level of component inventory at any point of time will be dependent upon the anticipated number of truckstops at which the PNV Network will be installed during the next 75 days. An increase in component inventory will adversely affect liquidity by the amount of such increase.


     The Company's capital commitments consist primarily of capital leases and noncancellable operating leases for office space, furnishings, equipment and T-1 lines. In addition, the Company recently entered into a contract for the purchase of long distance and other telephone services that contains minimum purchase requirements for a two-year period. Pursuant to the contract for the lease of T-1 lines, the Company is required to lease approximately (i) 200 T-1 lines having minimum payments, before available discounts, of $5.1 million during the first year following the start-up period, and (ii) 300 T-1 lines having minimum payments, before available discounts, of $7.7 million during the second and third years following the start-up period. The start-up period ends in February 1999 or such earlier date as to which the Company gives AT&T notice. In addition, the Company's contract with AT&T for long distance and other telephone services requires the Company for a term of two years to purchase each month, at minimum, services having an undiscounted price of $40,000 based upon standard AT&T rates. Discounts are available under each contract. The Company may terminate the contracts with AT&T at any time, but, upon termination, the Company generally would become obligated to pay to AT&T the remaining aggregate undiscounted required minimum amounts under each contract. See
"Business -- Products and Services -- Future Products and Services" and "Risk Factors -- Expansion of PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings." At June 30, 1998, the Company's minimum commitments under capital leases and noncancellable operating leases with terms in excess of one year, which do not include commitments under the contracts relating to the lease of T-1 lines and purchase of long distance and other telephone services, totaled $632,913, $422,639, $316,541, $188,637 and
$28,962 for the five years ending

June 30, 1998 through 2002, respectively. See Note 4 to the financial statements. In addition, the Company currently plans to lease certain routing and switching equipment at each truckstop at which the PNV Network is available estimated at an aggregate expenditure of $3.8 million ($15,000 per site) through June 1999. Such installation, together with the installation of the T-1 lines, will substantially complete the Company's planned enhancements to the PNV Network. See "Business -- Network and Technology."


     The Company expects that it will have significant capital requirements in the future to fund the continued expansion of its business and for working capital purposes, and there can be no assurance that such capital requirements will be available on terms satisfactory to the Company, if at all. The Company's capital requirements will depend on numerous factors, including the growth of the Company's revenues, if any, and the rate of such growth. The Company expects that existing cash and anticipated cash generated by operations, will be sufficient to fund its planned expansion and operations to at least the first half of 2000. Thereafter, if the Company's cash flow from operations is not sufficient to provide funds for working capital and capital expenditures and if equity, debt or other financing is not available, the Company expects that it may experience insufficient liquidity which could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that additional financing will be available when needed, if at all, or, if available, on terms acceptable to the Company. If adequate funds are not available on acceptable terms, the Company will be required to delay or limit any further expansion of its business. Any inability to fund its future capital requirements could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors -- Future Capital Requirements; Uncertainty of Additional Funding."

YEAR 2000


     A potential problem exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice could result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company is in the process of conducting a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing a plan to address the issue. The Company will utilize both internal and, if needed, external resources to reprogram or replace and test all of its software for Year 2000 compliance, and the Company expects to complete the project during the second half of 1999. The Company has a preliminary estimate of $300,000 as the maximum cost of evaluating, testing, reprogramming, and modifying its software. This estimate is based on the belief that no major problems will be encountered in becoming Year 2000 compliant. Based on its preliminary internal review, the Company believes that the Company-developed software is Year 2000 compliant. However, the Company plans to do more extensive testing of its PNV Software during the next year which may require the use of independent consultants to assist in the Company's evaluation to assure a correct assessment of cost and risk. In addition, the Company relies on third party vendors which must also become Year 2000 compliant. The Company has a significant reliance on outside vendors such as telephone companies, satellite system providers, electrical providers and the wide area network supplier. These services are critical in the Company's ability to generate revenue. The ability of third parties with whom the Company transacts business to adequately address their 2000 issue is outside of the Company's control. The Company is planning to create a comprehensive list of all internal and external software programs to assure that a full review of such software is completed. However, if any necessary modifications to the PNV Software are not completed in a timely manner or if the Company's vendors are not Year 2000 compliant, the Year 2000 problem may have a material adverse impact on the operations of the Company. The Company has not made any progress in assessing its non-information technology systems. These types of systems are more difficult to assess and repair than information technology systems and the Company may have to replace the non-information technology systems that cannot be repaired. The Company will begin reviewing its non-information technology systems in second half of 1999. The Company presently has no basis on which to estimate the costs of assessing and repairing or replacing its non-information technology systems or to determine whether such costs will have a material adverse effect on the Company's operations or financial condition.

                                    BUSINESS

OVERVIEW

     The Company originated and operates the only currently integrated telecommunications and entertainment network (the "PNV Network" or "Network") currently capable of providing voice, data and cable television services to long-haul truck drivers in the convenience and privacy of their trucks while parked at truckstops. The Company markets and sells subscriptions to its Network to fleet trucking companies and individual long-haul truck drivers. Based on independent market research commissioned by the Company and industry data, the Company believes that there are between 800,000 and 1,000,000 long-haul truck drivers in the United States. During June 1998, the Company had over 25,000 active subscribers, an increase of over 166% from the approximately 9,400 subscribers it had in June 1997. The Company was formed in September 1995 and, as of June 30, 1998, had installed the PNV Network in 118 truckstops located in 38 states across the United States.

     The Company believes that both long-haul drivers and fleet trucking companies have a need for a more comprehensive, cost-effective and easily accessible voice and data communications and entertainment solution than currently available alternatives. The Company believes that this market need combined with the absence of an effective current solution provides the Company with the opportunity to become the leading provider of integrated telecommunications and entertainment services to the long-haul trucking industry. The Company plans to realize this opportunity by (i) increasing the number of locations served by its Network to a "critical mass" of truckstops (which the Company believes to be between 200 and 250 strategically located truckstops), and then to continue the build-out of the Network to approximately 650 sites in total, and (ii) significantly enhancing the functionality and capacity of its Network to create a broadband, cost competitive private telecommunications network for the long-haul trucking industry.

     The PNV Network provides a full range of high quality, cost-effective telecommunications and cable television services over land-based lines. Users connect to the Network by attaching standard telephone and coaxial television cables (which the Company provides to each new subscriber) to outlets, called "Bollards," installed in the ground at each parking stall at a truckstop. The telecommunications services currently provided include: (i) local and long distance calling, in-coming calls, voice mail services and driver location; (ii) data connectivity; (iii) access to the Internet; and (iv) other telecommunications services, including wake up calls and the ability to offer call waiting and call conferencing. The cable television service offers 18 cable viewing channels, including premium and local programming, a Pay-Per-View channel and a dedicated advertising channel.

     The long-haul trucking industry's operational characteristics require significant reliance on telecommunications. Based on industry data, Company research and data from the Company's switch, the Company believes that long-haul fleet trucking companies and drivers spend over $2.4 billion annually on long distance services (not including data, Internet and messaging). The Company believes that the level of telephone usage at truckstops is second only to that of airports. According to data generated from the Company's switch and Company research, the average long-haul truck driver that logs on to the Network uses approximately 1,200 minutes of long distance a month, spending approximately $250 per month. The Company believes that this level of usage is a result of:
(i) the long periods most drivers spend on the road each month, 21 days or more;
(ii) the operational need for drivers to be in regular contact with their dispatchers and customers concerning load pick-up, deliveries and routes; and
(iii) the drivers' personal communication needs. Drivers and fleet trucking companies must also regularly exchange data pertaining to proof of delivery, employee pay information, load availability and permits. The Company believes that the Internet will increasingly become the preferred method for transmitting and receiving this type of data.

     While on the road, drivers use full service truckstops for fueling, eating, showering, parking for rest periods (which are required by federal law), overnight stays and for layovers between hauls. These truckstops are the primary location at which drivers conduct their business while on the road. Currently, voice, data communication, Internet connectivity and entertainment options for the individual long-haul truck drivers and for the fleet trucking companies trying to communicate with their drivers at these truckstops are limited, relatively expensive and inaccessible.

     There are over 2,100 truckstops in the United States located on the interstate highway system, of which the Company believes approximately 1,100 are full service truckstops that provide more services than just fuel. The Company has entered into long-term contracts pursuant to which eight of the ten largest full service truckstop chains and associations in the United States, including TA Operating Corporation, Petro Stopping Centers, Inc., Pilot Corporation, and Professional Transportation Partners, LLC, have granted the Company the exclusive right to provide telecommunications and entertainment services to drivers in their cabs at their truckstops. Of the approximately 751 full-service truckstops under contract as of June 30, 1998, approximately 413 are covered by contracts directly with the truckstop owner and approximately 338 are covered by contracts with associations which require the Company to enter into a contract directly with the truckstop owner to install the PNV Network. The Company also believes that these approximately 751 full-service truckstops are among the most heavily trafficked and are located along the busiest truck routes in the United States. The Company believes that the truckstop owners are highly incentivized to support the success of the Company as: (i) the contracts contain provisions for revenue and profit sharing with the Company; (ii) the PNV Network is a means for competitive differentiation; and (iii) the PNV Network is an amenity that many long-haul truck drivers have been requesting.

     The Company believes that its most significant competitive advantages over competing telecommunications and entertainment providers include:

     - Only provider and first to market. The Company is currently the only provider with the capability to deliver integrated telecommunications, access to the Internet and cable entertainment services in the privacy and convenience of the truck cab.

     - Significant barriers to entry. As of June 30, 1998, the Company had entered into long-term contracts to provide telecommunications and entertainment services to long-haul drivers at approximately 751 of the approximately 1,100 full service truckstops across the country. These contracts are generally for terms of ten years and the Company believes that they pose a significant barrier to entry to other current or potential competitive telecommunications and entertainment providers.

     - Compelling value to drivers, fleets and truckstops. The Company believes that the PNV Network represents a compelling value to long-haul drivers, long-haul fleet trucking companies and truckstops. For drivers, the PNV Network currently provides cost-effective telephone and cable television access in the privacy and convenience of their cab. For fleets, the PNV Network currently provides high levels of accessibility to their drivers with cost efficiency and, once enhanced, will offer a cost competitive high capacity voice and data network designed to address their unique geographic and access needs. For truckstops, the PNV Network provides a means for competitive differentiation and generating additional revenue.

     - Broadband and cost competitive network. The Company has developed the PNV Network so that it is flexible and upgradable. This foundation will allow the Company to expand the functionality and capacity of the PNV Network to provide a broadband, cost competitive voice, data, Internet and cable television platform. This network will allow the Company to become, in effect, a private full-service telecommunications network for the long-haul trucking industry.


     The Company provides its telecommunication and entertainment services on a subscriber basis. Subscribers first pay a $10 membership fee for which they receive a membership card and a starter kit. The starter kit contains a telephone, 25 feet of telephone cord, 25 feet of coaxial cable, an owner's manual, location guide and driver referral cards. They can then sign up for an on-going subscription deducted automatically from their credit card or checking account for $30 per month, or purchase a monthly or daily usage card for $30 or $5, respectively, from vending machines located at each truckstop. Each subscription plan has various benefits associated with it. Extender kits are available and sold separately to the truckstop for sale to the truck drivers. An extender kit contains fifty feet of coaxial cable, fifty feet of telephone cable, a telephone adapter and a cable connector. See "Business -- Products and Services."

     The Company markets to fleet trucking companies through a direct sales force and plans to focus a significant portion of its marketing efforts on large and medium size fleet trucking companies. The Company strives to negotiate contracts with fleet trucking companies that contain minimum term and number of subscriber commitments. Fleet trucking companies are billed for their entire subscriber group on a monthly basis. The Company recently signed contracts with five fleet trucking companies that have purchased monthly subscriptions for an aggregate of approximately 2,329 drivers for periods ranging from one to three years, subject to certain earlier termination rights. The Company also plans to pursue co-marketing arrangements with certain strategic partners to market the PNV Network to fleet trucking companies. These partners may include truckstop chains, other communications services providers, or other providers of services to the long-haul trucking industry which can help facilitate the marketing and sales process. The Company markets subscriptions to the PNV Network to individual truck drivers through field sales representatives working principally at the larger truckstops and signage, brochures, vending machines and other merchandising Materials posted and distributed at each truckstop. The Company is developing incentives to encourage sales to truck drivers by truckstop employees and is also considering additional marketing strategies, promotional products and contests.

     The architecture of the current PNV Network uses existing proven technology which includes a PC-based communications server installed at each truckstop location which is connected by a WAN to the Host Server. The Company plans to enhance the current capabilities and functionality of the PNV Network by replacing the POTS lines currently used with T-1 lines which, with certain additional equipment, will allow for dedicated long distance and a frame relay network. This will reduce the Company's cost of providing long distance, provide greater bandwidth for voice and data transmission and result in a design that continues to be flexible and upgradable. The Company also plans to become an ISP and develop voice over IP capability. The Company believes that it will be able to offer highly competitive long distance rates available to large fleet trucking companies by installing T-1 lines between truckstops and fleet operation centers. To allow greater access to the PNV Network, the Company plans to install member-only telephones, which may include both wired and 900 MHz wireless, inside selected truckstops.

INDUSTRY OVERVIEW

     Based on independent market research commissioned by the Company and industry data, the Company believes that there are between 800,000 and 1,000,000 long-haul truck drivers in the United States. The Company believes that there are over 19,000 trucking fleets in the United States that operate a total of approximately 630,000 long-haul trucks. There are approximately 50 fleets that operate over 1,000 trucks, more than 850 fleets that operate between 100 to 1,000 trucks, and approximately 18,400 fleets that operate fewer than 100 trucks. In addition, there are approximately 140,000 independent long-haul truck drivers that are not affiliated with any fleet. The Company believes that there are an additional 30,000 trucks associated with private fleets and 40,000 Canadian-based long-haul drivers who primarily service the United States which fall within its target market. The trucking industry has been stable over the last several years and has experienced an increase in intercity ton-miles every year from 1985 through 1995 and a compounded annual average growth rate of approximately 4% over this 10-year period.

     There are over 2,100 truckstops in the United States along the interstate highway system, of which the Company believes that approximately 1,100 are full-service truckstops that provide more than just fuel. A large number of truckstops are affiliated with or owned by chains that maintain centralized control over operations. Full service truckstops, generally located on major interstate highways, offer a full range of services for drivers and fleets including fueling facilities, certified scales, repair facilities, restaurants, community television and game rooms, public telephones and showers. These truckstops are the primary location at which long-haul truck drivers stop to fuel, eat, shower, park for their rest periods, overnight stays and for layovers between hauls. This is due to the range of services that these truckstops offer, their location and the obvious limitations that a large truck has in stopping at other venues such as regular gas stations, fast food restaurants, malls and motels. As such, truckstops are the primary location at which drivers conduct business with fleets and customers, communicate with family and friends, and seek entertainment.

     Industry data, Company research and data collected from the Company's telephone switch indicates that the long-haul trucking industry is telecommunications intensive. The Company believes that long-haul drivers and fleet trucking companies spend over $2.4 billion on long distance services (not including data, Internet and messaging) annually. According to data generated from the Company's switch and Company research, long-haul drivers that log on to the Network on average use approximately 1,200 minutes of long distance a month and have monthly expenditures of approximately $250 for long distance telephone usage.

     The high degree of telecommunications usage by long-haul trucking fleets and drivers is a result of several operational characteristics of the industry. The nature of the routes and operations of long-haul trucking require that drivers be on the road for long periods of time. Company research and industry data indicates that most long-haul truck drivers spend at least 21 days a month on the road and earn an average of approximately $35,000 per year. Long-haul trucking requires frequent communication between drivers, fleets and customers. Long-haul drivers must stay in regular contact with customers and fleet dispatchers to coordinate load pickup, delivery, and routes. At the same time, drivers and fleets must exchange administrative paperwork, such as proof of delivery, permits and employee payroll information (for which they currently use regular or express mail services). Truck drivers also use telephones for personal communications purposes to stay in touch with family and friends.

     A significant issue facing the long-haul trucking industry is employee turnover. The Company believes that many fleet trucking companies attempt to reduce high driver turnover costs (approximately $3,000 per driver) and to mitigate the high levels of driver turnover which are prevalent in the industry by seeking ways to improve the quality of life for long-haul truck drivers on the road.

     Voice communication options available to fleets and drivers are either cellular telephones or pay telephones inside the truckstop. Cellular telephones are currently particularly costly since these drivers are away from home and typically incur roaming charges. Pay telephones inside the truckstop are inconvenient, lack privacy and are not capable of handling data transmission or Internet connectivity services. Also, drivers generally cannot receive incoming calls at these pay telephones, making it very difficult to make contact with their dispatchers or customers. The options available to fleets for data communications and Internet access also are limited. While other companies provide mobile text-messaging using satellite and cellular telephone networks, these services are limited in capability, costly and do not allow the transmission of large amounts of data such as bills of lading, proof of delivery, and pay check stubs. Drivers currently send these documents back to their fleets by regular or express mail services. Express mail services are expensive and regular mail services are slow. Facsimile services at truckstops are not universally available and are costly. The ability to fax or electronically transmit bills of lading and delivery information directly to and from the truck allows fleets to reduce their billing cycle. At the same time, the Company's research indicates that fleets have great difficulty providing drivers with timely payroll information which frequently results in numerous telephone communications between drivers and fleets. The Company believes that this can be avoided if the detailed pay information is provided directly to the driver in his cab through the Internet or other data network. As a result of these and other factors, the Company believes that, increasingly, the Internet will develop into a major data communications pipeline for fleets and their drivers.

     Drivers' options for entertainment while on the road are generally limited to community television and video game rooms at truckstops. These facilities are typically crowded, afford drivers little programming choice or privacy, and are uncomfortable. Drivers can purchase satellite television systems for their cabs, however, such systems have relatively high up front costs and monthly subscription fees.

BUSINESS STRATEGY

     The Company's objective is to become the leading provider of telephony, data, Internet and entertainment services to the long-haul trucking industry. The Company believes that the current lack of accessible and cost effective telecommunications and entertainment options for fleets and drivers is a significant opportunity and that the Company is well positioned to take advantage of this opportunity.

     The Company plans to achieve its objective by:

     - Continuing the build-out of the PNV Network from 118 sites as of June 30, 1998 to a total of approximately 650 truckstop sites (see "-- Network Build-Out; Truckstop Relationships and Contracts");

     - Expanding its current products and services offering (see "-- Products and Services -- Future Products and Services");

     - Enhancing the PNV Network by increasing its capacity and functionality (see "-- Network and Technology -- Proposed Enhanced PNV Network Design); and

     - Expanding its marketing and sales program to further penetrate the fleet and individual driver segments as the number of sites at which the PNV Network is available increases and in connection with the Company's expansion of its products and services and enhancement of the capacity and functionality of the PNV Network (see "-- Marketing").

PRODUCTS AND SERVICES

  Current Products and Services

     The Company is currently providing drivers and fleet trucking companies with the following services over the PNV Network:

        TELEPHONE ACCESS               INTERNET ACCESS AND DATA               CABLE TELEVISION
- Full landline quality and        - Full landline quality and        - Full access and cable quality
  capability from inside the         capability from inside the truck   reception from inside the truck
  truck cab.                         cab.                               cab.

- Full local and long distance     - Ability to use the telephone     - 18 channels of programming.
  calling.                           system to connect to the Internet
                                     and to transmit/receive data     - Pay-Per-View channel available
- Ability to purchase incremental    through a regular modem.           for an incremental $5.00 per day
  long distance minutes.                                                at certain locations.

- Ability to receive calls.
                                                                      - Availability of dedicated
- Location service to find                                              advertising channels.
  members logged on to the
  Network.                                                            - The Driver Entertainment
                                                                        Network.
- Voicemail.

- Wake-up calls

     The following table sets forth certain information regarding prices and services currently associated with each type of subscription offered by the
Company:


                               "POWER PLAN" SUBSCRIPTION
                                   (PAID FOR BY THE
FLEET SPONSORED SUBSCRIPTION      INDIVIDUAL DRIVER)          MONTHLY USAGE CARD         DAILY USAGE CARD
- On-going subscription at    - On-going subscription at   - 30 days of usage from   - 24 hours of usage from
  $30 per month.                $30 per month.               time of first             time of first
                                                             activation at $30 per     activation at $5 per
- $10 initial membership fee  - $10 initial membership       month.                    day.
  waived.                       fee waived.
                                                           - $10 initial membership  - $10 initial membership
- Local and long distance     - Local and long distance      fee                       fee
  access.                       access.
                                                           - Local and long          - Local and long
- 60 minutes of long          - 60 minutes of long           distance access.          distance access.
  distance included per         distance included per
  month with subscription.      month with subscription.   - 60 minutes of long      - Purchased with cash at
                                                             distance included per     a vending machine at the
- One to three year           - Second month of service      month with                truckstop.
  contracts with minimum        is free.                     subscription.
  commitments.                                                                       - Unlimited daily access
                              - Charged every month to a   - Purchased with cash at    to cable television
- Billed to the fleet each      credit card or checking      a vending machine at the  services during the 24
  month.                        account provided by the      truckstop.                hours following
                                subscriber.                                            initial activation.
- Unlimited monthly access                                 - Unlimited monthly
  to cable television         - Unlimited monthly access     access to cable
  services                      to cable television          television services
                                services.                    during the month
                                                             following initial
                                                             activation.


     As part of a subscription, the user obtains a membership card and kit that includes a telephone, 25 foot coaxial and telephone cable and an owner's manual for a $10 fee (the fee is waived for fleet and Power Plan members). A subscriber accesses the PNV Network by plugging the coaxial and telephone cable into the Bollard at the parking stall at a truckstop. The subscriber then dials * and logs on to the PNV Network. A computerized voice response prompts the subscriber to enter the subscriber's membership number. If the subscriber is a daily or monthly user, the computer prompts the user to enter the subscriber's daily or monthly card number. If the subscriber is in good standing, service is activated.

     The Company's services currently consist of the following local and long-distance telephone, voice messaging and cable television services:

          Telephone services. Telephone service includes long distance, incoming calls and free outside access (0+, 800 and local calls), as well as amenities such as computerized wake-up calls. In January 1998, the Company successfully started reselling incremental long distance minutes, beyond the free 60 minutes per month included in the monthly subscription, to a select group of subscribers. The promotional tests were successful. As of February 1998, Power Plan members could purchase long distance telephone time by charging directly to their existing accounts. By September 1998, the Company expects that all subscribers will be able to charge the purchase of long distance time to credit cards. By the end of 1998, the Company plans to deploy a $20 "value card" to serve as an additional method of payment for both long distance and other Network services, such as the Pay-Per-View channel. The value card will be available at the vending machine located at each truckstop. The Company is also pursuing a payment plan that will allow fleet drivers to purchase long distance minutes for personal use through payroll deductions.

          Voice Messaging and Location Services. Voice messaging and location determination services are provided on a no-fee basis to subscribers. These services are keyed to the subscriber's membership number utilizing the driver location service. If a subscriber is logged on to the PNV Network anywhere in the country, a third party can telephone the subscriber directly. The driver location service also is useful to fleet trucking companies in tracking their drivers. If a subscriber is not logged onto the PNV Network or is unavailable, the third party can leave a voice message. Drivers can access the voice mail system and retrieve their messages from any telephone by calling into the PNV Network.

          Data Communications and Internet Access. Basic data communications and access to the Internet are available through the use of modems. For access to the Internet, subscribers must have an existing ISP. Subscribers can access the ISP by calling either a local number (if their ISP has a local number available at the location where the subscriber is) or by calling a long distance number.

          Cable Television. The basic cable television service features 18 channels, including HBO1, HBO2, HBO3, ESPN, ESPN2, The Weather Channel, Discovery, A&E, TNN, TNT, CNN Headline News, ABC, CBS, NBC and Fox. The Company also offers The Playboy Channel (which as of June 30, 1998 was available at approximately 52% of the truckstops as permitted by the truckstop owners) as a premium Pay-Per-View service for an additional charge of $5.00 per day. As of June 30, 1998, the Company had experienced a 16% penetration rate for this service.

          The Driver's Entertainment Network (DEN). The PNV Network has excess capacity over which dedicated channels can be created so that advertisers and others can broadcast information. In December 1997, the Company launched the Driver's Entertainment Network (DEN), its music-based channel. The current programming format consists of a two hour video loop. The Company plans to gradually expand programming content to include informational programming and other programming targeted at professional drivers. The Company intends to market the DEN to advertisers such as automotive products manufacturers and fleet trucking companies wishing to use the medium for driver recruitment or education, and other companies doing business in the trucking industry. To date the revenues generated by the Company through sales of advertising on the DEN have been insignificant. However, the Company believes that the DEN offers advertisers a highly efficient medium for penetrating an otherwise difficult to reach market segment.

  Future Products and Services

     The Company plans to substantially complete the expansion of its voice and data communication services by increasing the network functionality and capacity through the installation of T-1 lines and routing and switching equipment throughout the PNV Network. Expansion of the functionality of the PNV Network will allow the Company to offer drivers and fleet trucking companies voice and data communications and Internet access at competitive rates. See "Risk
Factors -- Expansion of PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings."

     Creation of High Capacity, Low Cost Voice and Data Network. The Company plans to create a high capacity, low cost voice and data network which will be established in two steps. First, the Company plans to install T-1 lines at each truckstop which will provide for more voice and data transmission capacity compared to the current POTS and allow for dedicated long distance and frame relay services. Use of T-1 lines will allow the Company to (i) bypass the local exchange carrier ("LEC") and associated LEC access charges and (ii) obtain favorable pricing from long distance carriers, essentially creating a private network. Secondly, the Company plans to offer this private network to major fleet trucking companies. The Company anticipates that it will be able to connect truckstop and certain fleet terminal locations through a frame relay link that will allow the Company to transmit voice over IP. This will allow the Company to offer major fleet trucking companies highly effective and competitive pricing for voice and data communications with their drivers.

     Internet Access as Internet Service Provider. Expansion of the PNV Network to include T-1 lines and frame relay will allow the Company to become an ISP. With the increased use of the Internet for all types of commerce, the Company believes that Internet access will become a major data communication pipeline for fleet trucking companies and drivers and, as a result, plans to become an ISP. As such, providing reliable low cost access from inside the truck will be a valuable service to the fleet trucking companies and drivers. The Company plans to make this service available for a monthly fee.

     T-1 Line Leases, Long Distance Services and Internet Access Contracts. The Company recently entered into contracts with AT&T to lease T-1 lines and related frame relay services and to purchase long distance, local and related voice telephone services. The Company also recently entered into a contract with AT&T pursuant to which it may purchase Internet access services in the future.

     Pursuant to the contract for the lease of T-1 lines, the Company is required to lease, for a three-year term beginning after the start-up period, approximately (i) 200 T-1 lines having minimum payments, before available discounts, of $5.1 million during the first year following the start-up period and (ii) 300 T-1 lines having minimum payments, before available discounts, of $7.7 million during the second and third years following the start-up period. The start-up period ends in February 1999 or such earlier date as to which the Company gives AT&T notice. Lease payments by the Company for T-1 lines during the start-up period will not be counted in determining satisfaction of the required minimum dollar amounts. Discounts are available to the Company if it satisfies the foregoing undiscounted minimum requirements. Discounts are also available for lease payments during the start-up period. If the Company is not able to satisfy its minimum requirements under the contract due to lower than expected use of T-1 lines or otherwise, then the Company is obligated to pay AT&T the difference between the minimum requirement for the applicable period and the lease payments related to the T-1 lines actually leased by the Company for the applicable period, both before available discounts. AT&T has waived the installation fee for each T-1 line, but, upon disconnection of a T-1 line, the Company must pay such fee for any T-1 line not in service for a period of at least 18 months. See "Risk Factors -- Expansion of PNV Network Installation and Services; Future Revenue Streams; Minimum Requirements Contracts; Cost-Savings."

     The Company may terminate the contract for the lease of T-1 lines at any time. Upon any such termination prior to the third anniversary of the completion of the start-up period, the Company must pay to AT&T 35% of the remaining aggregate undiscounted required minimum lease payments. However, in the event of a business downturn beyond the Company's control, a restructuring of the PNV Network that results in the use of other AT&T services, or certain limited circumstances that significantly reduce the volume of telecommunications services required by the Company and that will make the Company unable to meet its commitment under the contract, AT&T has agreed to cooperate with the Company to develop a mutually agreeable alternative that will satisfy the needs of the Company and AT&T and will comply with all applicable legal and regulatory requirements.

     Pursuant to the contract for long distance and other telephone services, the Company will purchase long distance, local (in those states where available) and voice telephone services, including incoming toll-free 800 lines from AT&T, for a two year term. While the total amount payable pursuant to the contract will vary with usage, the contract requires the Company to purchase each month, at minimum, services having an undiscounted price of $40,000 based upon standard AT&T rates. The Company has negotiated discounts off the standard AT&T rates based upon certain usage levels. While the Company may terminate this contract for any reason, the Company is obligated to pay to AT&T upon termination the remaining aggregate undiscounted required minimum amount. See "Risk
Factors -- Minimum Requirements Contracts."

     Pursuant to the Internet access services contract, for a term of three years the Company may purchase certain standard AT&T Internet access services. No services will be provided, and the Company will have no obligation to make payments to AT&T, unless and until the Company submits a purchase order, agreed to by AT&T, for particular services.

NETWORK BUILD-OUT; TRUCKSTOP RELATIONSHIPS AND CONTRACTS

     The Company intends to continue to install the PNV Network from 118 sites as of June 30, 1998 to a total of approximately 650 full-service truckstop sites. Approximately half of these locations will have an average of 100 to 150 parking stalls per truckstop and approximately half will have fewer than 100 parking stalls. In order to achieve contractual milestones, the Company will initially focus its build program on the larger truckstops. The Company believes that its ability to significantly increase subscription sales to drivers and fleet trucking companies is dependent on the availability of the PNV Network at a critical mass of truckstops so that drivers can access the PNV Network at least seven or more times during a month. The Company currently believes that it will achieve "critical mass," once it has installed the PNV Network at approximately 100 to 150 additional truckstops (making the PNV Network available at between approxi-mately 200 and 250 sites). At such time, the Company believes that the number of subscribers that will purchase monthly subscriptions, renewal rates and sales to fleet trucking companies will increase substantially. The Company believes that installations at the next 100 to 150 additional sites will be complete by June 1999. The Company believes that the installation of the PNV Network of approximately 650 full-service sites will not be complete until after 2001. Such installation will be subject to, among other things, the Company's ability to satisfy significant capital requirements associated with such installation. See "Risk Factors -- Expansion of PNV Network Installation and Services" and
"-- Future Capital Requirements; Uncertainty of Additional Financing."

     There are over 2,100 truckstops in the United States located on the interstate highway system of which the Company believes there are approximately 1,100 full service truckstops (providing more services than just fuel). The Company currently has long-term contracts to install the PNV Network at approximately 751 of such truckstops. The Company has entered into these long-term contracts pursuant to which eight of the 10 largest full-service truckstop chains and associations in the United States, including TA Operating Corporation, Petro Stopping Centers, Inc., Pilot Corporation, and Professional Transportation Partners, LLC, as well as with several other associations representing independent truckstops have agreed to permit the Company to offer its services to their members on an exclusive basis. The Company's contracts to install the PNV Network at approximately 338 truckstops are with associations whose members consist of smaller truckstop chains generally having fewer than 10 truckstops. These associations act as purchasing agents for their members. The Company entered into contracts with these associations as an efficient manner in which to gain access to and establish a relationship with numerous small to medium size truckstops. These associations do not have authority to legally bind their members. Therefore, while each association has granted the Company the exclusive right to provide cable television and telephone services to its members, this contractual right is not binding on each member. Prior to installation of the PNV Network at an association member's truckstop, the Company enters into a contract with the association member granting the Company the exclusive right to install the PNV Network at the member's truckstops.

     The Company has contracted with truckstop chains, independent truckstop owners and associations of truckstop owners. While most independent truckstop owners who own a single truckstop execute a standard contract, the contracts executed by truckstop chains that operate multiple truckstops vary significantly. The Company offers a standard contract to the truckstop owners and associations generally consisting of a term ranging from five to ten years with an automatic five year renewal. Pursuant to the terms of the standard contract, the Company is granted the exclusive right to provide telecommunications and entertainment services to all of the owners' truckstops for a mutually agreed period of time which, if the Company achieves its contractual build-out milestones, generally extend for 10 years. Two owners of a total of less than 15 truckstops did not grant the Company the exclusive right to install the PNV Network at all of their truckstops. The Company pays commissions to truckstop owners/operators based upon a percentage of its revenues less specified costs on a negotiated basis. See "Risk
Factors -- Dependence on Contractual Relationships with Truckstops" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     A significant portion of the 21 or more days per month a driver spends on the road is spent at truckstops as (i) there frequently are restrictions on the roads and streets on which a long-haul truck can travel; (ii) many truckstops have fueling agreements with fleet trucking companies that require refueling at certain specified truckstops; and (iii) many full service truckstops provide a variety of services to long-haul truck drivers, including showers, pay telephones, television rooms and stalls for parking trucks. The Company believes that the average truckstop represents a substantial capital investment. Despite the amount of capital invested in the parking lot, the typical truckstop does not generate any revenue from that asset (other than a limited number of truckstops which charge for parking). At the same time, margins on fuel have been under pressure, forcing truckstop operators to differentiate their truckstops from their competitors and find other sources of revenue. The Company believes that the PNV Network offers truckstops: (i) an amenity for long-haul truck driver customers; (ii) a means for competitive differentiation; and (iii) the ability to generate incremental revenue through the revenue and profit-sharing provisions of the contracts.

     The table below summarizes the Company's current contracts with truckstop owners and operators, and truckstop associations as of June 30, 1998.

                                                                   TOTAL         NO. OF LOCATIONS
TRUCKSTOP CHAINS AND OWNERS                                   NO. OF LOCATIONS      INSTALLED
---------------------------                                   ----------------   ----------------
TA Operating Corporation....................................        121                 21
Pilot Corporation...........................................        119                 31
Kiel Brothers Oil Co. ......................................          2                  0
Petro Stopping Centers, Inc.................................         44                  6
Travelports of America, Inc.................................         16                  8
All American Travel Plaza's, Inc............................          9                  5
MAPCO Marketing, Inc........................................          3                  1
Sapp Brothers Truckstops, Inc...............................          7                  6
Bosselman's Travel Plazas...................................          4                  3
Hamburg Enterprises, Inc....................................          5                  2
Bruce's Truckstops, Inc.....................................          4                  1
Highway Service Ventures, Inc...............................          4                  4
Welsh Oil, Inc..............................................          4                  4
Tewel Corporation...........................................          4                  1
Smithton Interstate Corporation.............................          3                  0
Stony Ridge Travel Plazas...................................          2                  0
Baggett's Travel Plaza......................................          2                  1
Burns Brothers Travel Plaza.................................         18                  0
Additional Owners of a Single Truckstop.....................         42                 24
                                                                    ---                ---
  Subtotal..................................................        413                118

                                                                   TOTAL         NO. OF LOCATIONS
TRUCKSTOP ASSOCIATIONS                                        NO. OF LOCATIONS      INSTALLED
----------------------                                        ----------------   ----------------
Professional Transportation Partners, LLC...................        127                 29(1)
North American Truckstop Network, Inc.......................        109                  8(1)
Ambest, Inc.................................................        102                 28(1)
                                                                    ---
          Subtotal..........................................        338                -0-
          Total.............................................        751
                                                                    ===

---------------

(1) Pursuant to the Company's contract with the association, the Company has contracted directly with the specified number of truckstop owners to install the PNV Network. Accordingly, these truckstop association locations are also included under the appropriate truckstop chain referenced in the section of this table entitled "Truckstop Chains and Owners."

     As of June 30, 1998, the Company was in negotiations to enter into additional exclusive contracts with several truckstop chains and independent owners that collectively own more than 130 truckstops.

MARKETING

     The Company believes that providing a cost effective, accessible telecommunications and entertainment network that is deployed at a large number of truckstops throughout the country will be a valuable service to long-haul drivers and long-haul fleet trucking companies. The Company's marketing efforts seek to communicate appropriate elements of this value proposition to each segment of the target market and the Company's distribution strategy is designed to reach each segment of the market efficiently. As the functionality and size of the PNV Network grows, the Company plans to adjust its marketing and distribution methods to emphasize its strengths. While the Company believes that its primary target market consists of 800,000 to 1,000,000 long-haul drivers, the Company has divided this target market into two broad segments, individual drivers and fleet trucking companies. The fleet segment is further divided into three segments based on fleet size. The Companies marketing strategies to each segment of the target market are as follows.

     Marketing to Fleets. The Company believes that as the functionality and size of the PNV Network expands, selling to medium and large fleet trucking companies will increasingly become the most efficient means to add new subscribers and to increase revenues from new services as they come on line. In selling to fleet trucking companies, the Company plans to negotiate for contracts of at least one year in length containing minimum subscription commitments. The Company has successfully used this model and recently entered into contracts with five fleet trucking companies that have committed to a minimum of 2,329 drivers for terms ranging from one to three years, subject to certain earlier termination rights. See "Risk Factors -- Ability to Sustain and Increase Subscription Sales; Retention."

     LARGE FLEETS (OVER 1,000 TRUCKS). Company research indicates that there are approximately 50 fleet trucking companies in this segment that operate, in the aggregate, 140,000 trucks. The marketing message to this segment is based on long-term partnerships and the fact that the Company is developing a telecommunications network designed to meet the needs of the fleet. Specifically, improvement in driver retention by enhancing drivers' on-road lifestyle with in-cab voice, data and cable entertainment, as well as telephone access inside the truck cab to reach the driver efficiently and effectively, are identified as immediate benefits to the fleet. Equal weight is given to the future expansion and capability of the enhanced PNV Network. The potential for building high capacity, low cost voice and data links between fleet centers and a large number of truckstops is highlighted, as well as the fact that this network is also a viable gateway onto the Internet from inside the truck. The distribution method for reaching this segment involves multi-level selling and relationship building at various organizational levels of the fleet trucking company account. A senior-level major account representative coordinates sales efforts. The Company currently has one such person on staff. The Company's senior management, including the President and COO, are also actively involved in contacting their counterparts at the target account. One of the Company's five fleet contracts is with a large fleet.

     MEDIUM SIZE FLEETS (100 TO 1,000 TRUCKS). Company research indicates that there are approximately 892 fleet trucking companies in this segment who operate, in the aggregate, over 212,000 trucks. The marketing message to this segment is the same as to large fleet trucking companies and is aimed at senior management and/or owners. Commercial sales representatives are the primary channel for reaching this segment. The Company currently has three such representatives on staff. The Company also may contract with independent sales agents to sell to this segment. Company representatives are compensated with a base salary plus commissions based on sales performance. Independent representatives will be compensated on a commission basis. Four of the Company's five fleet contracts are with medium size fleets.

     SMALL FLEETS (UNDER 100 TRUCKS). Company research indicates that there are over 18,000 fleet trucking companies in this segment who operate, in the aggregate, over 280,000 trucks. This segment represents a very large but highly fragmented sector of the target market. The marketing message to this segment is aimed at the owner of the business. The primary distribution channel for reaching this segment will be telemarketing and direct mail. The Company believes that this segment is too fragmented and each individual company is too small to warrant sales representative salaries and travel costs. Telemarketing leads will be generated through contact lists of targets in this segment, working with independent telemarketers who have had prior experience selling communication and technology services into the trucking and trade advertising markets.

     Marketing to Individual Drivers. The key marketing message to this segment of the market is the benefits of telecommunications and cable television service in the privacy and comfort of the truck cab at a very low cost. For approximately $1 per day, typically significantly cheaper than the cost at home for cable and telephone, a driver can obtain telecommunications and cable television service while parked at a truckstop. The distribution channels for reaching this segment are: (i) vending machines at the truckstops which dispense daily and monthly memberships; (ii) field sales representatives at the larger stops who sell Power Plan subscriptions; and (iii) telemarketing representatives who sell Power Plan memberships to potential subscribers who call in to the numbers provided on brochures and other advertising materials. The field sales organization has three objectives: (i) generate Power Plan and machine sales;
(ii) maintain strong relationships with local truckstop personnel; and (iii) ensure the PNV Network is fully operational at each truckstop.

     As a result of its marketing programs to date, the Company believes that the best method of advertising to truck drivers is at the truckstop through point of sale merchandising, signage, brochures and similar materials. The Company has developed extensive materials to support this program and has successfully deployed it in the field. Call volume into the telemarketing center has increased and was over 1,800 calls during the first quarter of 1998. The Company is also working with truckstop operators, particularly the large national chains, to institute standardized merchandising programs including incentives for truckstop employees to sell Power Plan subscriptions or to direct potential customers to telemarketing.

     Field Sales Force. The field sales organization consists of Regional Managers (RM) that oversee the Eastern and Western areas, Area Sales Managers
(ASM) and site representatives that report to the ASM at select truckstops. As of June 30, 1998, the Company has two RMs, 12 ASMs and approximately 68 sales representatives. Each RM has overall sales and maintenance responsibility for approximately 50 locations. The ASM's operate as area general managers, leading site representatives who are responsible for generating sales and helping to maintain strong truckstop relationships, and a technical support person that makes sure that the PNV Network is fully operational. Sales representatives are deployed at large high traffic truckstops to directly sell Power Plan subscriptions. They strategically set up a podium at the truckstop with prominent Company signage and market and sell to drivers as they pass from the lot into the truckstop. The sales representatives report to an ASM who generally has control over eight to ten locations. The ASM has overall responsibility for ensuring that all sites under their control are properly manned and have proper sales and marketing material. Each ASM also has responsibility for ensuring technical maintenance of the PNV Network at their sites. A maintenance person is assigned to each ASM and travels with them to each site to perform routine inspections and repairs. Sales representatives and ASMs are compensated with a base salary plus commissions for sales. The Company plans to hire additional RMs, ASMs and sales representatives as the size of the PNV Network grows.

     Telemarketing. The Company currently uses telemarketing to sell on-going Power Plan subscriptions. Leads for telemarketing are generated through advertising in trade magazines, sales materials distributed at the truckstops and through an upselling program aimed at current monthly/daily users. As part of the upselling program, monthly/daily users are diverted to a telemarketing representative when they log on to the network. The representative welcomes them to the PNV Network and attempts to upsell them to Power Plan. The Company plans to expand its telemarketing effort to small fleet trucking companies. Leads will be generated through direct mail campaigns and trade advertising. As part of its efforts, the Company may utilize independent agents who have had prior experience selling communications and technology services into the trucking and trade advertising markets.

     Voice Response Unit. The Company believes that the voice response unit, which all users interact with when they log on to the PNV Network, is a highly effective marketing tool. When a user logs on the PNV Network, an audio message is played that informs the user of options to purchase long distance services. Users will hear a message every time they activate service. The Company has complete flexibility in targeting specific messages to selected groups of users. For example, a subset of all subscribers can be targeted for a campaign to market a high usage long distance package and a special message can be played only for that group. This model has already been successfully used to sell long distance minutes to Power Plan subscribers.

     Driver Referral Programs. The Company believes that word of mouth is a major element in increasing product awareness among drivers. The Company recently launched a driver referral program that awards 60 minutes of long distance to existing subscribers who refer a friend or colleague who signs up for the Power Plan. The Company plans to run various programs and contests that reward referrals by drivers.

NETWORK AND TECHNOLOGY

     Current PNV Network Design. The current architecture of the PNV Network consists of a Site Server at each truckstop connected to the Host Server. The Site Server controls and manages all interaction with the subscriber, telephone communications, cable television activation and communications with the Host Server. The following diagram depicts the current architecture of the PNV
Network:

                          CURRENT SYSTEM ARCHITECTURE

     [There appears here a diagram depicting the current architecture of the PNV Network. The diagram depicts lines drawn from an irregularly shaped box containing the letters "PSTN": (1) to the left to an illustration labeled "Host Server" and to a second illustration labeled "VoiceMail/Driver Tracking Server," each of which is contained in a rectangle labeled "Park 'N View Headquarters,"
(2) to the right to an illustration labeled "PBX" which is contained in a rectangle labeled "Fleet Headquarters," and (3) down to an illustration labeled "Site Server" and to a second illustration labeled "Authorization Modem," each of which is contained in a rectangle labeled "Truckstop." In the rectangle labeled "Truckstop," there are lines drawn to the left from the illustration labeled "Site Server" to a rectangle labeled "66 Block," from which there is a line drawn to the left to a rectangle labeled "PED Box." There also are lines drawn up from the illustration labeled "Site Server" to an illustration labeled "Authorization Modem" and to the right to an illustration labeled "Video Control Unit." The illustration labeled "Video Control Unit" also is connected by a line to the left to a rectangle labeled "PED Box" and by a line to the right to an illustration labeled "Modulators." The illustration labeled "Modulators" is connected by a line to the left to a rectangle labeled "PED Box" and by a line up to an illustration labeled "Receivers," which is in turn connected by a line up to an illustration labeled "Digital Satellite Dish." There also are two lines to the left from the rectangle labeled "PED Box" to a semicircular illustration labeled "Bollard," which is connected by four lines to a rectangle labeled "Driver Truck Cab." The rectangle labeled "Driver Truck Cab" includes the words "Telephone," "Laptop Computer," "Fax," and "TV," each with an appropriate illustration.]

     The current architecture of the various components of the PNV Network and related services are described below.

     PC Based Communications Server. The Site Server located at each truckstop is both the controlling computer and intelligent private branch exchange (PBX). Using off-the-shelf telephony boards, each telephone extension and outside telephone line is connected and controlled by the Site Server. Although the hardware architecture utilizes off the shelf components, the real power of the system comes from the PNV Software, which controls all aspects of user interaction. Unlike a standard PBX, once a user picks up their telephone, all interaction with the user is controlled by the PNV Software which is more fully described below.

     Host Server. The Host Server located in Coral Springs, Florida maintains control of all membership information and determines individual membership privileges. The Site Server communicates by dial-up modem to the Host Server each time a member attempts to log on to or log off of the PNV Network. The membership number is checked in the database and specific information about the user such as their membership expiration date, number of long distance minutes available and voice mail messages is downloaded to the Site Server for subsequent interaction with and access by the user.

     Proprietary Software. The PNV Software was developed in-house by the Company and performs numerous functions including: (i) subscriber log on entry;
(ii) subscriber log on host server validation; (iii) membership information maintenance, including membership cards and renewal card tracking; (iv) log on information communicated to subscribers such as expiration date, stall number, and call back number; (v) wake-up call notification; (vi) cable television system control including activation of standard cable and activation of premium channels; (vii) outbound call control and tracking; (viii) least cost call routing; (ix) prepaid long distance call control and tracking including account balance maintenance; (x) extension to extension call control and tracking; (xi) call detail record storage and reporting; (xii) inbound call control and tracking; (xiii) subscriber location tracking and voice mail services; (xiv) subscriber voice messaging with broadcast capability; and (xv) stall maintenance tracking. Unlike a standard PBX system with computer interfaces, all aspects of the PNV Network are programmable, allowing for full upgradability and flexibility as new capabilities are needed or made available in the future.

     Telephone Wiring. The telephone jack in each Bollard connects by twisted pair wiring to a pedestal box ("PED Box") that in turn is connected to the telephone switch and Site Server inside the truckstop. The Site Server is connected via trunk interface cards to the Public Switched Telephone Network
(PSTN) through POTS lines. These POTS lines are used to connect all local and long distance calls. Although there is no limit on the number of extension to extension calls within the truckstop, the number of outside calls is limited to the number of POTS lines available at each site which currently averages 12 per truckstop. Additional POTS lines can be added to meet telephone usage demand at a particular truckstop.

     Billable Long Distance Call Management. Unlike prepaid long distance card companies, the Company has the advantage of having an intelligent switch controlling each call at the place of origination and can thereby reduce their cost per call. Prepaid calling card vendors require the user to dial an 800 number, enter their card and access numbers and then dial the number they wish to dial. Thus, they are actually making two calls each time. An inbound call to the calling switch and then an outbound call from the calling switch to the applicable number. All completed calls have double costs associated with them. If all calls are busy or not answered, the calling card company must absorb the costs of the inbound call.

     The Company believes that its long distance service uses a unique approach by having the equivalent of a prepaid calling card switch at each site. All call management functions including adding new minutes, deducting minutes for each call and terminating a call when all minutes have been used are performed by the Site Server. Since call management is performed locally at each site, the user can simply make long distance calls by dialing 9,1 + number. The call is originated from the truckstop directly to the applicable number as a single call. Therefore, if there is no answer or the line is busy, the user is not billed and the Company does not incur the cost of an incoming call. This feature greatly reduces the cost per call for the Company as compared to other prepaid calling card vendors.

     Cable Television Wiring. The television plug-in terminal in each Bollard is connected through a single coaxial cable to the PED Box. The PED Box is connected through a single coaxial cable to the cable head end system inside the truckstop.

     Cable Television Head End and Wiring. The cable head end system is comprised of a satellite dish connected to an individual receiver. Other conventional methods of Off-Air antennas and C-Band technologies are also used in supplying channels to the user. An encrypted control unit is used to control which users have access to Pay-Per-View services.

     Proposed Enhanced PNV Network Design. Following the completion of the Unit Offering, the Company plans to significantly enhance the functionality and capacity of the PNV Network by the second half of 1999 to expand the scope of services offered and reduce operational costs. See "Risk Factors -- Expansion of PNV Network Installation and Services" and "-- Future Revenue Streams; Cost-Savings." In connection with these enhancements, although the basic architecture currently in place will remain the same, certain additional components will be added. The following diagram depicts the proposed enhanced PNV Network:

                          PROPOSED SYSTEM ARCHITECTURE

     [There appears here a diagram depicting the proposed architecture of the PNV Network. In the top center of the diagram is the word "Internet" in an irregularly shaped box connected by a line labeled "Gateway" to an irregularly shaped box labeled "Frame Relay Network," which has three lines from it, each going to a different rectangle labeled "IXC." Each of the three rectangles labeled "IXC" is connected to an irregularly shaped box labeled "PSTN." The rectangle labeled "IXC" that appears at the left is connected by a line to the left to an illustration labeled "DSU/Router/VOIP," which appears in a rectangle labeled "Park 'N View Headquarters." The rectangle labeled "IXC" that appears at the right is connected by a line to the right labeled "T-1" to an illustration labeled "DSU/Router/Modems/VOIP," which appears in a rectangle labeled "Fleet Headquarters." The rectangle labeled "IXC" at the bottom is connected by a line down labeled "T-1" to an illustration labeled "DSU/Router/Modems/VOIP" in a rectangle labeled "Truckstop." In the rectangle labeled "Park 'N View Headquarters," the illustration labeled "DSU/Router/VOIP" is connected by a line to the left to an illustration labeled "Host Server" and by a second line to the left to an illustration labeled "Voice Mail/Driver Tracking Server." In the rectangle labeled "Fleet Headquarters," the illustration labeled "DSU/Router/Modems/VOIP" is connected by a line to the right to an illustration labeled "PC Based Communications Server," which is then connected by a line up to an illustration labeled "PBX." In the rectangle labeled "Truckstop," there is a line from the illustration labeled "DSU/Router/Modems/VOIP" down to an illustration labeled "Site Server." There are lines drawn to the left from the illustration labeled "Site Server" to a rectangle labeled "66 Block," from which there is a line drawn to the left to a rectangle labeled "PED Box." There also is a line drawn to the right from the illustration labeled "Site Server" to an illustration labeled "Video Control Unit." The illustration labeled "Video Control Unit" also is connected by a line to the left to a rectangle labeled "PED Box" and by a line to the right to an illustration labeled "Modulators." The illustration labeled "Modulators" is connected by a line to the left to a rectangle labeled "PED Box" and by a line up to an illustration labeled "Receivers," which is in turn connected by a line up to an illustration labeled "Digital Satellite Dish." There also are two lines to the left from the rectangle labeled "PED Box" to a semicircular illustration labeled "Bollard," which is connected by four lines to a rectangle labeled "Driver Truck Cab." The rectangle labeled "Driver Truck Cab" includes the words "Telephone," "Laptop Computer," "Fax," and "TV," each with an appropriate illustration.]

     The planned architecture of the additional components of the enhanced PNV Network and related services are described below.

     Dedicated T-1 Access at Truckstop. The planned addition of a T-1 line at each truckstop affords additional telecommunications capacity and reduced operational costs. Each T-1 line offers 24 channels of long distance voice or data capability at a fixed cost. All 24 channels can be designated as voice channels for a flat monthly fee. Any number of the 24 channels can be designated for data at an additional cost. The ability to designate between voice or data channels allows flexibility as requirements change.

     Dedicated Long Distance Access at Truckstops. Dedicated long-distance service offers distinct advantages over existing switched services. First, the cost of long distance minutes will be reduced from current rates because a dedicated T-1 bypasses the LEC and the associated LEC access charges. In addition, the Company believes that it will be able to obtain more favorable pricing available from long distance carriers. This more favorable pricing is only available when either the originating or terminating numbers have dedicated T-1 access from the carrier. Finally, transmission of long distance calls over the T-1 reduces the need for POTS lines and therefore reduces costs per site.

     Frame Relay Network. The Company plans to connect each truckstop via frame relay in a hub and spoke configuration and to increase the bandwidth to each truckstop as traffic warrants. Although frame relay will be the transport method, the Company currently expects that the network protocol will be Transmit Control Protocol/Internet Protocol. The Company plans to replace the current dial-up access to the Host Server with real-time transactions over the PNV Network. This will speed up user access to the system and greatly increase system flexibility. Additionally, the Company plans to perform site system monitoring and remote access over the frame network, greatly enhancing site manageability.

     Dedicated Long Distance and Data Transmission to Fleets. The Company plans to offer installation of network nodes at select large fleet locations. These network nodes will consist of a frame relay connection to a communication server developed by the Company. The communication server will in turn connect to the fleet's PBX. When a driver calls their fleet from any telephone connected to the PNV Network, the driver will simply enter a four-digit extension. The system will route the call to the fleet PBX and it will be like any other incoming call. Additionally, if the fleet wishes to contact a driver, the fleet can simply call an extension that connects to the Site Server and enter the drivers membership number. If the driver is currently logged on to the PNV Network, the call will be routed over the frame network to the drivers personal telephone in their cab. If they are not connected to the PNV Network at that time, the fleet can leave a voice mail message.

     Internet Access. As part of the Company's plan to become an ISP, the Company intends to equip each truckstop with a modem bank for locally terminating Internet access calls. This will give the Company the ability to offer local Internet access at all truckstops. Once a user connects to a local modem, the data will travel over the frame relay network and then to the Internet. The Company expects that this feature will generate additional revenues through monthly fees and reduce operational costs if the Company succeeds in its plan to become an ISP. Since connections between the member and the on site modems are via the local wiring, no POTS lines will be used. The user only ties up bandwidth on the frame network when active. Idle users have no effect on the frame network bandwidth.

     Voice Over IP. The Company intends to equip each site additionally with a voice compression/decompression capability allowing the transfer of point to point voice calls over the frame relay network. The Company intends to use industry standard voice compression allowing near toll quality voice to travel over the network. The Company plans to initially use this system for calls between truckstops and the Company's offices, as well as for log-on and voice response units. Subscriber service calls will transfer over the data network and calls to drivers from the voice mail/driver locator system will be routed directly to the drivers telephone rather than the user having to hang up and dial the callback number. The advantage of this type of call is that the cost of usage is flat. The existing data network carries the call as additional traffic on the network. If network bandwidth is unavailable at the time, such as during peak hours, the call can be routed as a voice call over the T-1. This allows the Company the ability to build network capacity based on normal usage patterns instead of over-engineering capacity to handle peak times.

     Access Telephones Inside Truckstop. To offer greater access to the PNV Network, the Company intends to install telephones inside the truckstop at certain locations that are connected to the PNV Network. Most drivers stop several times a day, but may only be off the road an hour each time. This hour is spent inside the truckstop at the restaurant or other areas. Therefore, to allow members to use the PNV Network as often as possible, the Company plans to install member-only telephones, both wired and 900 MHz wireless, throughout the inside of the truckstop. The member would simply log on to the PNV Network via these telephones just like the telephone in the cab. All calling features will be available, including local calls, 800 calls, billable fleet calls, billable personal long distance calls and inbound calls.

COMPETITION

  General

     The Company believes competitive entry in its target market is already difficult and will become even more difficult as the Company: (i) enters into additional exclusive long-term contracts with truckstop owners and operators;
(ii) builds out additional sites; and (iii) increases its market penetration and signs additional fleets to contracts. The Company believes that deploying an integrated voice, data, Internet and cable network designed to address the needs of the long-haul trucking industry will be difficult to duplicate and will place the Company in a position to become the leading provider of voice, data, Internet and entertainment access to the long-haul trucking industry.

  Telecommunications

     In the voice and data communication arena, the Company competes with various elements of other providers' offerings based on ease of access, functionality and cost. The Company's competitive advantage with respect to each provider varies and is outlined below.

     Public pay telephones. The Company believes that drivers currently use pay telephones located at truckstops for a significant number of the calls they make. The Company believes that the ability to offer telephone access at a comparable cost to pay telephones in the privacy and convenience of the truck cab is a significant competitive advantage when compared to public pay telephone access which is generally in an environment that lacks privacy, consistent availability, Internet and data connectivity or a means to receive calls.

     Cellular telephones. The Company believes that it can successfully compete with cellular telephones. Cellular service is not always available in more remote truckstop locations. Even when cellular service is available at a truckstop, the Company's in-cab access provides comparable convenience and more robust functionality at a much lower cost and higher sound quality. Cellular telephones are expensive to use for drivers, particularly due to the roaming charges that drivers usually incur when they are away from home and with higher cost per minute charges than either pay telephones or the Company's service. Also, cellular telephones have limited data transmission capability and are not cost efficient for transmission of large volumes of data. The Company understands that one company, HighwayMaster, resells cellular telephone service to provide both voice and data communication to the cab. According to HighwayMaster's Annual Report on Form 10-K for the year ended December 31, 1997, approximately 33,000 units were installed and each unit requires an initial payment of approximately $1,995 and costs $41 per month plus $0.53 per minute for voice and $0.48 per minute for data to operate. The Company believes that one of the fleets with which it has a contract utilizes the HighwayMaster service as well as the PNV Network.

     Long distance service cards, pre-paid cards, and toll free numbers. The Company's long distance services compete with providers of long distance cards and pre-paid cards such as AT&T and MCI. The Company believes that it currently sells long distance telephone time to individual drivers at competitive rates. The Company also competes with providers of toll free (800 and 888) numbers that fleets or even individuals use to call fleet headquarters or home. The Company believes that it can successfully compete with these providers since its dedicated long distance T-1 network will allow very competitive rates to both fleets and drivers. The Company believes that by: (i) providing competitive rates; (ii) allowing purchases through the voice response unit in the truck; and
(iii) providing multiple payment options, the Company can increase the amount of long distance services sold. The Company has already successfully sold long distance minutes to a select group of Power Plan members.

     Qualcomm OmniTRACS. Qualcomm's OmniTRACS service, a satellite based system, is used primarily for mobile vehicle location and two-way text messaging. Based on publicly available data, the OmniTRACS service has an installed base of approximately 210,000 units in 32 countries worldwide, of which the Company believes that over 150,000 units are installed in the United States. This service addresses the trucking fleets' need for real-time mobile text communication. The Company believes that the PNV Network and OmniTRACS service are complementary to each other. The Company believes that Qualcomm's subscribers may find it cost efficient to also subscribe to the PNV Network to:
(i) transmit certain large amounts of data over the PNV Network rather than transmitting all data by satellite over the Qualcomm service, (ii) have Internet access, and (iii) have personal communication capabilities. The Company believes that one of the fleets with which it has a contract utilizes the OmniTRACS service as well as the PNV Network.

     Internet/e-mail kiosks inside the truckstop. The Company believes that there is a company that has begun installing Internet/e-mail kiosks in truckstops. The Company believes that these kiosks do not pose a significant competitive threat since they will operate in the same fashion as pay telephones with limitations in privacy, availability, and convenience. The Company believes that this company is in the early start-up phase of its business. The Company believes that it can compete effectively with this service based on its capability to provide Internet access in the privacy of the truck cab at competitive rates. The Company believes that currently there are no other viable options available that provide Internet connectivity from the truck cab.

  Entertainment

     With respect to entertainment, the Company's competition currently consists of entertainment alternatives located outside the truck cab and primarily in the truckstop. The Company's competitive position with respect to existing and potential entertainment alternatives is outlined below.

     Televisions and game rooms inside the truckstop. Community television and game rooms inside the truckstop are the most readily available entertainment alternatives for long-haul truck drivers. These rooms offer no privacy and limited choice in programming and are typically crowded and smoke-filled. The Company believes that it can successfully compete against this alternative by offering full cable television programming in the privacy and comfort of the cab.

     Satellite dishes. A small number of professional truck drivers have purchased direct broadcast satellite dishes to receive television programming in their cab. Satellite dishes have high up-front costs (approximately
$200 -- $700) and monthly usage fees of approximately $30 per month. They are awkward to use in the long-haul trucking environment since the driver must remount and realign the dish every time the driver parks. The Company believes that the sensitive electronics within the equipment also may not survive long in the high-vibration environment of a moving truck and the truck's engine is usually running even in the parking lot, so the dish may vibrate which could inhibit high-quality reception. The Company believes that it can successfully compete with satellite dishes since its bundled services include telecommunications service in addition to cable television programming for a comparable price and since the Company's service is easier to use and more reliable.

     Local cable television operators. The Company does not view local cable television operators as a likely source of competition due to: (i) federal and local regulations on uniform programming and pricing within franchise areas; and
(ii) programming agreements that commonly prohibit resale. Cable providers to such users as residential apartment buildings could seek to compete by offering these services to truckstops; however, the Company believes these operators are unlikely to have the capital or experience to compete nationwide or offer the range of services provided by the Company.

REGULATORY MATTERS

     The FCC and relevant state regulatory authorities ("PSC's") have the authority to regulate interstate and intrastate telephone rates, respectively, ownership of transmission facilities and the terms and conditions under which certain of the Company's telephone service offerings are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. In general, neither the FCC nor the relevant state PSC's currently regulate the Company's domestic long distance rates or profit levels, although either or both may do so in the future. There can be no assurance that changes in current or future federal or State regulations or future judicial changes would not have a material adverse effect on the Company's business, financial condition or results of operations.

     Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state.

     The FCC may regulate the Company's current telephone service offerings as a non-dominant carrier with respect to both its international and domestic interstate long distance services, unless the Company is deemed to be an agent or private network operator, and not a common carrier. In the domestic, as distinguished from the international sector, the FCC abstains from closely regulating the services and charges of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's international or domestic interstate service offerings.

     The Company, as a non-dominant carrier, has "blanket" authority to enter the domestic long-distance market without prior FCC approval, but must obtain specific authority to enter the international market. In addition, the Company is required to file with the FCC domestic and international tariffs containing charges and related practices, regulations and classifications. The FCC presumes the tariffs of non-dominant carriers to be lawful. The FCC could, however, investigate the Company's tariffs, upon its own motion or upon complaint by a member of the public. As a result of any such investigation, the FCC could order the company to revise its tariffs, or the FCC could prescribe revised tariffs. With respect to domestic long-distance services provided by the FCC has ordered non-dominant carriers to withdraw their tariffs, but that order has been stayed pending review by a court of appeals.

     Interstate telecommunications carriers are subject to a number of other federal regulatory obligations and reporting requirements, including obligations to contribute to universal service and other subsidy funds, to permit resale of their services by other carriers, and to take certain steps to protect consumers. While the Company does not believe the burdens imposed by federal regulations will be onerous, failure to comply with applicable regulations could result in fines or other penalties, including loss of authority to provide interstate service.

     The intrastate operations of the Company may be subject to various state laws and regulations. Most states require the Company to apply for certification to provide intrastate telecommunications services, operator services, payphones or competitive local exchange services or to register or be found exempt from regulation, before commencing intrastate services. Most states also require the Company to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignment of carrier assets, including customer bases, carrier stock offerings, incurrence by carriers of significant debt obligations and acquisitions of telecommunications operations. Other regulatory requirements may mandate that the Company permit resale of its services by other companies, make payments to intrastate universal service and similar funds, and take certain steps to protect consumers. Certificates of authority can generally be conditioned, modified, canceled, terminated and revoked by state regulatory authorities for failure to comply with state law and/or rules, regulations and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations.

     Although the Company has not determined whether its current and anticipated telephone service offerings are subject to regulation by all state and federal regulatory authorities, the Company is currently in the process of obtaining authority, pursuant to regulation, certification, tariffs, notifications, or on an unregulated basis, to provide intrastate interexchange service in the 48 contiguous states and Hawaii. The interpretation and enforcement of such laws and regulations in relation to the Company's current and future service offering may vary, and there can be no assurance that the Company will be in compliance with all such laws and regulations at any one point in time. However, the Company intends to meet any filing requirements to which it may be subject.

     In the future, when the enhanced PNV Network is fully deployed, the Company may decide that it would be advantageous to have the status of a competitive local exchange carrier (CLEC) in some or all of the states in which it operates, or some states may require the Company to register or seek certification as a CLEC. Current regulation provides CLECs with certain benefits, such as the right to interconnect with incumbent LECs (ILECs) on just, reasonable and non-discriminatory terms, access to the unbundled network elements of ILECs at cost-based rates, and the ability to purchase (for resale) the ILECs' retail telecommunications services at a significant wholesale discount (determined by the state PSCs). CLECs are also subject to certain regulatory obligations, which differ by state, but which include the obligations to interconnect with and permit resale of their services by other telecommunications carriers, to provide access to their poles, ducts, conduits and rights-of-way to competing service providers, and to provide number portability so customers may switch their LEC without changing their telephone number.

     Various state and federal regulatory factors may have an impact on the Company's ability to attract customers. Many of the rights and obligations created by statute and regulation are subject to ongoing regulatory implementation proceedings and review by the courts, and are subject to change. Changes to some regulations could benefit the Company, while other changes could make it more difficult for the Company to compete.

     Cable television companies are subject to extensive governmental regulation. The Company does not believe that it is subject to such regulations. However, in the event the Company is required to comply with such regulations, the expense, potential delay and management distraction potentially resulting from the compliance process could have a material adverse effect on the Company's results of operations and financial condition.

PROPRIETARY RIGHTS

     The Company believes that recognition of its products and services is an important competitive factor in its industry. Accordingly, it promotes (or intends to promote) the following in connection with its marketing activities and holds or has filed an application for a United States trademark registration for the following: "PARK 'N VIEW," "INCAB PNV," "PNV USA," "YOUR CAB. YOUR CABLE. YOUR CALL,"

"PARK 'N VIEW" (with design), "DEN" (with design), and "WHERE SMART DRIVERS STAY CONNECTED."

     The Company regards the PNV Software as proprietary and attempts to protect it as a trade secret. The Company holds no patents or copyrights on its software technology.

EMPLOYEES

     As of June 30, 1998, the Company had 189 employees, including 15 part-time employees, none of whom are represented by a collective bargaining agreement. The Company considers its employee relations to be good.

PROPERTIES

     The Company is headquartered in Coral Springs, Florida, where it leases an approximately 21,000 square foot facility in which its administrative offices and warehouse facility are located. The Company currently leases an approximately 11,650 square foot facility in Ft. Lauderdale which previously served as its headquarters and warehouse facilities prior to moving to Coral Springs. The Company has sublet the Ft. Lauderdale facility.

LEGAL MATTERS

     In July 1998, Lorenzo and Pat Ortiz instituted an action against a truckstop chain, as well as a contractor utilized by the Company in connection with the installation of the PNV Network at a truckstop owned by the chain, in the 11th Judicial District, Webb County, Texas, seeking unspecified actual and punitive damages allegedly resulting from an injury suffered by Mr. Ortiz at such truckstop in connection with such installation. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop chain defendant, the Company agreed, among other things, to indemnify the truckstop chain for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop chain each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available and the Company agreed to name the truckstop chain as an additional insured on its insurance policy. Similar indemnification and insurance maintenance provisions are currently included in the standard contract between the Company and other truckstop owners/operators. The Company inadvertently failed to timely name the truckstop chain defendant as an additional insured with the result that the Company's commercial general liability insurance carrier has denied coverage with respect to this action. The Company and the truckstop chain have agreed that the Company shall assume the defense of this action, agree to indemnify the truckstop chain from any and all losses or expenses relating to the action and provide the truckstop chain with a letter of credit or surety bond in the amount of $200,000 securing such indemnity.


     In addition, an action has been instituted against a truckstop chain in Lake County, Indiana, for actual damages relating to a slip and fall incident at a truckstop at which the PNV Network is available. Although the plaintiff in the action initially named the Company as a defendant in the lawsuit, the plaintiff amended its complaint to remove the Company as a defendant. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop defendant, the Company agreed, among other things, to indemnify the truckstop for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available. The Company's commercial general liability insurance carrier has denied coverage with respect to this lawsuit due to the Company's alleged failure to notify the carrier of the incident on a timely basis. The Company is in the process of investigating the denial of coverage. The Company's present understandings of both actions is preliminary. Based upon such understandings, however, management does not believe that the outcome of either such action will have a material adverse effect on the Company's financial condition or results of operations.

     The Company has received a demand that it pay $50,000 to reimburse a worker's compensation insurance carrier for amounts paid to one of its insured relating to injuries allegedly related to the PNV Network. The

Company is in the preliminary stages of investigating this claim. The Company has also received claims of 12 to 15 slip and fall incidents relating to the PNV Network. It has advised its insurance carrier of these incidents and the carrier has denied coverage on several of these incidents due to the Company's alleged failure to provide timely notice of such incidents. Based on the Company's present preliminary understanding of the worker's compensation claim, as well as the other claims the Company has received, management does not believe that the outcome of such claims, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.


     The Company anticipates that it will be, from time to time, subject to claims and suits for personal injury arising in the ordinary course of its business. The Company anticipates that such claims and suits, to the extent for actual damages, will generally be covered by insurance. In order to minimize insurance coverage denials due to the Company's failure to provide timely notice, the Company has recently implemented a new procedure whereby all incident reports received by the Company are routed to one Company employee who is responsible for notifying the Company's insurance agent and/or legal counsel of such incident. Such agent and/or counsel in turn notifies the insurance carrier of such incident and is responsible for appropriate follow-up. In addition, prior to February 1998, in order to be insured with respect to incidents at a particular truckstop, the Company's insurance policy required the Company to name each such site. Effective as of such date, the Company amended its policy so that it requires the Company to name only the truckstop chain and not, additionally, each site owned/operated by the chain at which the PNV Network is available in order to be insured with respect to incidents at a particular truckstop.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company.

NAME                                         AGE           POSITIONS WITH THE COMPANY
----                                         ---           --------------------------
Ian Williams...............................  48    Chairman of the Board, Chief Executive
                                                     Officer and Director
Stephen L. Conkling........................  53    President and Chief Operating Officer
R. Michael Brewer..........................  55    Vice President-Finance and Chief Financial
                                                     Officer
Anthony W. Allen...........................  37    Vice President-Operations and Secretary
Richard K. Brenner.........................  44    Vice President-Sales
Bill J. Buzbee.............................  53    Vice President-Business Development
A. Alexander Ezazi.........................  37    Vice President-Marketing
James D. Green.............................  39    Vice President-Product Development
Ralph A. Head..............................  51    Vice President-Fleet Sales
Yves Roland Maynard........................  37    Vice President-Engineering
Robert M. Chefitz..........................  38    Director
Thomas P. Hirschfeld.......................  35    Director
Richard M. Johnston........................  63    Director
Daniel K. O'Connell........................  69    Director
David C. Turner............................  48    Director

     IAN WILLIAMS, a founder of the Company, has served as Chairman of the Board since August 1998 and as Chief Executive Officer and a director of the Company since the Company's incorporation in September 1995. From September 1995 to July 1998, Mr. Williams served as the Company's President. From 1993 to 1995, Mr. Williams served as President of Park 'N View, Ltd., the predecessor of the Company. The Company intends to hire a Chief Financial Officer as soon as practicable, at which time Mr. Conkling will assume the office of President of the Company and Mr. Williams will thereafter serve as Chairman of the Board and Chief Executive Officer of the Company. Prior to joining Park 'N View, Ltd., from 1991 to March 1993, Mr. Williams served as President of Arden Technologies, Inc., a manufacturer and distributor of wireless cable transmitters. Mr. Williams' experience at Arden as well as other previous employment includes the design of numerous satellite master antenna television systems, multi-channel low-power television systems, FM rebroadcast and distribution systems and wireless television broadcast systems and the installation of low-power television and cable systems throughout Canada and the Arctic, as well as over thirty other countries throughout the world. Mr. Williams is a graduate of West Gloucestershire College of Education in the United Kingdom.

     STEPHEN L. CONKLING has served as President of the Company since August 1998 and as Chief Operating Officer since December 1997. From April 1996 to July 1998, Mr. Conkling served as Vice President-Finance of the Company. The Company intends to hire a Chief Financial Officer as soon as practicable, at which time Mr. Conkling will serve as President and Chief Operating Officer of the Company and will cease to serve as Vice President-Finance. Prior to joining the Company, from January 1995 to March 1996, Mr. Conkling served as Chief Financial Officer of Advanced Promotion Technologies, a publicly held database marketing company that filed for Chapter 11 bankruptcy protection within two years after Mr. Conkling left the company. From November 1993 to January 1995, Mr. Conkling was a consultant providing strategic and financial strategy services. From 1991 to November 1993, Mr. Conkling served as Chief Executive Officer of

Imagery, a document imaging software company. Mr. Conkling served as Chief Financial Officer of Interactive Systems, a systems software company, from 1984 to January 1991. Prior to 1984, he was employed for 16 years by Xerox Corporation in various finance and marketing positions. He is a graduate of Purdue University, where he earned a Bachelor degree in industrial management, and the University of Southern California, where he earned a Masters of Business Administration.

     R. MICHAEL BREWER has served as Chief Financial Officer of the Company since August 18, 1998. Prior to joining the Company, from January 1994 to August 1998, Mr. Brewer was Vice President of Finance and Chief Financial Officer for Boca Research, Inc., a computer peripheral manufacturing company. From 1978 to January 1994 Mr. Brewer was Vice President of Finance for the U.S. operations of Mitel Corporation, a Canadian company which manufactured PBX telephone equipment and semiconductors. Mr. Brewer is a graduate of the University of Minnesota where he earned a degree in business administration. Mr. Brewer received his Florida CPA Certificate in 1975.

     ANTHONY W. ALLEN has served as Vice President-Operations of the Company since March 1997 and Secretary since the Company's incorporation in September 1995. From 1993 to August 1997, Mr. Allen served as Director of Marketing for Arden Technologies, Inc., a manufacturer and distributor of wireless cable transmitters, which from September 1995 to March 1997 contracted with the Company to provide Mr. Allen's services to the Company. From 1990 to 1993 he served as Director & General Manager of IMDS International Microwave Distribution Systems, Ltd. in Barbados in which position he was responsible for the international distribution and installation of wireless cable products. From 1988 to 1990 he served as Regional Sales Manager for Southfields Coachworks Ltd. (located in the United Kingdom), a manufacturer of semi-trailers and heavy truck bodywork. He is a graduate of Harper Adams in the United Kingdom, where he earned a diploma in mechanical engineering.

     RICHARD K. BRENNER has served as Vice President-Sales of the Company since November 1997. Prior to joining the Company, Mr. Brenner was the founder and President of Brenner Consulting Group, a consulting firm that provided marketing consulting services to the Company, from February 1996 to October 1997. See "Certain Transactions." From June 1995 to February 1996, Mr. Brenner served as Vice President -- World-wide Business Planning for Scott Paper Company, in which position he was responsible for directing business planning for all Scott brands. From January 1994 to June 1995, Mr. Brenner served as Vice President-Marketing of Advanced Promotion Technologies, a publicly held database marketing company that filed for Chapter 11 bankruptcy protection within two years after Mr. Brenner left the company. Mr. Brenner was employed by Procter and Gamble from 1986 to January 1994 in various marketing and product management positions. Prior to joining Procter and Gamble, Mr. Brenner was employed by Leo Burnett USA, an advertising agency, as an account supervisor. Mr. Brenner is a graduate of the University of Maryland, where he earned a Bachelor degree in business administration, and Northwestern University, where he earned a Masters of Management.

     BILL J. BUZBEE has served as Vice President-Business Development of the Company since October 1997 and Vice-President-Marketing and Sales from April 1995 to October 1997. Prior to joining the Company, he served as Manager of Fuel/Ancillary Sales for National Auto/Truckstops Corp., a truckstop operator, from October 1993 to April 1995. From 1989 to 1993 and from 1972 to 1984, Mr. Buzbee was employed by Truckstops of America and served in various capacities including as general manager of truckstop facilities located in Nashville, Tennessee; West Memphis, Arkansas; Gary, Indiana and Grovertown, Indiana. Mr. Buzbee was employed by a Petro Stopping Center franchisee from 1984 to 1986. Mr. Buzbee attended State Community College in Columbia, Tennessee, and David Lipscomb University in Nashville, Tennessee.

     A. ALEXANDER EZAZI has served as Vice President-Marketing of the Company since September 1997. Prior to joining the Company, from September 1995 to April 1997, Mr. Ezazi was Director of Marketing and Sales for PrimeCo, a joint venture formed by AirTouch Communications and Bell Atlantic, to provide personal communications services throughout the United States. From February 1993 to September 1995, Mr. Ezazi worked for AirTouch Cellular, a division of AirTouch Communications, as Director of Distribution Strategy for the Corporate Marketing Group, where he was responsible for directing various distribution initiatives. From 1992 to February 1993, Mr. Ezazi worked as Manager of Business Development for the Los Angeles

Marketing and Sales Department of AirTouch Cellular, where he managed the evaluation and implementation of new products and services in the Los Angeles cellular market. Mr. Ezazi worked as a consultant for Andersen Consulting from 1988 to 1991. Mr. Ezazi is a graduate of the University of Pennsylvania and Columbia University, where he earned a Masters of Business Administration.

     JAMES D. GREEN has served as Vice President-Product Development of the Company since November 1996. Prior to joining the Company, Mr. Green was President of GreenLight Technologies, Inc., which was formed in 1994 as a software development company specializing in frequency marketing and transaction processing services for the truckstops and trucking companies and which performed certain software programming consulting services for the Company. See "Certain Transactions." From 1984 to 1994, Mr. Green worked for Comdata Corporation as Senior Product Manager responsible for all transportation card based products. Mr. Green worked as Product Manager for Financial Institutional Services Inc. from 1982 to 1984 and as consultant for Computer Sciences Corporation from 1980 to 1982. Mr. Green is a graduate of The Evergreen State College in Olympia, Washington, where he earned a Bachelor degree in business administration and computer science.

     RALPH A. HEAD has served as Vice President-Fleet Sales of the Company since January 1996. Mr. Head was President of Ralph Head & Associates, a transportation consulting firm, from December 1994 to January 1996. Mr. Head served as Vice President of Fleet Sales for National Auto/Truckstops from May 1993 to December 1994 and as President of Direct Bill Management, a financial services company serving fleet trucking companies and truckstops, from January 1991 to May 1993. Mr. Head is a graduate of Auburn University, where he earned a Bachelor degree in business administration.

     YVES ROLAND MAYNARD has served as Vice President-Engineering of the Company since September 1995 but has been employed by the Company since June 1993. Mr. Maynard was employed by Glocom Engineering from August 1990 to June 1993, and by Glocom Engineering Ltd./Canada from 1987 to May 1990, as Director of Engineering, and as such was responsible for the engineering and installation of microwave distribution systems. His experience at Glocom includes the engineering and installation of microwave distribution systems for companies in Canada, the United States and the Caribbean, and the design of equipment and construction methods necessary to deliver cable television and telephone services. From 1986 to 1987, Mr. Maynard was employed by Island Engineering BWI as Director of Engineering. Mr. Maynard is a graduate of Red River Community College in Winnipeg, Manitoba, where he earned a diploma in industrial electronics.

     ROBERT M. CHEFITZ has served as a director of the Company since November 1995. Mr. Chefitz has served as a Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm ("Patricof"), since 1991. Mr. Chefitz joined Patricof in 1987 and served as Vice-President until 1991. From 1981 to 1987, Mr. Chefitz served in various management positions with Golder, Thoma & Cressey Co. of Chicago, Illinois. Mr. Chefitz' experience includes consulting with management teams to consolidate fragmented industries, including communications, security and specialty retailing. Mr. Chefitz serves as a director of Protection One and several privately held companies in which the limited partnerships managed by Patricof are investors. Mr. Chefitz is a graduate of Northwestern University and Columbia University, where he earned a Bachelor degree and a Masters of Business Administration, respectively.

     THOMAS P. HIRSCHFELD has served as a director of the Company since November 1995. Mr. Hirschfeld has served as a Principal of Patricof since January 1995. From January 1994 to January 1995, he served as Assistant to the Mayor of New York City. From August 1986 to December 1993, Mr. Hirschfeld was employed by Salomon Brothers as an investment banker. Mr. Hirschfeld serves as a director of a number of privately held companies in which the limited partnerships managed by Patricof are investors. He is a graduate of Harvard College and Balliol College, Oxford.

     RICHARD M. JOHNSTON has served as a director of the Company since August 1997. Mr. Johnston has served as Vice President-Investments and a director of The Hillman Company, an investment holding company with diversified operations ("Hillman"), since 1970. Mr. Johnston served as Assistant to the President of Hillman from 1965 to 1970 and Assistant to the Vice President-Investments of Hillman from 1961 to 1965. Mr. Johnston serves as a director of Metrocall, Inc., a leading provider of paging and other wireless messaging services, Novoste Corporation and several privately held companies in each of which Hillman is an investor. Mr. Johnston is a graduate of Washington & Lee University and the Wharton School of Finance of the University of Pennsylvania, where he earned a Masters of Business Administration.

     DANIEL K. O'CONNELL has served as a director of the Company since November 1995. Mr. O'Connell has been a private investor since April 1991. Mr. O'Connell was employed by Ryder System, Inc., an international transportation services company, from 1964 to April 1991 and served in various capacities including Executive Vice President from 1974 to 1991, Financial Vice President from 1970 to 1974, General Counsel from 1968 to 1970 and attorney from 1964 to 1968. He is a director of American Retirement Corporation in Nashville, Tennessee, which develops, owns and manages assisted living, continuing care and congregate living retirement communities throughout the United States, and of Fortress-FAE Corporation in Boston, Massachusetts, which transports and stores art objects and other high-value personal property. He also serves as a director of Fiduciary Trust International of the South located in Miami, Florida, a subsidiary of Fiduciary Trust Company International, headquartered in New York. Mr. O'Connell is a graduate of Southern Illinois University of Carbondale, Illinois, and Georgetown University Law Center. Mr. O'Connell's son is a partner in the law firm of Kilpatrick Stockton LLP, which provides legal services to the Company.

     DAVID C. TURNER has served as a director of the Company since November 1996. Mr. Turner has worked as Senior Investment Analyst with the Michigan Retirement System since 1985 and in this capacity shares in the management of a $3.0 billion alternative investment portfolio. From 1978 to 1985, Mr. Turner held several policy advisory and management positions in the Michigan Department of Commerce with responsibilities for developing business and financial legislation, implementing large-scale industrial development projects, serving as a small business loan officer and overseeing the State of Michigan's Technology Transfer Program between university research departments and the private sector. Mr. Turner is a graduate of the State University of New York.

COMPOSITION OF THE BOARD OF DIRECTORS; EXECUTIVE OFFICERS

     The Company's Bylaws provide that the number of members of the Company's Board of Directors shall consist of between one and seven and that the Board has the power to determine the number of directors (when not determined by the stockholders) and to fill vacancies on the Board. The number of directors is presently fixed at seven. The Company presently has six directors and one vacancy on the Board of Directors. The Board of Directors, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock intend to fill the existing vacancy with a person who is not an employee of the Company as soon as practicable. All directors are elected annually to serve until the next annual stockholders' meeting following their election and until their successors are elected and qualified.

     The Board of Directors has established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Robert M. Chefitz, David C. Turner and Ian Williams and the members of the Audit Committee are Daniel K. O'Connell, Thomas P. Hirschfeld and Richard M. Johnston. The Compensation Committee is responsible for reviewing the performance of all executive officers and determining all compensation for such officers. The Audit Committee is responsible for recommending to the Board of Directors the appointment of independent auditors, reviewing with the auditors the plans and results of the audit engagement, approving professional services provided by the auditors, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Board of Directors may from time to time establish such other committees as circumstances warrant. Such committees will have such authority and responsibility as is delegated by the Board of Directors.

     Pursuant to an Amended and Restated Security Holders' Agreement and Exchange Agreement, dated as of November 13, 1996 (as amended pursuant to an amendment, dated as of August 22, 1997, the "Security Holders' Agreement"), (i) the Company's Board of Directors shall consist of not more than seven members,
(ii) as long as the Series A Preferred Stock has not been redeemed and paid in full, the holders of the Series A Preferred Stock have the right to designate two directors, (iii) the holders of the Series B Preferred Stock have the right to designate one director, (iv) the holders of the Series C Preferred Stock have the right to designate one director, (v) certain holders of the Common Stock have the right to designate two directors, and (vi) the Board of Directors, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock will mutually agree upon the remaining director.

     Of the Company's current directors, Mr. Chefitz and Mr. Hirschfeld are the designees of the holders of the Series A Preferred Stock, Mr. Turner is the designee of the holders of the Series B Preferred Stock, Mr. Johnston is the designee of the holders of the Series C Preferred Stock, and Mr. Williams and Mr. O'Connell are the designees of the holders of the Common Stock.

     Pursuant to the respective Certificates of Designations for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect two directors and, prior to the consummation of a registered common stock offering that is a Qualifying Offering (as defined in the applicable Certificate of Designations), the holders of the Series B Preferred Stock and Series C Preferred Stock, each voting as a separate class are each entitled to elect one director of the Company. Subsequent to the consummation of a Qualifying Offering, but only for so long as at least 66 2/3% of the Common Stock issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, is held of record by the original purchasers of such stock, the holders of a majority of the Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock shall each be entitled to nominate one person for election as a director of the Company, which nominees the Company will include in management's slate of nominees for election as directors of the Company. Whenever (i) dividends declared on the Series B Preferred Stock or the Series C Preferred Stock are in arrears in an amount equivalent to the aggregate dividends required to be paid on such stock for any two quarterly periods, (ii) the Company fails to satisfy its redemption obligations, (iii) the Company otherwise fails to perform certain obligations under the Certificates of Designations authorizing such stock or
(iv) certain other events of default occur, the holders of the Series C Preferred Stock, together with the holders of the Series B Preferred Stock, have the exclusive right to elect a majority of the Board of Directors.

     The Company currently pays no compensation to directors for serving in such capacity.

     The Company's executive officers are elected annually by the Board of Directors to serve until their successors are elected and qualify. The Company is not a party to an employment agreement with any of its executive officers. There are no family relationships among any of the directors and executive officers of the Company, except that Mr. Allen, Vice President-Operations of the Company, is the brother-in-law of Mr. Williams, President and Chief Executive Officer of the Company.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

     The Delaware General Corporation Law (the "DGCL") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for
(i) breaches of his or her duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or unlawful payment of dividends, or (iv) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company's Certificate of Incorporation contains a provision eliminating director liability to the extent permitted by the DGCL.

     Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by that person. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court to which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses. The Company's Bylaws provide that each director and officer shall be indemnified by the Company to the fullest extent allowed by Delaware law.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information regarding the annual compensation for the fiscal year ended June 30, 1998, with respect to the Company's Chief Executive Officer and the Company's four other highest paid executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                ANNUAL COMPENSATION
                                                              -----------------------
NAME AND PRINCIPAL POSITION                                   SALARY($)   BONUS($)(1)
---------------------------                                   ---------   -----------
Ian Williams................................................   157,500          --
  Chairman of the Board, Chief Executive
  Officer and Director
Stephen L. Conkling.........................................   132,501          --
  President and Chief
  Operating Officer
James D. Green..............................................   127,500          --
  Vice President-Product Development
A. Alexander Ezazi(2).......................................    87,083      27,500
  Vice President-Marketing
Richard Brenner(2)..........................................    73,333      27,500
  Vice President-Sales


---------------

(1) Represents guaranteed cash bonuses paid for fiscal 1997.
(2) Mr. Ezazi's employment by the Company commenced in September 1997 and Mr. Brenner's employment by the Company commenced in November 1997.

  Stock Options

     The following table summarizes the number and value of unexercised options held by Named Executive Officers as of June 30, 1998. No Named Executive Officers exercised any options during the year ended June 30, 1998.

                         FISCAL YEAR-END OPTION VALUES


                                                   NUMBER OF SECURITIES
                                                        UNDERLYING                 VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                  AS OF JUNE 30, 1998(#)         AS OF JUNE 30, 1998($)(1)
                                               -----------------------------   -----------------------------
NAME                                           EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                           -----------     -------------   -----------     -------------
Stephen L. Conkling..........................    27,151           40,727         222,640          333,960
                                                 12,000           18,000          74,400          111,600
James D. Green...............................    15,151           22,727         120,452          180,678


---------------


(1) There was no public trading market for the Common Stock as of June 30, 1998. These values have been calculated based on a fair market value of $9.20 per share on June 30, 1998 less the per share exercise price. Such value was determined by the Board of Directors based on the value of the Warrants agreed upon by the Company and the initial investors in the Units in the Unit Offering. See Note 5 to the financial statements.

EMPLOYMENT ARRANGEMENTS

     The Company does not have employment agreements with any of its executive officers. In connection with its acquisition in November 1996 of certain software from a software development company of which Mr. Green, an executive officer of the Company, owned 50%, the Company agreed to pay Mr. Green an annual salary of $100,000 as long as he is employed by the Company. See "Certain Transactions." The Company's executive officers are not entitled to any payments in connection with a termination of employment or a change in control of the Company. Pursuant to the Company's Stock Option Plan, the exercisability of options granted under such plan is accelerated in the event of certain changes in control of the Company.

BONUS PLAN

     In February 1998, the Board of Directors adopted the Company's Compensation Plan (the "Compensation Plan") to provide cash and/or stock awards to certain key employees of the Company, including all of the Company's executive officers. Pursuant to the Compensation Plan, such employees are each eligible for bonuses based on a percentage of their annual base salary, which percentage may be up to 61% depending upon the employee's position with the Company (the "Potential Bonus"). The Potential Bonus for any employee is then subdivided into two components consisting of: (i) 40% for participants other than executive officers, and 60% for executive officers, of the Potential Bonus for the Company's achievement of certain goals for the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") during the applicable period (the "Company Component"), and (ii) 40% for executive officers, and 60% for participants other than executive officers, of the Potential Bonus for the employee's achievement of certain functional and personal goals for the applicable period (the "Personal Component"). The Company's Board of Directors establishes the Company's goals for EBITDA, as well as each employee's functional and personal goals, prior to the commencement of the applicable period.

     The percentage of the Company Component and the Personal Component that the employee actually may receive is determined based upon the percentage of the Company's goal for EBITDA that the Company achieves during the applicable period and the percentage of the employee's achievement of his or her functional and personal goals for the applicable period as determined by the Board of Directors. The allocation of the bonus between cash and/or stock awards shall be determined by the Board of Directors. The allocation of the bonus between cash and/or stock awards shall be determined by the Board of Directors.

STOCK OPTION PLAN

     Under the Park 'N View, Inc. Stock Option Plan (the "Stock Option Plan"), options to purchase up to 800,000 shares of Common Stock may be granted to employees, directors, consultants and independent contractors of the Company. The Stock Option Plan is presently administered by the Board of Directors. Each option granted under the Stock Option Plan must be exercised within a period fixed by the Board of Directors which, subject to certain limitations, may not exceed ten years from the date of grant of the option. The Company may grant incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986) or nonqualified stock options. The exercise price of incentive stock options under the Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Stock Option Plan become exercisable at such time or times as the Board of Directors shall determine. Of the options outstanding under the Stock Option Plan as of March 31, 1998, options to purchase an aggregate of 219,390 shares of Common Stock were granted in August 1996 having an exercise price of $1.00, options to purchase an aggregate of 32,500 shares of Common Stock were granted in November 1996 having an exercise price of $1.00 per share, options to purchase an aggregate of 75,756 shares of Common Stock were granted in December 1996 having an exercise price of $1.25 per share, options to purchase an aggregate of 7,200 shares of Common Stock were granted in March 1997 having an exercise price of $1.50 per share, and options to purchase an aggregate of 75,000 shares of Common Stock were granted in June 1997 having an exercise price of $3.00 per share. All of such outstanding options become exercisable in five annual increments of 20% each commencing on the date of grant so long as employment with the

Company continues. The exercise price of outstanding options to date has been the deemed fair market value of the Common Stock on the date of grant. No options have been granted to any director of the Company.

     The Company plans to grant options to purchase an aggregate of 259,000 shares of Common Stock to certain of its executive officers. The Company currently expects that such options to purchase 152,000 shares of Common Stock will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors and that such options to purchase 107,000 shares of Common Stock will have an exercise price substantially below such value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions concerning the compensation of the Company's executive officers for the year ended June 30, 1998 were made by the Company's Compensation Committee of which Mr. Williams, President and Chief Executive Officer of the Company, is a member.

                              CERTAIN TRANSACTIONS

     In November 1995, the Company, which was organized by Patricof, Ian Williams and the then-partners of Park 'N View, Ltd. (Sam Hashman, Monte Nathanson and Nelgo Investments, of which Daniel O'Connell is a general partner), acquired the business and assets, and assumed the liabilities, of Park 'N View, Ltd. In connection with such purchase, the Company issued approximately
2.3 million shares of Common Stock to Park 'N View, Ltd. Park 'N View, Ltd. subsequently distributed such shares to its partners. The amount of the net liabilities assumed by the Company was $84,446, including a promissory note of Park 'N View, Ltd., to Sam Hashman in the principal amount of $150,000, which was subsequently paid in full by the Company. In addition, over a 12-month period commencing in November 1995, the Patricof Managed Funds invested $3.8 million in the Company in exchange for which the Company issued to the Patricof Managed Funds an aggregate of 2.0 million shares of Common Stock, 70,010 shares of Series A Preferred Stock and $3.0 million aggregate principal amount of the Company's 8% Subordinated Notes. During the fall of 1996, the Company issued to the Patricof Managed Funds an additional $1.5 million aggregate principal amount of the Company's 8% Subordinated Notes and warrants to purchase 239,250 shares of Common Stock. In connection with the sale of the Series A Preferred Stock, the Company entered into certain agreements with certain holders of the capital stock of the Company. Pursuant to these agreements, certain holders of Common Stock and Series A Preferred Stock obtained rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of Common Stock of the Company. The holders of the Company's outstanding shares of Common Stock and Series A Preferred Stock also have certain co-sale rights. See "Description of Capital Stock."

     Park 'N View, Ltd., issued to Sam Hashman, its promissory note in the principal amount of approximately $150,000. This note was issued in connection with development of the PNV Network. This note was assumed by the Company in November 1995 and paid (in three installments during 1995 and 1996) from the net proceeds of the sale of the Series A Preferred Stock to the Patricof Managed Funds.

     In November 1996, in connection with the sale of the Series B Preferred Stock, (i) the Patricof Managed Funds (a) converted $3.0 million aggregate principal amount of the Company's 8% Subordinated Notes plus $180,000 in interest accrued thereon into 318,065 shares of the Series A Preferred Stock,
(b) converted $1.5 million aggregate principal amount of such notes, and warrants to purchase 239,250 shares of Common Stock, into 137,237 shares of the Series B Preferred Stock and (c) purchased 45,746 shares of Series B Preferred Stock for $500,000, (ii) the State of Michigan Retirement System purchased 731,930 shares of the Series B Preferred Stock for $8.0 million and (iii) Benefit Capital Management Corporation purchased 274,474 shares of the Series B Preferred Stock for $3.0 million. In connection with the sale of the Series B Preferred Stock, the Company entered into certain agreements with certain holders of the capital stock of the Company. Pursuant to these agreements, the Company granted certain registration rights to certain holders of shares of Common Stock and to holders of the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock and any additional shares of Common Stock acquired as a result of a stock dividend, stock split, or other distribution in respect of the Series B Preferred Stock. See "Description of Capital Stock --

Registration Rights." Certain holders of Common Stock and Series B Preferred Stock also obtained rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of Common Stock pursuant to these agreements. The holders of the Company's outstanding shares of Common Stock, and Series B Preferred Stock also have certain co-sale rights pursuant to these agreements. See "Description of Capital Stock."

     From November 1995 to November 1996, GreenLight Technologies, Inc. ("Greenlight"), of which James Green owned 50%, and Lewis Tatham, also an employee of the Company, owned the remaining 50%, provided certain software programming consulting services to the Company relating to the PNV Software pursuant to a software development agreement. Pursuant to the provisions of this agreement, during this period, the Company paid Greenlight an aggregate of approximately $49,800 in fees. In November 1996, pursuant to a technology transfer agreement, Greenlight, Mr. Green and Mr. Tatham transferred and assigned to the Company certain software relating to the PNV Software developed by them, including rights in software developed pursuant to the software development agreement, in consideration of the Company's payment to each individual of a $100,000 annual salary as long as he is employed by the Company and the grant to each of them of an option to purchase 37,878 shares of Common Stock having an exercise price of $1.25 per share and becoming exercisable in five annual cumulative increments of 20% each commencing on the date of grant as long as employment continues.

     In August 1997, the Company issued an aggregate of 2,328,543 shares of Series C Preferred Stock for $18.6 million, of which (i) Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees, purchased 812,500 shares of Series C Preferred Stock for $6.5 million, (ii) the Patricof Managed Funds purchased 125,000 shares of Series C Preferred Stock for $1.0 million, (iii) Benefit Capital Management Corporation purchased 125,000 shares of Series C Preferred Stock for $1.0 million and (iv) the State of Michigan Retirement System purchased 125,000 shares of Series C Preferred Stock for $1.0 million. In connection with the sale of the Series C Preferred Stock, the Company entered into certain amendments to the agreements with certain holders of the capital stock of the Company that the Company had entered into in connection with the sale of the Series A Preferred Stock and the Series B Preferred Stock. Pursuant to these amendments, the Company granted certain registration rights to holders of the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock and any additional shares of Common Stock acquired as a result of a stock dividend, stock split, or other distribution in respect of the Series C Preferred Stock. See "Description of Capital Stock -- Registration Rights." These amendments also provided holders of Series C Preferred Stock rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of Common Stock. The holders of the Series C Preferred Stock also have certain co-sale rights pursuant to these amendments. See "Description of Capital Stock."

     Prior to his employment by the Company, Richard Brenner provided certain marketing consulting services to the Company, from December 1996 to October 1997. During this period, the Company paid Mr. Brenner an aggregate of approximately $52,000 in fees.


     Since December 1995, Mr. Williams has personally guaranteed the Company's obligations of $480,000 under lease agreements for construction equipment and telephone switches to which the Company is a party. In May 1997, the Company loaned $59,000 to Mr. Buzbee in connection with his relocation from the Company's Nashville, Tennessee office to its headquarters in Ft. Lauderdale, Florida. This loan was evidenced by Mr. Buzbee's promissory note payable to the Company, bearing interest at the prime rate announced by The Wall Street Journal on the date of such note. This note was satisfied in August 1997.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 15, 1998, certain information regarding the beneficial ownership of the Common Stock by (i) each person that is a member of the Board of Directors of the Company, (ii) each person or entity known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock of the Company and (iii) all executive officers and directors of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as indicated in the footnotes below.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT OF SHARES
NAME                                                             OWNED          OUTSTANDING
----                                                          ------------   -----------------
Ian Williams(1).............................................     441,953            5.19%
Daniel K. O'Connell(2)......................................     270,810            3.18
Robert M. Chefitz(3)........................................   2,372,919           27.85
Thomas P. Hirschfeld(4).....................................   2,372,919           27.85
David C. Turner(5)..........................................   1,140,918           13.39
Richard M. Johnston(6)......................................      12,500               *
Sam Hashman(7)..............................................   1,011,560           11.87
Patricof & Co. Ventures, Inc., as Manager(8)................   2,372,919           27.85
MPN Partners, Ltd.(9).......................................     540,856            6.35
State of Michigan Retirement System(10).....................   1,140,918           13.39
Benefit Capital Management Corporation(11)..................     500,000            5.87
Henry L. Hillman, Elsie Hilliard Hillman and C.G.
  Grefenstette, Trustees(12)................................     812,500            9.53
All directors and officers as group (14 persons)(13)........   4,411,866           50.74

---------------

  *  Less than 1%
 (1) Includes 22,950 shares of Common Stock beneficially owned by PNV General Partner, Inc., of which Mr. Williams, Mr. Hashman and Monte Nathanson, the general partner of MPN Partners, Ltd., each owns one-third of such shares.
 (2) Represents an aggregate of 270,810 shares of Common Stock beneficially owned by Nelgo Investments, a partnership of which Mr. O'Connell is a general partner. Mr. O'Connell owns 15% of Nelgo Investments.
 (3) Represents an aggregate of 2,372,919 shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock beneficially owned by the Patricof Managed Funds. Mr. Chefitz, a director of the Company, is a Managing Director of Patricof, and a general partner in the limited partnerships which Patricof & Co. Ventures, Inc. manages. Mr. Chefitz does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (4) Represents an aggregate of 2,372,919 shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock beneficially owned by the Patricof Managed Funds. Mr. Hirschfeld, a director of the Company, is a Principal of Patricof. Mr. Hirschfeld does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (5) Represents an aggregate of 1,140,918 shares presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock beneficially owned by the State of Michigan Retirement System. Mr. Turner, a director of the Company, is a Senior Investment Analyst with the State of Michigan Retirement System. Mr. Turner does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (6) Represents shares of Common Stock presently issuable upon conversion of outstanding shares of Series C Preferred Stock beneficially owned by Richard M. Johnston Trust #2, for which Mr. Johnston is the sole trustee and beneficiary. Does not include 1,250,000 shares beneficially owned by affiliates and related parties of The Hillman Company. Mr. Johnston is Vice President-Investments and a director of

     The Hillman Company. Mr. Johnston does not exercise sole or shared voting or investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (7) Includes 22,950 shares of Common Stock beneficially owned by PNV General Partner, Inc., of which Mr. Williams, Mr. Hashman and Monte Nathanson, the general partner of MPN Partners, Ltd., each owns one-third of such shares.
 (8) Consists of shares of Common Stock and shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock owned of record as follows: (i) an aggregate of 1,755,193 shares held by APA Excelsior IV, L.P., (ii) an aggregate of 309,513 shares held by APA Excelsior IV/Offshore, L.P. and (iii) an aggregate of 308,213 shares held by The P/A Fund, L.P. Patricof & Co. Ventures, Inc., directly or indirectly, controls, and has sole voting or investment power with regard to shares held by, such limited partnerships.
 (9) MPN Partners, Ltd. is a limited partnership of which Monte Nathanson, a founder of the Company, is the general partner. Includes 22,950 shares of Common Stock beneficially owned by PNV General Partner, Inc., of which Mr. Williams, Mr. Hashman and Mr. Nathanson each own one-third.
(10) Consists of shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock. Does not include shares held by APA Excelsior IV, L.P., a limited partnership of which the State of Michigan Retirement System is a limited partner.
(11) Consists of shares of Common Stock presently issuable upon conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock owned of record by Benefit Capital Management Corporation as Investment Manager for The Prudential Insurance Company of America Separate Account No. VCA-GA-5298 ("Benefit"). Benefit has voting power as to the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock held by Benefit. Benefit is a wholly owned subsidiary of Union Carbide Corporation, a New York Corporation ("UCC"). Benefit manages the assets of UCC's retirement program plan for employees of UCC and its participating subsidiaries (the "Plan"). In connection with the purchase of certain annuities by the Plan, Prudential has established a separate insurance account with respect to the Plan. Prudential disclaims beneficial ownership of the shares.
(12) Consists of shares of Common Stock presently issuable upon conversion of outstanding shares of Series C Preferred Stock owned of record as follows:
     (i) 187,500 shares held by a trust for the benefit of Henry L. Hillman (the "HLH Trust"), and (ii) 625,000 shares owned by Juliet Challenger, Inc., an indirect, wholly-owned subsidiary of The Hillman Company ("THC"). THC is controlled by the HLH Trust. The Trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust and the assets of THC. Does not include an aggregate of 250,000 shares held by four trusts for the benefit of members of the Hillman family, as to which shares the HLH Trustees (other than Mr. Grefenstette, who is one of the trustees of such family trusts) disclaim beneficial ownership. Also does not include 187,500 shared held by Venhill Limited Partnership, as to which shares the HLH Trustees disclaim beneficial ownership. Howard B. Hillman, the general partner of Venhill Limited Partnership, is a step-brother of Henry L. Hillman.
(13) Includes an aggregate of 172,786 shares of Common Stock subject to options that are presently exercisable or become exercisable by November 30, 1998.

     The addresses of the persons named in the foregoing table who beneficially own 5% or more of the outstanding Common Stock (including shares of Common Stock currently issuable upon the conversion of the outstanding Series B Preferred Stock and the Series C Preferred Stock) are as follows: (i) Ian Williams and Sam Hashman, c/o Park 'N View, Inc., 11711 NW 39th Street, Coral Springs, Florida 33065, (ii) Robert M. Chefitz, Thomas P. Hirschfeld and the Patricof Managed Funds, c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, New York 10022, (iii) MPN Partners, Ltd., 17058 White Haven Drive, Boca Raton, Florida 33496, (iv) David C. Turner and State of Michigan Retirement System, 430 West Allegan Street, Lansing, Michigan 48922, (v) Benefit Capital Management Corporation, 39 Old Ridgebury Road, Danbury, Connecticut 06817, and (vi) Henry
L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees, 2000 Grant Building, Pittsburgh, Pennsylvania 15219.

                            SELLING SECURITY HOLDERS

     The following table sets forth, as of a recent practicable date prior to the date of this Prospectus, certain information with respect to the Warrants owned by the Selling Security Holders listed below. As of the date hereof, none of the Selling Security Holders owns any of the Warrant Shares offered hereby. Such information has been obtained from such holders, DTC and/or the Warrant Agent. None of such holders has, or within the past three years, has had any position, office or other material relationship with the Company.

                                         WARRANTS                                               WARRANTS
                                       BENEFICIALLY                                           BENEFICIALLY
                                      OWNED PRIOR TO                        WARRANTS BEING    OWNED AFTER
NAME                                   THE OFFERING     PERCENT OF CLASS       OFFERED        THE OFFERING
----                                  --------------    ----------------    --------------    ------------
SunAmerica High Income Fund.........       1,875              2.50               1,875             --
SunAmerica Diversified Income
  Fund..............................         625               .83                 625             --
SunAmerica Series Trust -- High
  Yield Bond Portfolio..............       3,000              4.00               3,000             --
Prospect Street High Income
  Portfolio Inc.....................       1,000              1.33               1,000             --
Conseco Strategic Income Fund.......       1,000              1.33               1,000             --
Midland Life Insurance Co. -- High
  Yield.............................         500               .66                 500             --
Beneficial Standard Life Insurance
  Co. -- High Yield.................       1,500              2.00               1,500             --
Conseco Annuity Assurance...........       2,000              2.66               2,000             --
Conseco Series Trust -- Asset
  Allocation........................         250               .33                 250             --
Conseco Fund Group -- High Yield....         150               .20                 150             --
Conseco Fund Group -- Asset
  Allocation........................         100               .13                 100             --
Aristeia International..............         275               .36                 275             --
Aristeia Trading....................         225               .30                 225             --
Dreyfus High Yield Securities
  Fund..............................       1,000              1.33               1,000             --
Illinois State Board of
  Investment........................       1,000              1.33               1,000             --
Aetna High Yield Fund...............         150               .20                 150             --
Aetna High Yield VP.................          50               .07                  50             --
High Yield Account..................         800              1.07                 800             --
Van Kampen High Yield Fund..........       1,000              1.33               1,000             --
Van Kampen American Capital High
  Income Corporate Bond Fund........       3,000              4.00               3,000             --
Van Kampen American Capital Income
  Trust.............................       1,000              1.33               1,000             --
Debt Strategies Fund, Inc...........         500               .66                 500             --
Senior High Income Portfolio,
  Inc...............................         500               .66                 500             --
Merrill Lynch Debt Strategies
  Portfolio.........................         500               .66                 500             --
Merrill Lynch Global Investment
  Series: Income Strategies
  Portfolio.........................       2,500              3.33               2,500             --
LM High Yield.......................       3,000              4.00               3,000             --
LM Offshore.........................       2,000              2.67               2,000             --
North Dakota High Yield.............       1,000              1.33               1,000             --
AIM High Yield Fund, Inc............      15,400             20.53              15,400             --
AIM V.I. High Yield Fund, Inc.......         100               .13                 100             --
Pershing/Division of DLJ............       4,000              5.33               4,000             --
Phoenix High Yield Fund.............       4,000              5.33               4,000             --
CS Structured Credit Fund, Ltd......       1,000              1.33               1,000             --
Managed High Yield Plus Fund........       7,000              9.33               7,000             --
Managed High Yield Fund.............       1,500              2.00               1,500             --

                                         WARRANTS                                               WARRANTS
                                       BENEFICIALLY                                           BENEFICIALLY
                                      OWNED PRIOR TO                        WARRANTS BEING    OWNED AFTER
NAME                                   THE OFFERING     PERCENT OF CLASS       OFFERED        THE OFFERING
----                                  --------------    ----------------    --------------    ------------
Paine Webber High Income Fund.......       5,750              7.66               5,750             --
PW Offshore High Income.............         750              1.00                 750             --
SUBTOTAL............................      70,000             93.34              70,000             --
Unnamed holders of offered
  securities or any future
  transferees, pledgees, donees or
  successors of or from any such
  unnamed holder(1).................       5,000              6.66               5,000             --
          TOTAL.....................      75,000               100%             75,000             --


---------------


(1) No such holder may offer the offered securities pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Security Holder in a supplement to this Prospectus.


     Because the Selling Security Holders may, pursuant to this Prospectus, offer all or some portion of the Warrants they presently hold, no estimate can be given as to the number of Warrants that will be held by the Selling Security Holders upon termination of any such sales. In addition, the Selling Security Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Warrants since the date on which they provided the information regarding their Warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only Selling Security Holders identified above who own the Warrants set forth opposite each such Selling Security Holder's name in the foregoing table on the effective date of the Registration Statement, or in supplements to this Prospectus, may sell such Warrants pursuant to the Registration Statement. The Company may from time to time, in accordance with the Warrant Registration Rights Agreement, include additional Selling Security Holders in supplements to this Prospectus.

                            DESCRIPTION OF WARRANTS

     The Warrants have been issued pursuant to the Warrant Agreement between the Company and State Street Bank and Trust Company, as Warrant Agent. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Agreement including the definitions therein of certain terms used below. The Warrant Agreement has been filed as an exhibit to the Registration Statement and a copy is available as set forth under the heading "Available Information" or will be made available to Warrantholders and prospective purchasers of the Warrants upon request.

GENERAL

     Each Warrant, when exercised, will entitle the registered holder thereof to receive 6.73833 fully paid and non-assessable shares of Common Stock at an exercise price of $.01 per share (the "Exercise Price"). The number of Warrant Shares is subject to adjustment in certain cases referred to below. The Warrants will entitle the holders thereof to purchase an aggregate of 505,375 Warrant Shares, or approximately 5.0% of the Common Stock on a fully diluted basis, as of the consummation of the Unit Offering. The Warrants will be exercisable at any time on or after the Separation Date and prior to 5:00 p.m., New York City time, on May 15, 2008. The exercise of the Warrants will be subject to applicable federal and state securities laws.

     The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the Warrant Agent for the account of the Company. Upon surrender of the warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which the holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants.

     No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will arrange to have paid to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional shares of Common Stock less a corresponding fraction of the Exercise Price.

     The holders of the Warrants will have no right (i) to vote on matters submitted to the stockholders of the Company, (ii) to receive notice of any meeting of stockholders of the Company or (iii) to receive dividends. The holders of the Warrants will not be entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company. In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

     In the event of a taxable distribution to holders of shares of Common Stock that results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations -- The Warrants." The number of shares of Common Stock purchasable upon exercise of the Warrants will be subject to adjustment in certain events including: (i) the payment by the Company of dividends and other distributions on its shares of Common Stock in shares of Common Stock, (ii) subdivisions, combinations and reclassifications of the shares of Common Stock, (iii) the issuance to all holders of shares of Common Stock of rights, options or warrants entitling them to subscribe for shares of Common Stock or securities convertible into, or exchangeable or exercisable for shares of Common Stock at an offering price (or with an initial conversion, exchange or exercise price) which is less than the current market price per share (as defined in the Warrant Agreement) of shares of Common Stock, (iv) the distribution to holders of shares of Common Stock of any cash, evidences of indebtedness, other securities or other properties or assets or rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above and any cash dividend that, when added to all other cash dividends paid in the year prior to the declaration date of such dividend (excluding any dividend included in a prior adjustment of the Exercise Price) does not exceed 5% of the current market price), (v) the issuance of shares of Common Stock for a consideration per share less than the then current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or exchangeable for shares of Common Stock for a conversion or exchange price plus consideration received upon issuance less than the then current market price per share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) and (iv) above) and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants; provided, however, that no adjustment will be required upon conversion of the Series B Preferred Stock or the Series C Preferred Stock or upon issuance of shares pursuant to employee stock option plans or warrants to purchase shares of Common Stock outstanding as of the date hereof.

     In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

     From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

     The Company is required under the Warrant Registration Rights Agreement to file and use its best efforts to make effective, by the earlier of (i) the date that is one year after the date of the closing of the Offering and (ii) 65 days after the occurrence of a Change of Control, and (subject to certain "black out" periods) maintain effective until the earlier of expiration of all Warrants or such time as all the Warrants and/or Warrant Shares have been sold pursuant to such shelf registration statement, may be distributed pursuant to Rule 144 or may be transferred pursuant to Rule 144(k), a shelf registration statement on an appropriate form under the Securities Act covering (A) the resale of Warrants,
(B) the issuance of the Warrant Shares upon the exercise of the Warrants and (C) the resale of Warrant Shares upon exercise of the Warrants by broker-dealers. Purchasers of Units will be able to exercise the Warrants only if a registration statement relating to the shares of Common Stock underlying the Warrants is then in effect or if the exercise of such Warrants is exempt from the registration requirements of the Securities Act and only if such securities are qualified for sale or exempt from the registration requirements of the Securities Act and only if such securities are qualified for sale or exempt from qualifications under the applicable securities laws of the states in which the various holders of the Warrants reside. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the securities issuable upon the exercise of the Warrants is not effective (unless the sale and issue of shares upon the exercise of such Warrant is exempt from the registration requirements of the Securities Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. If the Company does not comply with these and other obligations, subject to certain limitations, as set forth in the Warrant Registration Rights Agreement, it will be required to pay liquidated damages to holders of Warrants or Warrant Shares under certain circumstances.

     Each holder of Warrants that sells such Warrants pursuant to the Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with the Registration Statement in order to have its Warrants included in the Registration Statement.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and conditions of the capital stock contained in the Company's Certificate of Incorporation, as amended, and the respective Certificates of Designation, each as amended, of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. The following summary reflects the Company's Certificate of Incorporation, as amended, the respective Certificates of Designation, each as amended, of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, and certain agreements entered into in connection with the Company's sale of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     The Company's Certificate of Incorporation authorizes 12,000,000 shares of common stock, par value $.001 per share, and 5,750,000 shares of preferred stock, par value $.01 per share. The Company has designated 627,630 shares of the Preferred Stock as Series A Preferred Stock, 1,372,370 shares of the Preferred Stock as Series B 7% Cumulative Convertible Preferred Stock, and 3,750,000 shares of the Preferred Stock as Series C 7% Cumulative Convertible Preferred Stock.

     As of June 15, 1998, there were issued and outstanding 4,318,182 shares of Common Stock, 388,065 shares of Series A Preferred Stock, 1,372,370 shares of Series B Preferred Stock, and 2,328,543 shares of Series C Preferred Stock. The Company has not issued any other shares of the Company's capital stock. Immediately prior to the consummation of this Offering, options to acquire 409,846 shares of the Company's Common Stock will be outstanding. In addition, the Company has reserved (i) 390,154 shares of Common Stock for issuance upon the exercise of stock options available for future grants under the Stock Option Plan; (ii) 1,372,300 shares of Common Stock for issuance upon conversion of the issued and outstanding Series B Preferred Stock; (iii) 2,328,543 shares of the Common Stock for issuance upon conversion of the issued and outstanding Series C Preferred Stock; and (iv) an aggregate of 785,774 shares of Common Stock subject to outstanding warrants consisting of: (A) 280,399 having an exercise price of $8.00 per share, including presently exercisable warrants to purchase 100,399 shares of Common Stock granted to BT Alex. Brown Incorporated in connection with the offer and sale of the Series C Preferred Stock, and (B) 505,375 having an exercise price of $0.01 per share granted to the Initial Purchaser in connection with the Unit Offering (and subsequently resold by the Initial Purchaser in the form of the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act).

COMMON STOCK

     All shares of Common Stock now outstanding are fully paid and non-assessable. The holders of Common Stock: (i) subject to preferences that may be applicable to the Preferred Stock, have equal and ratable rights to dividends from funds legally available for distribution, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have subscription or conversion rights (there are no redemption or sinking fund provisions applicable to the Common Stock); and (iv) are entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. In any election of directors, no holder of shares of Common Stock will be entitled to cumulate his or her votes by giving one candidate more than one vote per share. The rights and preferences of holders of Common Stock are subject to the rights of the Preferred Stock currently issued and outstanding or issued and outstanding in the future. In addition, each outstanding series of the Company's Preferred Stock contains certain dividend rights, liquidation preferences, redemption and voting rights.

PREFERRED STOCK

     All shares of Preferred Stock now outstanding are fully paid and non-assessable.

  Series A Preferred Stock

     The Series A Preferred Stock has the following rights and preferences:

          Dividends. Commencing on November 2, 1996, the holders of shares of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends payable quarterly in cash or in kind at the Company's option at a rate of 7% per annum, computed on the basis of $10.00 per share (the "Series A Stock Value"), before any dividends are set apart for or paid on the Common Stock. Such dividends will accrue until paid, whether or not declared by the Board of Directors and whether or not there are funds legally available. Dividends paid in cash on the shares of Series A Preferred Stock (or Series B Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series A Preferred Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Preferred Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock bear to each other.

          Without the written consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, the Company shall not declare or make any cash distribution with respect to any shares of capital stock of the Company unless all dividends on the shares of Series A Preferred Stock shall have been paid or declared and set aside for payment.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock are entitled, before any amount is payable to the holders of the Common Stock, to receive the Series A Stock Value plus an amount equal to all unpaid dividends accrued to the date of payment. In the event of such a liquidation, dissolution or winding up of the Company, the Series A Preferred Stock will rank pari passu with the Series B Preferred Stock and the Series C Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of Series A Preferred Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of Series A Preferred Stock, then such assets or proceeds will be distributed among such holders of the Series A Preferred Stock equally and ratably in proportion to the full liquidation preference to which each such holder is entitled.

          Redemption Rights. On the date six months after the payment of the Notes in full in cash (the "Mandatory Redemption Date") the Company shall redeem all of the shares of Series A Preferred Stock outstanding for $10.00 per share plus an amount equal to all accrued and unpaid dividends to the date of redemption (the "Series A Redemption Price"), payable in cash. Except as described below, upon the consummation of a Series A Qualifying Offering (as defined in the immediately succeeding paragraph), the Company shall redeem each share of Series A Preferred Stock, payable in cash, at the Series A Redemption Price. Moreover, except as described below, upon a Change of Control (as defined in the immediately succeeding paragraph), each holder of shares of Series A Preferred Stock may elect to require the Company to redeem all of such holder's shares of Series A Preferred Stock, payable in cash, at the Series A Redemption Price. If, on a respective redemption date, the funds of the Company legally available for redemption of the Series A Preferred Stock (or Series B Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series A Preferred Stock) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, the Company will use the funds legally available therefor to redeem the maximum number of shares of Preferred Stock ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. In addition, the Company has the option to redeem shares of Series A Preferred Stock at any time for an amount equal to the Series A Stock Value plus all accrued dividends due thereon as of the date of redemption. The Company may not redeem, under any circumstances, any shares of Series A Preferred Stock until the Company pays the Notes in full in cash; if the Company has not paid the Notes in full in cash on any redemption date, the Company will redeem the shares of Series A Preferred Stock only after payment of the Notes in full in cash.

          A "Change of Control" means: (i) the merger or consolidation of the Company with or into another person or any person shall consolidate with or merge into the Company; (ii) the transfer of all or substantially all of the Company's assets; (iii) a reorganization, share exchange or reclassification; or (iv) an acquisition or purchase such that any person beneficially owns more than 50% of the Company's Common Stock or more than 50% of the Company's voting stock as a result of the acquisition or purchase. A "Series A Qualifying Offering" means: (i) the Company shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Company of at least $20,000,000; (ii) the Company's Common Stock is quoted or listed by The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange; and (iii) the price of the Company's Common Stock in the offering is at least equal to 200% of the Series A Redemption Price or would represent a compound annual rate of return of 35% based upon the initial issuance price of the Series A Preferred Stock.

          Voting. Unless otherwise provided by law or except as indicated below, holders of the Series A Preferred Stock have no voting rights with respect to the election of directors of the Company or otherwise. Upon the failure of the Company to redeem the Series A Preferred Stock on the Mandatory Redemption Date, the holders of the Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock and shall be entitled to vote as a separate class only in respect of any merger, consolidation, sale of assets or creation of any class or series (other than the Series B Preferred Stock or Series C Preferred Stock) equal to or superior to the Series A Preferred Stock. The holders of at least two-thirds of the Series A Preferred Stock as a class have the right to elect two directors of the Company.

          Without the authorizing vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting as a class, the Company shall not: (i) amend, waive or repeal any provisions of (or add any provision to) the Certificate of Designations authorizing the Series A Preferred Stock, the Company's Certificate of Incorporation or any certificates of designations with respect to the Company's preferred stock;
     (ii) amend, waive or repeal any provisions of (or add any provision to) the Company's Bylaws; (iii) authorize, create, issue or sell any stock having preferential rights in the distribution of earnings or assets of the Company prior to or on a parity with those of the outstanding Series A Preferred Stock other than the Series B Preferred Stock or Series C Preferred Stock; (iv) except under certain circumstances, issue any shares of Series A Preferred Stock; (v) enter into any agreements that restrict the Company's obligation to pay dividends on or redeem the shares of Series A Preferred Stock; or (vi) dissolve the Company.

          Other than the rights described above, the holders of the Series A Preferred Stock have no preemptive, subscription, sinking fund or conversion rights.

  Series B Preferred Stock

     The Series B Preferred Stock has the following rights and preferences:

          Dividends. Commencing on January 31, 1997, the holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends payable in cash or to accrue quarterly at a rate of $0.7651 (7%) per share per annum ($0.9837 (9%) per share per annum upon an Event of Default), before any dividends are set apart for or paid on the Common Stock. Dividends paid in cash on the shares of Series B Preferred Stock (or Series A Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series B Preferred Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Preferred Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock bear to each other. An "Event of Default" shall mean: (i) any failure by the Company to pay a cash dividend on the payment date, such failure lasting for two (2) consecutive quarterly periods; (ii) failure by the Company to satisfy its redemption obligations, such failure lasting five
     (5) days beyond the redemption date; (iii) failure by the Company to comply with its obligations upon liquidation, dissolution or winding up of the Company and conversion of shares of Series B Preferred Stock; and regarding anti-dilution adjustments, certain notice provisions and voting and preemptive rights; (iv) a representation or warranty is untrue in the Securities Purchase Agreement; (v) failure to comply with covenants in the Securities Purchase Agreement; (vi) default by the Company in the performance or observance of any obligation or condition with respect to the indebtedness of the Company; or (vii) if the Company shall become insolvent or bankrupt.

          Without the written consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, the Company shall not declare or make any cash distribution with respect to any other shares of capital stock of the Company unless all dividends on the shares of Series B Preferred Stock shall have been paid or declared and set aside for payment.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock are entitled, before any amount is payable to the holders of the Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock, to receive $10.93 per share plus an amount equal to all accrued and unpaid dividends to the date of payment. In the event of such a liquidation, dissolution or winding up of the Company, the Series B Preferred Stock will shall rank pari passu with the Series A Preferred Stock and the Series C Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of Series B Preferred Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of Series B Preferred Stock, then such assets or proceeds will be distributed among such holders of Preferred Stock equally and ratably in proportion to the full respective liquidation preference to which each such holder is entitled.


          Conversion. Each holder of Series B Preferred Stock has the right to convert such holder's shares of Series B Preferred Stock into shares of Common Stock at any time. Each share of Series B Preferred Stock is initially convertible into one share of Common Stock. The number of shares of Common Stock into which a share of Series B Preferred Stock is convertible will be equal to the ratio of $8.00, divided by the conversion price, which initially will be $8.00. Under the antidilution provisions, the conversion price of the Series B Preferred Stock will be subject to adjustment in the event of (i) any subdivision or combination of the Company's outstanding Common Stock; (ii) a dividend to holders of Common Stock payable in Common Stock; or (iii) the issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock in certain circumstances. The conversion price of Series B Preferred Stock also will be adjusted on a "weighted average" basis upon the Company's issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the greater of the Fair Market Price (as defined below) in effect immediately prior to such issue or the conversion price in effect immediately prior to such issue. The "Fair Market Price" means the average closing bid price of the Common Stock as reported by The Nasdaq National Market (or the last sale price if traded on an exchange) for a period of thirty (30) consecutive trading days ending on the third day prior to the date of determination or (if the Common Stock is not quoted on The Nasdaq National Market or listed on an exchange) the fair market value determined by two-thirds of the Corporation's Board of Directors, or (if the Board of Directors cannot reach agreement), as determined by a qualified independent investment banking firm of national reputation appointed by the vote of two-thirds of the Board of Directors. The conversion price of the Series B Preferred Stock will not be adjusted for issuances of Common Stock upon the conversion of the Series B Preferred Stock, up to 800,000 shares of Common Stock issuable upon the exercise of options issued to officers, directors and employees of the Company, up to 186,750 shares of Common Stock issuable upon exercise of the warrant granted to BT Alex. Brown Incorporated in connection with the offer and sale of the Series C Preferred Stock, or up to 505,375 shares of Common Stock issuable upon exercise of warrants granted to certain lenders and guarantors or purchasers of loans to the Company under certain circumstances.

          In the event of (i) any consolidation, merger or similar business combination of the Company, (ii) a capital reorganization of the Company or
     (iii) a reclassification of the Common Stock, and the holders of the Series B Preferred Stock have elected not to require redemption of their shares, the Series B Preferred Stock then outstanding will thereafter be convertible, at the option of the holder, into the kind and number of shares of Common Stock or other securities or property (including cash) to which the holders thereof would have been entitled if such holders had converted such shares of Series B Preferred Stock into Common Stock immediately prior to the effective date of such merger, consolidation, disposition, reorganization or reclassification.

          Each share of Series B Preferred Stock automatically will convert into fully paid and nonassessable shares of Common Stock at the conversion rate, upon the occurrence of a Series B Qualifying Offering. A "Series B Qualifying Offering" means (i) the Corporation shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration under the Securities Act covering the offering and sale of both primary and secondary shares of Common Stock which results in gross proceeds of at least $20,000,000, (ii) the Common Stock is quoted or listed on either The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, (iii) the price at which the Common Stock is sold in such offering is at least equal to an amount which (a) is 200% of the then effective conversion price of the Series B Preferred Stock or (b) would represent, on an as converted basis, a compound annual rate of return of 35% based upon the original issuance price of the Series B Preferred Stock.

          Redemption Rights. On the date six months after the payment of the Notes in full in cash, the Company shall redeem all of the shares of Series B Preferred Stock outstanding for $10.93 per share plus an amount equal to all accrued and unpaid dividends to the date of redemption (the "Series B Redemption Price"), payable in cash. Except as described below, upon a Change of Control (as defined in "Description of Capital Stock -- Preferred Stock -- Series A Preferred Stock"), the Company shall redeem each share of Series B Preferred Stock, payable in cash, at the Series B Redemption Price. If on a respective redemption date, the funds of the Company legally available for redemption of the Series B Preferred Stock (or Series A Preferred Stock or Series C Preferred Stock, which shall rank pari passu with the Series B Preferred Stock) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, the Company will use the funds legally available therefor to redeem the maximum number of shares of Preferred Stock ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The Company may not redeem, under any circumstances, any shares of Series B Preferred Stock until the Company pays the Notes in full in cash; if the Company has not paid the Notes in full in cash on any redemption date, the Company will redeem the shares of Series B Preferred Stock only after payment of the Notes in full in cash.

          Voting. Holders of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series B Preferred Stock is then convertible. Unless otherwise required by law or except as described below, the Series B Preferred Stock and the Common Stock shall vote together on each matter submitted to stockholders, and not by class or series.

          Prior to the consummation of a Series B Qualifying Offering, the holders of the Series B Preferred Stock, voting together as a class, shall be entitled to elect one director of the Company. Subsequent to a Series B Qualifying Offering and only so long as at least 66 2/3% of the Common Stock issuable upon the conversion of the Series B Preferred Stock is held of record by the original purchasers of such stock, the holders of a majority of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be entitled to nominate one person for election as a director of the Company and the Company will include such person in management's slate of nominees for election as directors. Upon the occurrence of an Event of Default, the holders of the Series B Preferred Stock, together with the holders of the Series C Preferred Stock, have the exclusive right to elect a majority of the Board of Directors.

          Without the authorizing vote or consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock, voting as a class, the Company shall not: (i) amend, waive or repeal any provisions of (or add any provision to) the Certificate of Designations authorizing the Series B Preferred Stock, the Company's Certificate of Incorporation or any certificates of designations with respect to the Company's preferred stock;
     (ii) amend, waive or repeal any provisions of (or add any provision to) the Company's Bylaws; (iii) authorize, create, issue or sell any stock having preferential rights in the distribution of earnings or assets of the Company prior to or on a parity with those of the outstanding Series B Preferred Stock other than shares of Series A Preferred Stock or Series C Preferred Stock; (iv) except under certain circumstances, issue any shares of Series B Preferred Stock; (v) enter into any agreements that restrict the Company's obligation to pay dividends on or redeem the Series B Preferred Stock; or (vi) dissolve the Company.

          Without the authorizing vote of the holders of ninety percent (90%) of the outstanding Series B Preferred Stock, voting as a class, the Company shall not amend the Company's Certificate of Incorporation or the Certificate of Designations creating the Series B Preferred Stock to change
     (i) the dividend rate, (ii) redemption provisions, (iii) anti-dilution provisions, (iv) the place or currency of payments with respect to the Series B Preferred Stock, (v) the right to institute suit for payment, (vi) conversion rights, or (vii) voting rights to adversely affect the foregoing.

          Preemptive Rights. Except pursuant to a Series B Qualifying Offering, a stock option plan approved by the Company's Board of Directors, as a form of consideration in a merger or acquisition in which the Company is the surviving entity, or where the aggregate gross proceeds are less than $500,000 in any single transaction in which the sale price per share is not less than the then-applicable conversion price of the Series B Preferred Stock, or $1,500,000 in all of such transactions, the Company shall not issue or sell any shares of Common Stock, Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock, unless prior to such issuance or sale, in the same proportion as the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock bears to the total number of fully-diluted shares of Common Stock outstanding, the holders of the Series B Preferred Stock shall have been given the opportunity to purchase such securities on the same terms as such securities are proposed to be sold. The holders of two-thirds of the Series B Preferred Stock may waive the preemptive rights afforded to the holders of Series B Preferred Stock.

  Series C Preferred Stock

     The Series C Preferred Stock has the following rights and preferences:

          Dividends. Commencing on August 31, 1997, the holders of Series C Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative dividends payable in cash or to accrue quarterly at a rate of $0.56 (7%) per share per annum ($0.72 (9%) upon an Event of Default) before any dividends are set apart for or paid on the Common Stock or on any prior series of Preferred Stock. Dividends paid in cash on the shares of Series C Preferred Stock (or Series A Preferred Stock or Series B Preferred Stock, which shall rank pari passu with the Series C Preferred Stock) in an amount less than the total amount of such dividends shall be allocated pro rata so that the total value of dividends paid on the Preferred Stock shall in all cases bear to each other the same ratio that the total value of accrued and unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock bear to each other.

          Without the written consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, the Company shall not declare or make any cash distribution with respect to any other

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

     shares of capital stock of the Company unless all dividends on the shares of Series C Preferred Stock shall have been paid or declared and set aside for payment.

          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock are entitled, before any amount is payable to the holders of the Common Stock or any other class or series of stock ranking junior to the Series C Preferred Stock, to receive $8.00 per share plus an amount equal to all accrued and unpaid dividends to the date of payment. In the event of such a liquidation, dissolution or winding up of the Company, the Series C Preferred Stock will shall rank pari passu with the Series A Preferred Stock and the Series B Preferred Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of Series C Preferred Stock shall be insufficient to pay in full the aggregate preferential amounts on all of the then outstanding shares of Series C Preferred Stock, then such assets or proceeds will be distributed among such holders of Preferred Stock equally and ratably in proportion to the full respective liquidation preference to which each such holder is entitled.

          Conversion. Each holder of Series C Preferred Stock has the right to convert such holder's shares of Series C Preferred Stock into shares of Common Stock at any time. Each share of Series C Preferred Stock is initially convertible into one share of Common Stock. The number of shares of Common Stock into which a share of Series C Preferred Stock is convertible will be equal to the ratio of the original purchase price of $8.00, divided by the conversion price, which initially will be $8.00. Under the antidilution provisions, the conversion price of the Series C Preferred Stock will be subject to adjustment in the event of (i) any subdivision or combination of the Company's outstanding Common Stock; (ii) a dividend to holders of Common Stock payable in Common Stock; or (iii) the issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock in certain circumstances. The conversion price of Series C Preferred Stock also will be adjusted on a "weighted average" basis upon the Company's issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the greater of the Fair Market Price in effect immediately prior to such issue or the conversion price in effect immediately prior to such issue. The "Fair Market Price" means (i) prior to the first anniversary of the initial issuance of the Series C Preferred Stock, $8.00; and (ii) after the first anniversary of the initial issuance of the Series C Preferred Stock, the average closing bid price of the Common Stock as reported by The Nasdaq National Market (or the last sale price if traded on an exchange) for a period of thirty (30) consecutive trading days ending on the third day prior to the date of determination or (if the Common Stock is not quoted on The Nasdaq National Market or listed on an exchange) the fair market value determined by two-thirds of the Corporation's Board of Directors, or (if the Board of Directors cannot reach agreement), as determined by a qualified independent investment banking firm of national reputation appointed by the vote of two-thirds of the Board of Directors. The conversion price of the Series C Preferred Stock will not be adjusted for issuances of Common Stock upon the conversion of the Series C Preferred Stock, up to 800,000 shares of Common Stock issuable upon the exercise of options issued to officers, directors and employees of the Company, up to 186,750 shares of Common Stock issuable upon exercise of the warrant granted to BT Alex. Brown in connection with the offer and sale of the Series C Preferred Stock, or up to 505,375 shares of Common Stock issuable upon exercise of warrants granted to certain lenders and guarantors or purchasers of loans to the Company under certain circumstances.

          The conversion price of the Series C Preferred Stock also will be adjusted if the Company reports earnings before interest, taxes, depreciation, and amortization, as determined in accordance with generally accepted accounting principles ("EBITDA") for the fiscal year ending June 30, 2000 (the "Period"), of less than $27,614,500. If the Company reports EBITDA for the Period of less than or equal to $16,568,700, then the conversion price of the Series C Preferred Stock will be reduced to equal $5.00. If the Company reports EBITDA for the Period of less than $27,614,500, but more than $16,568,700, then the conversion price of the Series C Preferred Stock will be reduced to equal: (i) the then-current conversion price, less (ii) the product of (A) a fraction, the numerator of which will be $27,614,500, minus the EBITDA reported by the Company for the Period, and the denominator of which will be $27,614,500, minus $16,568,700, multiplied by
     (B) the then-current conversion price minus $5.00. However, the adjustments of the conversion price of the Series C Preferred Stock based on the EBITDA for the Period will not result in a reduction of the conversion price to less than $5.00.

          In addition to the foregoing, if, on or before December 31, 2000, the Company sells all or substantially all of its assets, merges or consolidates with any other business entity where the Company is not the surviving Company, or completes a public offering of the Company's Common Stock pursuant to an effective registration under the Securities Act of 1933, as amended, then (i) the adjustments based on the EBITDA reported for the Period, as described in the preceding paragraph, will terminate immediately and be of no effect, and (ii) if necessary to cause the holders of the Series C Preferred Stock to obtain an internal rate of return of 35%, calculated as if each such holder purchased such shares of Series C Preferred Stock at the purchase price per paid by such holder on the date such holder purchased such shares, the then-current conversion price will be reduced concurrently with any such transaction to an amount that results in the holders of the Series C Preferred Stock obtaining such an internal rate of return.

          In the event of (i) any consolidation, merger or similar business combination of the Company, (ii) a capital reorganization of the Company or
     (iii) a reclassification of the Common Stock, and the holders of the Series C Preferred Stock have elected not to require redemption of their shares, the Series C Preferred Stock then outstanding will thereafter be convertible, at the option of the holder, into the kind and number of shares of Common Stock or other securities or property (including cash) to which the holders thereof would have been entitled if such holders had converted such shares of Series C Preferred Stock into Common Stock immediately prior to the effective date of such merger, consolidation, disposition, reorganization or reclassification.

          Each share of Series C Preferred Stock will automatically convert into fully paid and nonassessable shares of Common Stock at the conversion rate, upon the occurrence of a Series C Qualifying Offering. A "Series C Qualifying Offering" means (i) the Corporation shall have consummated a firm commitment underwritten public offering of its Common Stock by a nationally recognized investment banking firm pursuant to an effective registration under the Securities Act covering the offering and sale of both primary and secondary shares of Common Stock which results in gross proceeds of at least $20,000,000, (ii) the Common Stock is quoted or listed on either The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, (iii) the price at which the Common Stock is sold in such offering is at least equal to an amount which (a) is 200% of the then effective conversion price of the Series C Preferred Stock or (b) would represent, on an as converted basis, a compound annual rate of return of 35% based upon the original issuance price of the Series C Preferred Stock.

          Redemption Rights. On the date six months after the payment of the Notes in full in cash, the Company shall redeem all of the Shares of Series C Preferred Stock outstanding for $8.00 per share plus an amount equal to all unpaid dividends accrued to the date of redemption (the "Series C Redemption Price"), payable in cash. Except as described below, upon a Change of Control (as defined in "Description of Capital Stock -- Preferred Stock -- Series A Preferred Stock"), the Company shall redeem each share of Series C Preferred Stock, payable in cash, at the Series C Redemption Price. If on a respective redemption date, the funds of the Company legally available for redemption of the Series C Preferred Stock (or Series A Preferred Stock or Series B Preferred Stock, which shall rank pari passu with the Series C Preferred Stock) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, the Company will use the funds legally available therefor to redeem the maximum number of shares of Preferred Stock ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The Company may not redeem, under any circumstances, any shares of Series C Preferred Stock until the Company pays the Notes in full in cash; if the Company has not paid the Notes in full in cash on any redemption date, the Company will redeem the shares of Series C Preferred Stock only after payment of the Notes in full in cash.

          Voting. Holders of shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series C Preferred Stock is then convertible. Unless otherwise required by law or except as described below, the Series C Preferred Stock and the Common Stock shall vote together on each matter submitted to stockholders, and not by class or series.

          Prior to the consummation of a Series C Qualifying Offering, the holders of the Series C Preferred Stock, voting together as a class, shall be entitled to elect one director of the Company. Subsequent to a Series C Qualifying Offering and only so long as at least 66 2/3% of the Common Stock issuable upon the conversion of the Series C Preferred Stock is held of record by the original purchasers of such stock, the holders of a majority of the Common Stock issuable upon conversion of the Series C Preferred Stock shall be entitled to nominate one person for election as a director of the Company and the Company will include such person in management's slate of nominees for election as directors. Upon the occurrence of an Event of Default, the holders of the Series C Preferred Stock, together with the holders of the Series B Preferred Stock, have the exclusive right to elect a majority of the Board of Directors.

          Without the authorizing vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, voting as a class, the Company shall not: (i) amend, waive or repeal any provisions of (or add any provision to) the Certificate of Designations authorizing the Series C Preferred Stock, the Company's Certificate of Incorporation or any certificates of designations with respect to the Company's preferred stock;
     (ii) amend, waive or repeal any provisions of (or add any provision to) the Company's Bylaws; (iii) authorize, create, issue or sell any stock having preferential rights in the distribution of earnings or assets of the Company prior to or on a parity with those of the outstanding Series C Preferred Stock; (iv) except under certain circumstances, issue any additional shares of Series C Preferred Stock; (v) enter into any agreements that restrict the Company's obligation to pay dividends on or redeem the shares of Series C Preferred Stock; or (vi) dissolve the Company.

          Without the authorizing vote of the holders of ninety percent (90%) of the outstanding Series C Preferred Stock, voting as a class, the Company shall not amend the Company's Certificate of Incorporation or the Certificate of Designations creating the Series C Preferred Stock to change
     (i) the dividend rate, (ii) redemption provisions, (iii) anti-dilution provisions, (iv) the place or currency of payments with respect to the Series C Preferred Stock, (v) the right to institute suit for payment, (vi) conversion rights, or (vii) voting rights to adversely affect the foregoing.

          Preemptive Rights. Except pursuant to a Series C Qualifying Offering, a stock option plan approved by the Company's Board of Directors, as a form of consideration in a merger or acquisition in which the Company is the surviving entity, or where the aggregate gross proceeds are less than $500,000 in any single transaction in which the sale price per share is not less than the then-applicable conversion price of the Series C Preferred Stock, or $1,500,000 in all of such transactions, the Company shall not issue or sell any shares of Common Stock, Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock, unless prior to such issuance or sale, in the same proportion as the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock bears to the total number of fully-diluted shares of Common Stock outstanding, the holders of the Series C Preferred Stock shall have been given the opportunity to purchase such securities on the same terms as such securities are proposed to be sold. The holders of two-thirds of the Series C Preferred Stock may waive the preemptive rights afforded to the holders of Series C Preferred Stock.

RIGHTS OF FIRST REFUSAL AND CO-SALE

     Rights of First Refusal. Certain holders of Preferred Stock and Common Stock have rights of first refusal with respect to proposed sales of stock by the Company or by certain holders of shares of the Common Stock.

     Pursuant to rights of first refusal, if the Company proposes to sell any shares of Common Stock, Preferred Stock or other securities convertible into or exchangeable for shares of Common Stock, other than any issuance or sale (i) pursuant to a Series B Qualifying Offering or Series C Qualifying Offering, (ii) pursuant to a stock option plan approved by the Board of Directors, (iii) as a form of consideration in connection with a merger or acquisition where the Company is the surviving entity or (iv) where the aggregate gross proceeds are less than $500,000 in any single transaction (provided that the sale price per share is not less than the then-applicable conversion price of the Series B Preferred Stock or Series C Preferred Stock, and provided further that the aggregate gross proceeds of all such transactions shall not exceed $1,500,000 (the "Subject Shares"), then the Company must first offer to sell the Subject Shares to the holders of Common Stock and Series B Preferred Stock and Series C Preferred Stock upon the same terms and conditions as the proposed sale. If such holders do not purchase all of such Subject Shares to which they are entitled, then the other holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock shall have the right to purchase their pro rata portion of the subject shares which such holders did not elect to purchase. If such holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock do not collectively elect to purchase all of the Subject Shares, the Company may proceed to sell or assign the Subject Shares not purchased by such holders to the proposed transferee on the same terms offered the holders within three months after the 30 day period in which the holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock could have elected to purchase the Subject Shares.

     Pursuant to rights of first refusal, if certain holders of Common Stock propose to sell any or all of such holder's Common Stock, other than any sale in the event of a public offering, merger, consolidation or exchange of securities of the Company approved by the stockholders of the Company, then the holder of Common Stock must first offer to sell such shares of Common Stock to the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock upon the same terms and conditions as the proposed sale. If such holders of Common Stock and Series A Preferred Stock do not individually or collectively elect to purchase all of such shares of Common Stock, then the selling holder of Common Stock must notify the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock of the number of shares of Common Stock that remain to be sold to the prospective purchaser. Each holder of the Company's Common Stock then will have, for a period of twenty days after the date of such notice, the pro rata right (in proportion to their respective ownership percentages of Common Stock) to purchase the remaining shares. The holders of Series B Preferred Stock and Series C Preferred Stock do not have rights equivalent to the rights of first refusal described in this paragraph.

     Rights of Co-Sale. The current holders of the Company's outstanding shares of Common Stock have certain co-sale rights. As noted above, pursuant to rights of first refusal, if a holder of Common Stock proposes to sell any or all of such holder's Common Stock, other than any sale in the event of a public offering, merger, consolidation or exchange of securities of the Company approved by the stockholders of the Company, then the holder of Common Stock must first offer to sell such shares of Common Stock to the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock upon the same terms and conditions as the proposed sale. If such holders of Common Stock and Series A Preferred Stock do not individually or collectively elect to purchase all of such shares of Common Stock, then the selling holder of Common Stock must notify the other holders of the Company's Common Stock and the holders of the Series A Preferred Stock of the number of shares of Common Stock that remain to be sold to the prospective purchaser. Each holder of the Company's Common Stock then will have, for a period of twenty days after the date of such notice, the pro rata right (in proportion to their respective ownership percentages of Common Stock) to sell, instead of the holder of Common Stock, shares of Common Stock to the proposed purchaser on the same terms and conditions as the proposed seller of Common Stock. The holders of Series B Preferred Stock and Series C Preferred Stock do not have rights equivalent to the rights of co-sale described in this paragraph.

     The holders of the Company's outstanding shares of Series B Preferred and Series C Preferred Stock have certain co-sale rights. If a current holder of shares of the Company's outstanding Common Stock proposes to sell shares of Common Stock (other than shares of Common Stock issuable upon the conversion of Series B Preferred Stock or Series C Preferred Stock), the holders of Series B Preferred Stock and Series C Preferred Stock will have the pro rata right (in proportion to their respective ownership percentages of the Company's total outstanding shares on an as-converted to Common Stock basis) to sell, instead of the holder of Common Stock, shares of Common Stock (issuable upon conversion of their Series B Preferred Stock or

Series C Preferred Stock) to the proposed purchaser on the same terms and conditions as the Common Stock holder's proposed sale. The co-sale rights terminate upon a Series B Qualifying Offering or a Series C Qualifying Offering, the consolidation, merger or capital reorganization of the Company, the sale, lease or transfer by the Company of all or substantially all of its assets, or a reclassification of the Company's outstanding shares of Common Stock, the date on which those who purchased the Series B Preferred Stock pursuant to the Stock Purchase Agreement dated as of November 13, 1996, or their affiliates, cease to own of record 50% or more of the Series B Preferred Stock (or shares of Common Stock into which such Series B Preferred Stock may have been converted) purchased pursuant to such agreement, or the date on which those who purchased the Series C Preferred Stock pursuant to the Stock Purchase Agreement dated as of August 22, 1997, or their affiliates, cease to own of record 50% or more of the Series C Preferred Stock (or shares of Common Stock into which such Series C Preferred Stock may have been converted) purchased pursuant to such agreement.

WARRANTS

     In addition to the Warrants, the Company has granted warrants to purchase an aggregate of 280,399 shares of Common Stock, all having an exercise price of $8.00 per share, including presently exercisable warrants to purchase 100,399 shares of Common Stock granted to BT Alex. Brown Incorporated in connection with the offer and sale of the Series C Preferred Stock. The exercise price and the number of shares of the Common Stock for which the warrants may be exercised are subject to adjustment in the event of any subdivision or combination of the Company's outstanding Common Stock, a dividend to holders of Common Stock payable in Common Stock or the issuance of additional shares of Common Stock in certain circumstances.

CERTAIN PROVISIONS OF THE CERTIFICATES OF DESIGNATIONS, BYLAWS AND DELAWARE LAW

     The Company's Bylaws contain certain provisions that may have the effect of rendering more difficult certain possible takeover proposals to acquire control of the Company and of making removal of management of the Company more difficult. Pursuant to the Company's Bylaws, only a director may call a special meeting of the stockholders of the Company. In addition, the Certificates of Designations creating the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock each provide for the immediate redemption of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock upon a Change of Control (as discussed above). However, in the event of such a Change of Control prior to the payment in full in cash of the Notes, the Company may not redeem any shares of Series A Preferred Stock, Services B Preferred Stock or Series C Preferred Stock until the Notes are paid in full in cash. In such event, the Company must redeem the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock immediately after payment of the Notes in full in cash.

REGISTRATION RIGHTS

     The Company has granted certain registration rights to the holders of shares of Common Stock held by the Patricof Managed Funds and to holders of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Series C Preferred Stock and the exercise of the warrants granted to BT Alex. Brown Incorporated, and any additional shares of Common Stock acquired as a result of a stock dividend, stock split or other distribution in respect of the Series B Preferred Stock or the Series C Preferred Stock (all such shares, together, the "Registrable Securities").

     At any time and from time to time after January 1, 1999, holders of Registrable Securities will be entitled to demand that the Company on three occasions register the resale of Registrable Securities under the Securities Act (a "Demand Registration"). Such demand must be made by the holders of the lesser of at least 25% of the Registrable Securities or of Registrable Securities having a minimum aggregate offering price of $7,500,000 (the "Minimum Offering Price"). An offering pursuant to any Demand Registration may be in the form of an underwritten offering. In addition to the foregoing demand rights, if the resale of the Registrable Securities may be registered on Form S-3, the holders of Registrable Securities are entitled to require the

Company to so register the Registrable Securities once per year without regard to the Minimum Offering Price or the aggregate number of such registrations.

     In addition, the Company is required to give notice to holders of the Registrable Securities of its filing of a registration statement (other than on Form S-4 or Form S-8) for its own account or the account of another stockholder of the Company and to offer such holders the opportunity to include Registrable Securities on such registration statement subject to the compliance by any such holder with certain notice conditions (a "Piggyback Registration"). In the event the offering pursuant to such registration statement is an underwritten one, the Company will use its reasonable best efforts to cause the managing underwriter to permit the Registrable Securities to be included.

     The Company shall be responsible for all expenses in connection with all of the foregoing registrations, other than underwriting discounts and commissions, except under certain limited circumstances.

     If, in an underwritten offering pursuant to a Demand Registration, the managing underwriter requires cutbacks of the number of shares of Common Stock to be included in the offering, the number of shares to be offered for the account of the Company or any other person (other than the holders of Registrable Securities) participating in such offering will be reduced or limited pro rata in proportion to the respective number of shares requested to be registered. If, in an underwritten offering pursuant to a Piggyback Registration, the managing underwriter requires cutbacks of the number of shares of Common Stock to be included in the offering, cutbacks shall be made in the following order (i) shares of Common Stock to be offered by holders of Common Stock other than the holders of Registrable Securities, to the extent necessary to reduce the total number of shares as recommended by the managing underwriter and (ii) if further reduction is necessary, shares held by the holders of Registrable Securities shall be reduced on a pro rata basis in proportion to the relative number of Registrable Securities of the holders of Registrable Securities participating in such offering. If an offering pursuant to a Demand Registration is not an underwritten offering, neither the Company nor any stockholder of the Company (other than the holders of Registrable Securities) shall be permitted to include securities in such offering without the consent of the holders of Registrable Securities being offered pursuant to such Demand Registration.

     All holders of Registrable Securities agree not to make any sale of Registrable Shares within a period of up to 180 days prior to or following the effective date of a registration statement of the Company filed under the Securities Act, except for Common Stock included in the registration and unless otherwise permitted by the Company or such underwriter.

     In addition to the registration rights granted to the holders of Registrable Securities, the Company also has granted certain registration rights to the holder of a warrant to purchase up to 180,000 shares of the Company's Common Stock. The Company is required to give notice to the holder of the warrant of the Company's filing of a registration statement (other than on Form S-4 or Form S-8) for its own account or the account of another stockholder of the Company and to offer to the holder of the warrant the opportunity to include on such registration statement shares of the Company's Common Stock issuable upon exercise of the warrant, subject to the compliance by the holder of the warrant with certain conditions, including the exercise of the warrant by the holder of the warrant for at least the number of shares of the Company's Common Stock being registered. In the event the offering pursuant to such registration statement is an underwritten one and the managing underwriter requires cutbacks of the number of shares of Common Stock to be included in the offering, then the number of shares of Common Stock to be included in the offering by the holder of the warrant will be reduced pro rata based on the number of shares of Common Stock which each selling stockholder (other than the holders of the Registrable Securities) has requested to include in the registration statement. The registration rights granted to the holder of the warrant are subordinate to the registration rights granted to the holders of the Registrable Securities.

CERTAIN APPOINTMENTS TO THE BOARD OF DIRECTORS

     Pursuant to an Amended and Restated Security Holders' Agreement and Exchange Agreement, dated as of November 13, 1996 (as amended pursuant to an amendment, dated as of August 22, 1997, the "Amended Security Holders' Agreement") (i) the Company's Board of Directors shall consist of not more than seven members, (ii) as long as the Series A Preferred Stock has not been redeemed and paid in full, the holders of the Series A Preferred Stock have the right to designate two directors, (iv) the holders of the Series B Preferred Stock have the right to designate one director, (iii) the holders of the Series C Preferred Stock have the right to designate one director, (v) certain holders of the Common Stock have the right to designate two directors, and (vi) the Board of Directors and the holders of the Series B Preferred Stock and Series C Preferred Stock will mutually agree upon the remaining director.

                            DESCRIPTION OF THE NOTES

     On May 27, 1998, the Company issued an aggregate $75.0 million of its 13% Senior Notes due 2008 pursuant to the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The Indenture has been filed as an exhibit to the Registration Statement and a copy is available as set forth under "Available Information." The Notes mature on May 15, 2008. Interest on the Notes accrues at the rate of 13% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998. The Notes represent senior, unsecured obligations of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

     The Company has placed $19.2 million of the net proceeds of the Unit Offering in an escrow account that was used to purchase the Pledged Securities. The escrow account and the Pledged Securities were pledged as security for repayment of the first four interest payments on the Notes (estimated at approximately $19.5 million) and, under certain circumstances, as security for repayment of principal of the Notes. The Pledged Securities will be held by State Street Bank and Trust Company as Escrow Agent under an Escrow Agreement dated as of May 27, 1998 (the "Escrow Agreement") pending disbursement as provided therein. The Escrow Agreement has been filed as an exhibit to the Registration Statement and a copy is available as set forth under "Available Information."

     The Notes will not be redeemable prior to May 15, 2003. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, at redemption prices set forth in the Indenture. Notwithstanding the foregoing, prior to May 15, 2001, the Company, at its option, may redeem up to 35% of the then outstanding Notes with the net proceeds of an Initial Public Equity Offering of the Company, as defined in the Indenture, at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that not less than 65% in aggregate principal amount of Notes remain outstanding immediately after any such redemption. Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase.

     The Indenture contains certain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, make certain other restricted payments, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests or enter into certain mergers and consolidations.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material federal income tax considerations relating to the purchase, ownership and disposition of the Warrants. The discussion deals only with Warrants that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address all of the tax consequences that may be relevant to a purchaser of Warrants in light of the purchaser's particular circumstances. In addition, the discussion does not address the federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as purchasers who are not U.S. Holders (as defined below), brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts and insurance companies. Further, the discussion does not address any U.S. federal alternative minimum tax consequences, or any state, local or foreign tax consequences relating to the purchase, ownership or disposition of Warrants.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could alter the tax considerations discussed herein.

     The following discussion applies only to purchasers of Warrants who are "U.S. Holders." For purposes of this discussion, "U.S. Holder" generally means
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM, AS WELL AS WITH RESPECT TO ANY STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS IN ACQUIRING, HOLDING OR DISPOSING OF THE WARRANTS.

THE WARRANTS

  Sale or Other Disposition of the Warrant

     Generally, a U.S. Holder of Warrants will recognize gain or loss upon the sale or exchange of the Warrants in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis for the Warrants. The adjusted tax basis of the Warrants for a U.S. Holder will generally be equal to the purchase price paid for such Warrants (adjusted as described below under "Adjustments under the Warrants"). Under section 1234 of the Code, gain or loss attributable to the sale or exchange of an option to buy or sell property is considered gain from the sale or exchange of property that has the same character as the property to which the option relates. Because the Warrants relate to Common Stock, gains or losses attributable to the sale or exchange of the Warrants will generally constitute capital gains and losses if the Common Stock would be a capital asset in the hands of the Warrant holder. Such capital gains and losses will be long term if the Warrants have been held for more than one year. U.S. Holders should contact their tax advisor for more information regarding the particular capital gain tax rates applicable to their sale or disposition of Warrants at any given time.

  Exercise of the Warrants

     The exercise of a Warrant will not result in a taxable event to the holder of the Warrant (except with respect to cash, if any, paid by the Company in lieu of the issuance of fractional shares of Common Stock). A U.S. Holder's tax basis in the shares of Common Stock received upon exercise of a Warrant will be equal to the sum of (a) such holder's basis in the Warrant and (b) the cash paid by the holder upon exercise of the Warrant. The holding period for capital gain and loss purposes for the shares of Common Stock acquired upon exercise of a Warrant will not include the period during which the Warrant was held. If any cash is received in lieu of fractional shares, the U.S. Holder will recognize gain or loss, and the character and amount of gain or loss will be determined as if the holder had received such fractional shares and then immediately sold such fractional shares back to the Company for cash.

     If the exercise price of the Warrants is treated as de minimis for U.S. federal income tax purposes, it is possible that the Warrants may be deemed to have been exercised for tax purposes on the date on which they first became exercisable or possibly on the date issued, regardless of whether they are actually exercised on the date on which they are first exercisable. As a result, it is possible that a U.S. Holder could be treated as holding Common Stock as of such date, and the holding period of shares of Common Stock may be deemed to have begun on the date on which the Warrants first became exercisable or possibly on the date such Warrants were issued.

  Expiration of the Warrants

     Upon the expiration of an unexercised Warrant, a U.S. Holder will recognize a loss equal to the adjusted tax basis of the Warrant in the hands of the holder. Under section 1234 of the Code, the character of the loss realized upon the failure to exercise an option is determined based on the character of the property to which the option relates. Because the Warrants relate to Common Stock, a loss realized upon expiration of a Warrant will generally be a capital loss if the Common Stock would be a capital asset in the hands of the Warrant holder. Such capital loss will be long term if the Warrant has been held for more than one year.

  Adjustments Under the Warrants

     Pursuant to the terms of the Warrants, the number of shares that may be purchased upon exercise of the Warrants is subject to adjustment from time to time upon the occurrence of certain events. Under section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a Warrant holder may be treated as a distribution with respect to any Warrant holder whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the Warrant holders to the extent of the Company's current or accumulated earnings and profits, without regard to whether the Warrant holders receive any cash or other property. If the Warrant holders receive such a taxable distribution their tax bases in the Warrants will be increased by an amount equal to the taxable distribution.

     THE RULES WITH RESPECT TO ADJUSTMENTS ARE COMPLEX AND WARRANT HOLDERS SHOULD CONSULT THEIR TAX ADVISORS IN THE EVENT OF AN ADJUSTMENT.

THE COMMON STOCK

  Dividends Paid on Common Stock

     A U.S. Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on Common Stock owned pursuant to the exercise of Warrants to the extent that such distributions are paid out of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will reduce the U.S. Holder's tax basis in its Common Stock and, to the extent such excess distribution exceeds such tax basis, will be treated as gain from the sale or exchange of the Common Stock. Corporate U.S. Holders may be entitled to a dividends received deduction with respect to such distributions, but certain rules may limit such a deduction, and corporate holders are urged to consult their tax advisors in this regard.

  Disposition of Common Stock

     Upon the sale or other disposition of Common Stock owned pursuant to the exercise of Warrants, a U.S. Holder generally will recognize capital gain or lose equal to the difference between the amount realized on the sale and such holder's adjusted tax basis in the Common Stock. Gain or loss upon the disposition of Common Stock will be long term if, at the time of the disposition, the holding period for the Common Stock exceeds one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to "reportable payments" that are made to certain noncorporate U.S. Holders, including proceeds of sale with respect to the Warrants and the Common Stock, and payments of dividends of Common Stock. Backup withholding at the rate of 31% may apply to such payments if the holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify under penalty of perjury that it has furnished a correct taxpayer identification number and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Certain holders (including, among others, all corporations) are not subject to the backup withholding and information reporting requirements. U.S. Holders should consult their tax advisors regarding their potential qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Warrant Shares offered by the Company and the Selling Security Holders hereby are issuable upon exercise of the outstanding Warrants. No underwriter has been or will be engaged by the Company in connection with the offering of the Warrant Shares. The exercise price of the Warrants was determined through negotiation between the Company and the Initial Purchaser in connection with the Unit Offering.

     The Warrants and the Warrant Shares may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer such securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the securities for whom they may act as agents. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of the Warrants or the Warrant Shares may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the Warrants or the Warrant Shares is made, if required, the number of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Warrants or Warrant Shares purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public will be set forth in one or more supplements to this Prospectus.

     The Warrants and the Warrant Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and any underwriters or dealers, and the criteria used by them to establish price are likely to include subjective factors.

     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Security Holders and any broker, dealer or Underwriter regarding the sale of the Warrants and Warrant Shares by the Selling Security Holders. There is no assurance that any Selling Security Holder will sell any or all of the Warrants and Warrant Shares offered by it hereunder or that any such Selling Security Holder will not transfer, devise or gift such Warrants or Warrant Shares by other means not described herein.

     In order to comply with the applicable securities laws of certain states, if any, the Warrant Shares and the Warrants may only be sold through registered or licensed brokers or dealers in those states. In addition, in certain states such securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, in connection with transactions in the Warrants and the Common Stock during the effectiveness of the Registration Statement of which this Prospectus forms a part. All the foregoing may affect the marketability of the Warrant Shares and the Warrants.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the New Notes offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Raleigh, North Carolina. As of April 30, 1998, James M. O'Connell, a partner in the law firm of Kilpatrick Stockton LLP is a general partner of Nelgo Investments, a general partnership that owns 270,810 shares of the Common Stock. Mr. O'Connell owns 17.0% of Nelgo Investments. Mr. O'Connell is the son of Daniel K. O'Connell, a director of the Company.

                                    EXPERTS

     The financial statements of the Company as of June 30, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998; and of Park 'N View, Ltd. for the period from January 1, 1995 to November 2, 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               PARK 'N VIEW, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of June 30, 1997 and 1998.................   F-3
Statements of Operations for the Predecessor for the period
  from January 1, 1995 to November 2, 1995 and for the
  Successor for the period from September 18, 1995 (Date of
  Incorporation) to June 30, 1996 and for the years ended
  June 30, 1997 and 1998....................................   F-4
Statements of Changes in Partnership Capital for the
  Predecessor for the period from January 1, 1995 to
  November 2, 1995 and Statements of Changes in Common
  Stockholders' Deficit for the Successor for the period
  from September 18, 1995 (Date of Incorporation) to June
  30, 1996 and for the years ended June 30, 1997 and 1998...   F-5
Statements of Cash Flows for the Predecessor for the period
  from January 1, 1995 to November 2, 1995 and for the
  Successor for the period from September 18, 1995 (Date of
  Incorporation) to June 30, 1996 and the years ended June
  30, 1997 and 1998.........................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Park 'N View, Inc.:

     We have audited the accompanying balance sheets of Park 'N View, Inc. (the "Company") as of June 30, 1997 and 1998, and the related statements of operations, changes in partnership capital and common stockholders' deficit, and cash flows of Park 'N View, Ltd. (the "Predecessor") for the period from January 1, 1995 to November 2, 1995, and of the Company for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and the years ended June 30, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and 1998, and the results of operations and cash flows of the Predecessor for the period from January 1, 1995 to November 2, 1995, and of the Company for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida

September 11, 1998

                               PARK 'N VIEW, INC.

                                 BALANCE SHEETS


                                                                       JUNE 30,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 4,717,394    $19,810,656
  Short-term investments....................................                  32,039,916
  Restricted investments (Note 5)...........................                   9,750,000
  Accounts receivable, net of allowance for doubtful
    accounts of $5,400 at June 30, 1997 and 1998............       11,526        184,180
  Inventory.................................................      259,825        362,738
  Prepaid expenses and other................................      138,613        100,877
                                                              -----------    -----------
         Total current assets...............................    5,127,358     62,248,367
Property and Equipment, Net (Note 3)........................    7,650,753     18,448,601
Restricted Investments (Note 5).............................                   9,513,000
Deferred Financing Costs....................................      143,869      3,744,366
Other Assets................................................       16,803        623,793
                                                              -----------    -----------
         Total..............................................  $12,938,783    $94,578,127
                                                              ===========    ===========
                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $ 1,116,464    $ 2,067,113
  Accrued expenses..........................................      866,759      2,471,719
  Deferred revenue..........................................       31,929        205,853
  Current portion of capital lease obligations (Note 4).....      265,032        330,814
  Current portion of long-term debt (Note 5)................       33,630         33,727
                                                              -----------    -----------
         Total current liabilities..........................    2,313,814      5,109,226
                                                              -----------    -----------
Obligations Under Capital Leases (Note 4)...................      366,566        185,174
                                                              -----------    -----------
Long-Term Debt (Note 5).....................................       58,864     70,419,566
                                                              -----------    -----------
Commitments and Contingencies
Series A Redeemable Preferred Stock and Accrued
  Dividends -- Par value $.01 per share; 627,630 shares
  authorized; 388,075 shares issued and outstanding ($10.00
  per share liquidation preference, including accrued
  dividends of $212,252 and $542,538 as of June 30, 1997 and
  1998, respectively). (Note 6).............................    3,931,320      4,301,345
                                                              -----------    -----------
Series B Redeemable Convertible Preferred Stock and Accrued
  Dividends -- Par value $.01 per share; 1,372,370 shares
  authorized, issued and outstanding ($10.93 per share
  liquidation preference, including accrued dividends of
  $662,068 and $1,712,083 as of June 30, 1997 and 1998).
  (Note 6)..................................................   15,200,146     16,316,432
                                                              -----------    -----------
Series C Redeemable Convertible Preferred Stock and Accrued
  Dividends -- Par value $.01 per share; 3,750,000 shares
  authorized, 2,328,543 issued and outstanding ($8.00 per
  share liquidation preference, including accrued dividends
  of $1,115,631 as of June 30, 1998). (Note 6)..............                  18,516,147
                                                                             -----------
Common Stockholders' Deficit:
  Common stock -- par value $.001 per share; 7,000,000 and
    12,000,000 shares authorized at June 30, 1997 and 1998,
    respectively; 4,318,182 shares issued and outstanding...        4,318          4,318
  Additional paid-in capital................................     (929,988)     1,465,923
  Accumulated deficit.......................................   (8,006,257)   (21,740,004)
                                                              -----------    -----------
         Total common stockholders' deficit.................   (8,931,927)   (20,269,763)
                                                              -----------    -----------
         Total..............................................  $12,938,783    $94,578,127
                                                              ===========    ===========


                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                            STATEMENTS OF OPERATIONS

                                         PREDECESSOR                           SUCCESSOR
                                      ------------------   --------------------------------------------------
                                                              PERIOD FROM
                                                           SEPTEMBER 18, 1995
                                         PERIOD FROM            (DATE OF
                                      JANUARY 1, 1995 TO   INCORPORATION) TO     YEAR ENDED      YEAR ENDED
                                       NOVEMBER 2, 1995      JUNE 30, 1996      JUNE 30, 1997   JUNE 30, 1998
                                      ------------------   ------------------   -------------   -------------
Revenues:
  Service revenue...................                          $    68,451        $   755,057    $  3,333,564
  Equipment sales...................                               76,953             51,909          97,489
  Advertising.......................                                4,050             22,500
  Other.............................                                  301             58,931          72,723
                                                              -----------        -----------    ------------
          Total revenues............                              149,755            888,397       3,503,776
                                                              -----------        -----------    ------------
Cost of Revenues
  Service cost......................                              287,792            996,260       3,336,176
  Service depreciation..............                               84,341            643,316       1,906,732
  Equipment cost....................                               62,821            422,557       1,356,085
  Advertising.......................                                1,875             15,556
                                                              -----------        -----------    ------------
          Total cost of revenues....                              436,829          2,077,689       6,598,993
                                                              -----------        -----------    ------------
Gross margin........................                             (287,074)        (1,189,292)     (3,095,217)
Selling, general and administrative
  expenses..........................      $ 475,891             1,576,209          4,431,889      10,378,471
Write-down of equipment.............                                                 594,691          35,151
                                          ---------           -----------        -----------    ------------
Loss from operations................       (475,891)           (1,863,283)        (6,215,872)    (13,508,839)
Interest expense....................                              103,079            157,416       1,030,594
Interest income and other...........                               (5,125)          (328,268)       (805,686)
                                          ---------           -----------        -----------    ------------
          Net loss..................      $(475,891)           (1,961,237)        (6,045,020)    (13,733,747)
                                          =========
          Preferred stock dividends
            and amortization of
            preferred stock issuance
            costs...................                              (21,370)          (917,382)     (2,792,537)
                                                              -----------        -----------    ------------
          Net loss attributable to
            common stockholders.....                          $(1,982,607)       $(6,962,402)   $(16,526,284)
                                                              ===========        ===========    ============
          Basic loss per share......                          $     (0.46)       $     (1.61)   $      (3.83)
                                                              ===========        ===========    ============

                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                STATEMENTS OF CHANGES IN PARTNERSHIP CAPITAL AND
                          COMMON STOCKHOLDERS' DEFICIT

                                                     PARTNERSHIP
PREDECESSOR                                            CAPITAL
-----------                                          -----------
Balance, January 1, 1995...........................   $ (55,292)
Contributions from partners........................     446,737
Net loss...........................................    (475,891)
                                                      ---------
Balance, November 2, 1995..........................   $ (84,446)
                                                      =========

--------------------------------------------------------------------------------


                                          COMMON STOCK      ADDITIONAL
                                       ------------------    PAID-IN     ACCUMULATED
SUCCESSOR                               SHARES     AMOUNT    CAPITAL       DEFICIT         TOTAL
---------                              ---------   ------   ----------   ------------   ------------
Net liabilities transferred from Park
  'N View, Ltd. in exchange for
  shares in Park 'N View, Inc........  2,318,182   $2,318   $  (86,764)                 $    (84,446)
Shares issued at initial closing.....  2,000,000    2,000       98,000                       100,000
Financing costs......................                           (2,472)                       (2,472)
Dividends accrued for Series A
  preferred stock....................                          (21,370)                      (21,370)
Net loss.............................                                    $ (1,961,237)    (1,961,237)
                                       ---------   ------   ----------   ------------   ------------
Balance, June 30, 1996...............  4,318,182    4,318      (12,606)    (1,961,237)    (1,969,525)
Dividends accrued for Series A
  preferred stock....................                         (190,882)                     (190,882)
Dividends accrued for Series B
  preferred stock....................                         (662,068)                     (662,068)
Amortization of preferred stock
  issuance cost......................                          (64,432)                      (64,432)
Net loss.............................                                      (6,045,020)    (6,045,020)
                                       ---------   ------   ----------   ------------   ------------
Balance, June 30, 1997...............  4,318,182    4,318     (929,988)    (8,006,257)    (8,931,927)
Dividends accrued for Series A
  preferred stock....................                         (330,286)                     (330,286)
Dividends accrued for Series B
  preferred stock....................                       (1,050,015)                   (1,050,015)
Dividends accrued for Series C
  preferred stock....................                       (1,115,631)                   (1,115,631)
Amortization of preferred stock
  issuance cost......................                         (296,605)                     (296,605)
Issuance of common stock warrants....                        5,188,448                     5,188,448
Net loss.............................                                     (13,733,747)   (13,733,747)
                                       ---------   ------   ----------   ------------   ------------
Balance, June 30, 1998...............  4,318,182   $4,318   $1,465,923   $(21,740,004)  $(20,269,763)
                                       =========   ======   ==========   ============   ============


                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                            STATEMENTS OF CASH FLOWS


                                                     PREDECESSOR                         SUCCESSOR
                                                   ---------------   --------------------------------------------------
                                                                        PERIOD FROM
                                                     PERIOD FROM     SEPTEMBER 18, 1995
                                                   JANUARY 1, 1995        (DATE OF
                                                   TO NOVEMBER 2,    INCORPORATION) TO     YEAR ENDED      YEAR ENDED
                                                        1995           JUNE 30, 1996      JUNE 30, 1997   JUNE 30, 1998
                                                   ---------------   ------------------   -------------   -------------
Operating Activities:
  Net loss.......................................     $(475,891)        $(1,961,237)       $(6,045,020)   $(13,733,747)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................        27,966             174,360            705,418       2,117,387
    Write-down of equipment......................                                              594,691          35,151
    Provision for losses on accounts
      receivable.................................                             5,411
    Loss on disposal of property and equipment...                                                2,150
    Changes in assets and liabilities:
      Accounts receivable........................                           (57,801)            40,864        (172,653)
      Inventories................................                          (141,698)          (118,127)       (102,912)
      Prepaid expenses and other.................        (5,000)           (116,917)           (21,696)         37,737
      Other assets...............................                           (13,027)            (3,776)       (285,567)
      Accounts payable...........................        54,116             399,090            717,374         950,649
      Accrued expenses...........................                           210,556            744,622       1,604,960
      Deferred revenue...........................                            48,557            (16,628)        173,924
                                                      ---------         -----------        -----------    ------------
         Net cash used in operating activities...      (398,809)         (1,452,706)        (3,400,128)     (9,375,071)
                                                      ---------         -----------        -----------    ------------
Investing Activities:
    Purchase of short-term investments...........                                                          (32,039,916)
    Purchase of restricted investments...........                                                          (19,263,000)
    Purchases of property and equipment..........          (909)         (1,650,177)        (6,443,899)    (12,596,875)
                                                      ---------         -----------        -----------    ------------
         Net cash used in investing activities...          (909)         (1,650,177)        (6,443,899)    (63,899,791)
                                                      ---------         -----------        -----------    ------------
Financing Activities:
  Proceeds from issuance of long-term debt and
    common stock warrants, net of offering
    commission...................................                         3,000,000          1,500,000      72,375,000
  Proceeds from issuance of common and preferred
    stock........................................                           800,000         13,500,000      18,628,344
  Contributions from partners....................        70,070
  Loans from partners............................       310,000
  Payment of stock and debt issuance costs and
    other........................................                          (152,000)          (509,560)     (1,225,705)
  Payment of obligation under capital lease......                                             (227,327)       (365,412)
  Deferred financing costs.......................                          (195,434)          (143,869)     (1,010,700)
  Notes payable..................................                            16,048             76,446         (33,403)
                                                      ---------         -----------        -----------    ------------
         Net cash provided by financing
           activities............................       380,070           3,468,614         14,195,690      88,368,124
                                                      ---------         -----------        -----------    ------------
Net Increase (Decrease)In Cash And Cash
  Equivalents....................................       (19,648)            365,731          4,351,663      15,093,262
Cash And Cash Equivalents, Beginning Of Period...        19,856                                365,731       4,717,394
                                                      ---------         -----------        -----------    ------------
Cash And Cash Equivalents, End Of Period.........     $     208         $   365,731        $ 4,717,394    $ 19,810,656
                                                      =========         ===========        ===========    ============
Supplemental Cash Flow Information:
  Interest paid..................................                       $    14,660        $    48,987    $     33,030
                                                                        ===========        ===========    ============
Non-Cash Financing And Investing Activities:
  Conversion of partnership loans into
    partnership capital..........................     $ 376,667
                                                      =========
  Historical carrying value of net liabilities
    assumed at formation in exchange for Common
    Stock........................................                       $   (84,446)
                                                                        ===========
  Capital lease obligations relating to
    acquisition of property and equipment........                       $   472,029        $   357,932    $    249,801
                                                                        ===========        ===========    ============
  Exchange of promissory notes and accrued
    interest for Series B Preferred Stock........                                          $ 1,533,000
                                                                                           ===========
  Exchange of promissory notes and accrued
    interest for Series A Preferred Stock........                                          $ 3,180,646
                                                                                           ===========
  Issuance of common stock warrants..............                                                         $    538,998
                                                                                                          ============


                       See notes to financial statements.

                               PARK 'N VIEW, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION OF THE COMPANY AND NATURE OF BUSINESS

     Park 'N View, Inc. (the "Company") was incorporated on September 18, 1995 and provides cable television and telephone service to long-haul truck drivers at truckstops ("sites") throughout the country. As of June 30, 1998, the Company has 118 sites in operation. The Company has contracts to provide their service to over 600 sites. The final determination on the number of sites to be provided with the service will be made by the Company on a site-by-site basis.

     The Company commenced commercial operations as a result of the Securities Purchase Agreement (the "Agreement") dated November 2, 1995 between the former partners of Park 'N View, Ltd., the Company's predecessor entity, and an investor group led by Patricof & Company ("Patricof").

     Pursuant to the Agreement, Park 'N View, Ltd. transferred certain of its assets, intangible assets, contractual rights, and certain liabilities to the Company in exchange for 2,318,182 shares of Common Stock issued to the former partners of Park 'N View, Ltd. These net liabilities were recorded by the Company at the historical carrying amounts. Patricof was issued 2,000,000 shares of Common Stock for $100,000.

     Park 'N View, Ltd. was incorporated for the purpose of developing cable television and telephone service technology for use by long-haul truck drivers at truckstops. The accompanying financial statements identified as for the Predecessor are for Park 'N View, Ltd. for the period from January 1, 1995 to November 2, 1995. The accompanying financial statements identified as for the Successor are for Park 'N View, Inc. as of June 30, 1997 and 1998 and for the period from September 18, 1995 (date of incorporation) to June 30, 1996 and for the years ended June 30, 1997 and 1998.


     The Company has experienced net operating losses since its inception and as of June 30, 1998 had an accumulated deficit of $21.7 million. Management believes that the Company must significantly increase the sales of Park 'N View service subscriptions in order to achieve profitability. Management further believes that a significant increase in sales of subscriptions is dependent on truck drivers' perception that the Park 'N View system is installed and operating at a sufficient number and location of truckstops that potential uses of the Park 'N View system justify the subscription fee. The Company's future success will depend on achieving market acceptance in sufficient numbers and at commercially viable subscription rates, the timely and cost-effective installation of the Park 'N View system at a significant number of additional truckstops, and obtaining the financing necessary to install its system in a sufficient number of locations.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

          Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents are primarily composed of bank deposits and overnight funds held by a bank.

          Inventory -- Consists principally of telephones and components and is stated at lower of cost (first-in, first-out method) or market.

          Property and Equipment -- Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets,

                               PARK 'N VIEW, INC.

     generally three to ten years. Expenditures for improvements that substantially extend the capacity or useful life of an asset are capitalized. Routine repairs and maintenance are expensed as incurred.

          The Company currently expenses the costs associated with developing internal use proprietary software. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes that computer software costs that are incurred in the preliminary project stage should be expensed as incurred. Once the application development stage criteria is met, certain costs are required to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.


          Deferred Financing Costs -- Costs incurred in connection with obtaining financing are being amortized based on the interest method over the term of the related obligations. Amortization of deferred financing costs relating to debt are amortized to interest expense and amortization of deferred financing costs relating to preferred stock are amortized to additional paid-in capital.



          Revenue Recognition/Deferred Revenue -- Net revenues from initial membership fees are recorded as revenue in the month the initial membership is sold. Initial membership allows a new member access to the Company's network and provides a starter kit. The cost of the starter kit is expensed in the month the initial membership is sold. An allowance for defective starter kits has been established based on past experience. The starter kits do not have a warranty and cannot be returned once the service is activated. Net revenues from monthly usage fees are recognized ratably throughout the period the service is activated. The cost, together with a reasonable profit margin, related to the long distance telephone time that is provided with each monthly subscription is accrued in the month the subscription is sold whether or not the long distance telephone time is used in that month and included as accrued expenses in the accompanying balance sheet. Net revenues from "power plan" fees are recognized ratably throughout the period the service is activated. Currently the Company is recognizing revenue ratably over a two-month period for new "power plan" members due to current sales promotions that provide a second month of free service. The incremental cost associated with a new "power plan" member is a starter kit and one hour of long distance telephone time. The cost of the starter kit is expensed in the first month of service. The cost, together with a reasonable profit margin, related to the one hour of long distance telephone time is accrued in the month the one hour of long distance telephone time is provided whether or not the long distance telephone time is used in that month and included as accrued expenses in the accompanying balance sheet. Fleet usage fees are sold and paid on a calendar month basis, therefore revenue received for such fees relates to and is recognized in the specific month for which it is billed. The cost of the starter kit for a new fleet member is expensed when new fleet members subscribe. The cost, together with a reasonable profit margin, related to the one hour of long distance telephone time provided each month is accrued in the month the time is provided whether or not the time is used within that month and included as accrued expenses in the accompanying balance sheet. The revenue associated with additional long distance telephone time to current members is recognized as such telephone time is used. Revenue attributable to unused minutes is deferred. Fees from the daily and premium programs, which allow access for a 24 hour period, are recognized as revenue when activated. Advertising revenue, specifically designed commercials, ads or programming designed to run on the PNV Network, is recognized throughout the period the service is provided. The production costs associated with this advertising are amortized throughout the period the service is provided. Driver referral program cost consists of one hour of long distance telephone time and is accrued and expensed in the month the driver is referred to the Company. Revenues from equipment sales are derived from the sale by the Company of cable and telephone line extension kits to truckstops for resale to truckdrivers. Net unearned revenue associated with the Company's subscription and advertising sales are reported as deferred revenue on the Company's balance sheet.

                               PARK 'N VIEW, INC.

          Income Taxes -- In conformity with the Internal Revenue Code and applicable state and local tax statutes, taxable income or loss of the Predecessor is required to be reported in the tax returns of the partners. Accordingly, no provision has been made in the accompanying Predecessor financial statements for any federal or state income taxes.

          The provision for income taxes for the Company represents the amount payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount that management believes is more likely than not to be realized.

          Long-Lived Assets -- Management reviews long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Assets, if any, which management has committed to a plan to dispose, whether by sale or abandonment, are reported at the lower of carrying amount or fair value, less cost to sell. Preparation of estimated expected future cash flows is inherently subjective and is based on management's best estimate of assumptions concerning future conditions.

          Financial Instruments -- The carrying amount for cash, accounts receivable and accounts payable approximates fair value due to their short-term maturity. Short-term investments consist of commercial paper that is carried at amortized cost, which approximates fair value. Restricted investments consist of US Treasury securities that are actively traded and are carried at fair value, with unrealized gains and losses included in earnings.

          The fair value of the Company's long-term debt approximates carrying value based on the quoted market prices for the same or similar issues or on the current rate offered to the Company for debt of the same remaining maturities. The Company believes that it is not practical to estimate a fair value different from the preferred stocks' carrying value as these securities have numerous features unique to these securities.

          Basic Loss Per Share -- Basic loss per share is computed by dividing the net loss attributable to common stockholders by the number of weighted average common shares outstanding. The effect of potential common stock would have been antidilutive and therefore basic loss per share for the Company is equivalent to diluted loss per share. The weighted average common shares outstanding was 4,318,182 for the period from September 18, 1995 to June 30, 1996 and the years ended June 30, 1997 and 1998.

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This statement supercedes Accounting Principles Board ("APB") Opinion No. 15 and replaces primary and fully diluted earnings per share with a dual presentation of basic and diluted earnings per share. Basic earnings per share equals net loss attributable to common stockholders divided by the number of weighted average common shares outstanding. Diluted earnings per share includes potentially dilutive securities such as stock options. The adoption by the Company of this standard had no effect on the Company's reported net loss per share.

          Reclassifications -- Certain 1996 and 1997 amounts have been reclassified to conform with the 1998 presentation.

                               PARK 'N VIEW, INC.

          New Accounting Pronouncement -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This standard is effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined the effect, if any, that SFAS No. 131 will have on its financial statements and notes thereto.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                 1997         1998
                                                              ----------   -----------
Site equipment and improvements.............................  $5,404,620   $16,484,956
Construction equipment......................................     127,912       150,059
Computer equipment..........................................     231,907       352,643
Vehicles....................................................     255,467       451,382
Furniture, fixtures and other equipment.....................      28,739        65,869
                                                              ----------   -----------
          Subtotal..........................................   6,048,645    17,504,909
Less accumulated depreciation...............................     616,482     2,630,706
                                                              ----------   -----------
          Subtotal..........................................   5,432,163    14,874,203
Component inventory.........................................   2,218,590     3,574,398
                                                              ----------   -----------
Property and equipment, net.................................  $7,650,753   $18,448,601
                                                              ==========   ===========


     Component inventory represents equipment that is awaiting installation at a site. Upon installation the cost of the related equipment is transferred to site equipment and improvements and depreciation commences once the site is operational. Component inventory is temporarily staged at the Company's warehouse until all equipment for a site is received, certain assembly operations are complete and the site is ready to accept the equipment for installation. The period of time that the component inventory is staged at the Company's warehouse is approximately 45 days and the construction period at the site is approximately 30 days. Accordingly the time period between the date of acquisition of the component inventory and the completion date for the installation at the site is approximately 75 days. Component inventory is reclassified to site equipment upon completion of the site on a FIFO basis for all components.


     During the year ended June 30, 1997, the Company replaced certain telephone switches with updated technology. At the time this equipment was taken out of service there existed a related capital lease obligation of $538,957. The Company is continuing to make the scheduled capital lease payments and has written-off the idle equipment, which had a carrying value $594,691.

                               PARK 'N VIEW, INC.

4. LEASE COMMITMENTS

     The Company leases an office site and equipment maintained at various facilities under operating leases. Capital leases primarily consist of construction equipment. Future minimum lease payments under capital leases and noncancellable operating leases are as follows:

YEAR ENDING JUNE 30:                                          OPERATING    CAPITAL
--------------------                                          ----------   --------
1999........................................................  $  277,528   $355,385
2000........................................................     268,759    153,880
2001........................................................     272,083     44,458
2002........................................................     188,637         --
2003........................................................      28,962         --
                                                              ----------   --------
          Total.............................................  $1,035,969    553,723
                                                              ==========
Imputed interest on capital leases..........................                (37,735)
                                                                           --------
Present value of capital leases.............................                515,988
Current portion.............................................                330,814
                                                                           --------
Long-term portion...........................................               $185,174
                                                                           ========

     Rent expense was $77,569, $149,401 and $355,765 for the period ended June 30, 1996 and for the years ended June 30, 1997 and 1998, respectively.

     In July 1998, the Company entered into contracts with AT&T to lease T-1 lines and purchase long distance and local telephone service. The minimum lease payments for the T-1 lines approximate $5.1 million, $7.7 million and $7.7 million per year during the first, second, and third years of the lease, respectively. The Company's minimum purchase for the long distance and local telephone service is $480,000 per year for a two year term.

     In August 1998, the Company entered into an operating lease for a wide area network. The annual minimum rental amount approximates $1.2 million for a three year term.

5. NOTES PAYABLE


     In May 1998, the Company issued $75 million of 13% Senior Notes (the "Senior Notes"). The Senior Notes are general senior obligations of the Company and will rank pari passu with all current and future unsecured senior indebtedness of the Company. The Senior Notes have a maturity date of May 15, 2008. Interest will be paid semiannually on May 15 and November 15 to holders of record on the immediately preceding May 1, and November 1, respectively. The Company placed $19.2 million of the net proceeds from the Senior Notes in an escrow account. The escrow account is pledged as security for payment of the first four scheduled interest payments on the Senior Notes. The current and long-term amounts in this escrow account are presented as restricted investments in the accompanying balance sheet.


     The Senior Notes are redeemable at the Company's option after May 15, 2003, at which time the Company will pay a decreasing premium for this redemption until maturity at May 15, 2008. At any time prior to May 15, 2001, the Company, at its option, may redeem up to 35% of the then outstanding Senior Notes with the net proceeds of an initial public equity offering at a redemption price of 113% of the principal amount and accrued interest. The Senior Notes are mandatorily redeemable at the option of the holders in the event of a change in control or an asset sale.


     The Senior Notes were issued together with 75,000 detachable warrants in the form of units. Each warrant, when exercised, will entitle the holder to receive 6.73833 shares of Common Stock at an exercise price of $.01 per share. The warrants will become exercisable upon the earlier of November 23, 1998, the effective date of a registration statement related to a registered exchange offer of the Senior Notes or upon the

                               PARK 'N VIEW, INC.

occurrence of certain other events (including a change in control or default) as specified in the related agreements and will automatically expire on May 15, 2008. The relative fair market values for the Senior Notes and warrants were determined by the negotiations with the purchasers of the units. The agreed upon original issue discount resulted in an allocation of $70,350,000 of the proceeds to the Senior Notes and $4,650,000 to the warrants, their deemed fair value.


     At June 30, 1997 and 1998, the Company had outstanding $92,494 and $59,092, respectively, of notes payable relating to the purchase of vehicles. These notes have an average interest rate of 10% and mature on various dates through March 2000.

     Scheduled debt maturities are as follows:

YEAR ENDING JUNE 30
-------------------
     1999...................................................  $    33,727
     2000...................................................       25,365
     2001...................................................           --
     2002...................................................           --
     2003...................................................           --
     Thereafter.............................................   75,000,000
                                                              -----------
     Subtotal                                                  75,059,092
     Less debt discount                                         4,605,799
                                                              -----------
     Total                                                    $70,453,293
                                                              ===========

     At June 30, 1996, the Company had outstanding $3,000,000 of 8% Subordinated Promissory Notes ("Notes") due November 1, 2000, with interest payable semiannually on June 30 and December 31. The Notes were held by Patricof. On August 5, 1996, Patricof provided the Company with an additional $1,500,000 in exchange for 8% Subordinated Promissory Notes due November 2, 2000 and 239,250 common stock warrants. On November 13, 1996, the Company completed a private placement (the "1996 Offering") with certain investors of 1,372,370 shares of Series B 7% Cumulative Convertible Preferred Stock (the "Series B Preferred") due November 7, 2003 for a purchase price of $10.93 per share and a total offering amount of $15,000,000. As payment for 137,237 shares of the Series B Preferred, Patricof exchanged the $1,500,000 8% Subordinated Promissory Notes and the 239,250 common stock warrants. In addition, the $3,000,000 in Notes and related accrued interest of $180,646 were exchanged by Patricof for 318,065 shares of Series A Redeemable Preferred Stock (the "Series A Preferred").

6. REDEEMABLE PREFERRED STOCK

     Series A Redeemable Preferred Stock -- On November 13, 1996, in connection with the 1996 Offering, $3,000,000 in Notes and related accrued interest of $180,646 were exchanged for 318,065 shares of Series A Preferred. In November 1995, in accordance with the Agreement, 32,210 shares of Series A Preferred were issued at $10 per share to Patricof. In April 1996, Patricof purchased an additional 37,800 shares of Series A Preferred at $10 per share. The Series A Preferred provides for an annual dividend of 7%, payable in arrears quarterly in cash or in kind. Cumulative unpaid dividends in arrears were $212,252 and $542,538 at June 30, 1997 and 1998, respectively.

     The Company is required to redeem for $10 per share all of the issued and outstanding shares of Series A Preferred as follows: (a) six months after the Senior Notes are paid in full, (b) upon the receipt of proceeds of an initial public offering of not less than $20 million, net of underwriting expenses ("Qualifying Offer"), (c) in the event the Company consolidates or merges with or into another entity, or (d) upon sale of the Company's assets. The Company has the option to redeem shares of Series A Preferred at any time for $10 per

                               PARK 'N VIEW, INC.

share plus all accrued dividends thereon. The Company may not redeem any shares of Series A Preferred until the Company pays the Senior Notes in full.

     Upon the failure of the Company to redeem the Series A Preferred as required, the shareholders of the Series A Preferred shall be entitled to vote as a separate class only in respect to any merger, consolidation, sale of assets or creation of any class or series, other than Series B Preferred and Series C Preferred, equal to or superior to its Series A Preferred. The shareholders of at least 66.6% of the outstanding Series A Preferred voting as a separate class shall be entitled to elect two members of the Board of Directors.

     Series B 7% Cumulative Convertible Preferred Stock -- In connection with the 1996 Offering, the Company authorized and issued 1,372,370 shares of Series B Preferred, par value of $.01 for $10.93 per share and a total offering amount of $15,000,000.

     Commencing on January 31, 1997, the shareholders of the Series B Preferred are entitled to receive dividends payable in cash at 7% per annum (9% per annum upon an event of default). An "Event of Default" includes any of the following:
(a) failure by the Company to declare and pay a dividend on the payment due date for two consecutive quarterly periods, (b) failure by the Company to satisfy its redemption obligations, (c) default by the Company in the performance or observance of any obligation or condition with respect to the indebtedness of the Company, (d) failure to comply with covenants in the agreement, (e) failure by the Company to comply with its obligations upon liquidation, dissolution or winding up, or (f) insolvency. Cumulative unpaid dividends accrued were $662,068 and $1,712,083 at June 30, 1997 and 1998.

     The Company is required to redeem for $10.93 per share all of the issued and outstanding shares of Series B Preferred as follows: (a) six months after the Senior Notes are paid in full, (b) upon receipt of a Qualifying Offer, (c) in the event the Company consolidates or merges with or into another entity, or
(d) upon sale of the Company's assets. The Company may not redeem any shares of Series B Preferred until the Company pays the Senior Notes in full.

     The shareholders of Series B Preferred can convert their shares at any time at the option of the holder into Common Stock at a conversion rate of one Series B Preferred Share for 1.37 shares of Common Stock. Under antidilution provisions, the conversion price of Series B Preferred will be adjusted upon the Company's issuance of additional shares of Common Stock, warrants or rights to purchase Common Stock or securities convertible into Common Stock.

     Series B Preferred shareholders are entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series B Preferred is then convertible. Shareholders of Series B Preferred and Common Stock shall vote together on each matter submitted to stockholders and not by class or series. Prior to the consummation of a Qualifying Offer, the shareholders of the Series B Preferred, voting together as a class, shall be entitled to elect one director. Subsequent to a Qualifying Offer and only so long as at least 66.6% of the shares of Series B Preferred originally issued remain outstanding, the holders of a majority of the shares of Common Stock issuable upon conversion of the Series B Preferred shall be entitled to nominate one director. Upon the occurrence of an event of default, the shareholders of the Series B Preferred, together with the shareholders of Series C Preferred, have the exclusive right to elect a majority of the Board of Directors.

     Series C Redeemable Preferred Stock -- In August 1997, the Company entered into a private placement offering (the "1997 Offering") with certain investors to raise additional working capital through the sale of 2,328,543 shares of Series C 7% Cumulative Convertible Preferred Stock (the "Series C Preferred") for a purchase price of $8.00 per share and a total offering amount of $18,628,344. Upon an Event of Default, the annual dividend rate will be 9%. The Series C Preferred votes in conjunction with the Series B Preferred on an as-if-converted basis. The Series C Preferred is convertible into 2,328,543 shares of Common Stock at a price of $8.00 per share. Also, as part of the 1997 Offering, the Company issued a warrant to the underwriting agent

                               PARK 'N VIEW, INC.

for the purchase of 100,399 shares of Common Stock exercisable at $8.00 per share at any time within five years from the date of this offering. Cumulative unpaid dividends accrued were $1,115,631 at June 30, 1998.

     The Company is required to redeem for $8.00 per share all of the issued and outstanding shares of Series C Preferred as follows: (a) six months after the Senior Notes are paid in full, (b) upon receipt of a Qualifying Offer, (c) in the event the Company consolidates or merges with or into another entity, or (d) upon sale of the Company's assets. The Company may not redeem any shares of Series C Preferred until the Company pays the Senior Notes in full.

     The shareholders of Series C Preferred can convert their shares at any time at the option of the holder into Common Stock at an initial conversion rate of one Series C Preferred share for one share of Common Stock. Under antidilution provisions, the conversion price of Series C Preferred will be adjusted upon the Company's issuance of additional shares of Common Stock, warrants or rights to purchase Common Stock.

     Series C Preferred shareholders are entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series C Preferred is then convertible. Shareholders of Series C Preferred and Common Stock shall vote together on each matter submitted to stockholders and not by class or series. Prior to the consummation of a Qualifying Offer, the shareholders of the Series C Preferred, voting together as a class, shall be entitled to elect one director. Subsequent to a Qualifying Offer and only so long as at least 66.6% of the shares of Series C Preferred originally issued remain outstanding, the holders of a majority of the shares of Common Stock issuable upon conversion of the Series C Preferred shall be entitled to nominate one director. Upon the occurrence of an event of default, the shareholders of the Series C Preferred, together with the shareholders of Series B Preferred, as a class have the exclusive right to elect a majority of the Board of Directors.

7. RELATED PARTY TRANSACTIONS

     A common stockholder of the Company is also a partner in a law firm that provides legal services to the Company. Fees and expenses paid to the law firm were $293,647 for the year ended June 30, 1998. Fees and expenses paid to the law firm for the period ended June 30, 1996 and for the year ended June 30, 1997 were not significant.

     Prepaid expenses and other at June 30, 1997 includes $64,000 in cash advances to a Company executive. A promissory note was executed for $59,000 of the advances. The advances were satisfied in August 1997.

8. STOCK OPTIONS AND WARRANTS

     The Company has incentive and non-qualified stock option plans for directors and key employees and has 800,000 shares of Common Stock reserved for issuance under the plans. The incentive and non-qualified options become exercisable as determined by the Board of Directors and have a term of ten years.

                               PARK 'N VIEW, INC.

     Option activity for the year ended June 30, 1997 and 1998 is as follows:

                                                                     AVERAGE
                                                       NUMBER     EXERCISE PRICE      RANGE OF
                                                      OF SHARES     PER SHARE      EXERCISE PRICE
                                                      ---------   --------------   --------------
Granted options:
  Granted during the year ended June 30, 1997 and
     outstanding at June 30, 1997...................   409,846        $1.42        $1.00-$3.00
  Forfeited during the year ended June 30, 1998.....      (500)        1.00        1.00
                                                       -------
  Outstanding at June 30, 1998......................   409,346         1.42        1.00-3.00
                                                       =======
Vested options:
  Exercisable at June 30, 1997......................    81,969         1.42        1.00-3.00
  Vested during the year ended June 30, 1998........    81,869         1.42        1.00-3.00
  Forfeited during the year ended June 30, 1998.....      (100)        1.00        1.00
                                                       -------
  Exercisable at June 30, 1998......................   163,738         1.42        1.00-3.00
                                                       =======

     The weighted average remaining contractual life of options outstanding is
9.5 years and 8.4 years at June 30, 1997 and 1998, respectively.

     The Company accounts for stock options in accordance with APB Opinion No.
25. The Company's stock options are issued with exercise prices which equal the fair value of the Company's Common Stock on the date of grant and, consequently, no compensation expense is recognized.

     SFAS No. 123 requires entities that account for awards for stock-based compensation in accordance with APB Opinion No. 25 to present pro forma disclosure as if compensation cost was measured at the date of grant based on the fair value of the award. No options were granted during the year ended June 30, 1998. The fair value of the options granted during the year ended June 30, 1997 were estimated at the date of grant using the minimum value method with the following weighted-average assumptions: a risk free interest rate of 6.8%, no dividend yield and an expected life of six years. The weighted average grant date fair value per option is approximately $.46.

     The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting period. The Company's net loss determined in accordance with SFAS No. 123 on a pro forma basis for the years ended June 30, 1997 and 1998 would have been as follows:

                                                                1997           1998
                                                                ----           ----
Net loss:
  As reported.............................................  $ (6,045,020)  $(13,733,747)
  Pro forma...............................................    (6,082,726)   (13,771,453)
Loss per share:
  As reported.............................................         (1.61)         (3.83)
  Pro forma...............................................         (1.62)         (3.84)

                               PARK 'N VIEW, INC.

     The pro forma amount may not be representative of the future effects on reported net income that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable and new option awards are granted each year.


     At June 30, 1998, the Company had outstanding warrants which allow the holders to purchase 280,399 shares of Common Stock at $8 per share and units that include warrants which allow the holders to purchase 505,375 shares of Common Stock at $.01 per share.


9. INCOME TAXES

     No current income taxes have been provided for any periods presented as the Company has had net operating losses since inception. The Company had approximately $20.6 million in net operating loss carryforwards at June 30, 1998 for income tax purposes, with approximately $2 million expiring in 2011, $5.4 million expiring in 2012 and $13.2 million expiring in 2013.

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The Company has not recognized any benefit for its net deferred tax asset and has offset the net deferred tax asset by a valuation allowance, as it is more likely than not that this asset will not be realized prior to its expiration. The tax effects of significant items comprising the Company's net deferred tax asset as of June 30, 1997 and 1998 are as follows:


                                                                 1997          1998
                                                              -----------   -----------
Deferred tax assets:
  Net operating loss carryforward...........................  $ 2,385,208   $ 6,876,586
  Nondeductible lease accrual...............................      237,876        88,932
  Bad debt reserve..........................................        2,164         2,164
  Vacation accrual..........................................       14,536        45,981
                                                              -----------   -----------
                                                                2,639,784     7,013,663
                                                              -----------   -----------
Deferred tax liabilities:
  Differences between book and tax basis of property........          409        45,771
  Amortization..............................................       14,095         8,821
                                                              -----------   -----------
                                                                   14,504        54,592
                                                              -----------   -----------
Valuation allowance.........................................   (2,625,280)   (6,959,070)
                                                              -----------   -----------
          Net deferred tax asset............................  $        --   $        --
                                                              ===========   ===========



10. LEGAL MATTERS



     In July 1998, Lorenzo and Pat Ortiz instituted an action against a truckstop chain, as well as a contractor utilized by the Company in connection with the installation of the PNV Network at a truckstop owned by the chain, in the 11th Judicial District, Webb County, Texas, seeking unspecified actual and punitive damages allegedly resulting from an injury suffered by Mr. Ortiz at such truckstop in connection with such installation. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop chain defendant, the Company agreed, among other things, to indemnify the truckstop chain for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop chain each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available and the Company agreed to name the truckstop chain as an additional insured on its insurance policy. Similar indemnification and insurance maintenance provisions are currently included in the standard contract between the Company and

                               PARK 'N VIEW, INC.

other truckstop owners/operators. The Company inadvertently failed to timely name the truckstop chain defendant as an additional insured with the result that the Company's commercial general liability insurance carrier has denied coverage with respect to this action. The Company and the truckstop chain have agreed that the Company shall assume the defense of this action, agree to indemnify the truckstop chain from any and all losses or expenses relating to the action and provide the truckstop chain with a letter of credit or surety bond in the amount of $200,000 securing such indemnity.


     In addition, an action has been instituted against a truckstop chain in Lake County, Indiana, for actual damages relating to a slip and fall incident at a truckstop at which the PNV Network is available. Although the plaintiff in the action initially named the Company as a defendant in the lawsuit, the plaintiff amended its complaint to remove the Company as a defendant. Although the Company is not currently named as a party to this action, pursuant to the contract between the Company and the truckstop defendant, the Company agreed, among other things, to indemnify the truckstop for claims relating to the installation, operation or repair of the PNV Network. Further, pursuant to such contract, the Company and the truckstop each agreed to maintain at least $1,000,000 of liability insurance on each truckstop at which the PNV Network is available. The Company's commercial general liability insurance carrier has denied coverage with respect to this lawsuit due to the Company's alleged failure to notify the carrier of the incident on a timely basis. The Company is in the process of investigating the denial of coverage. The Company's present understandings of both actions is preliminary. Based upon such understandings, however, management does not believe that the outcome of either such action will have a material adverse effect on the Company's financial condition or results of operations.

     The Company has received a demand that it pay $50,000 to reimburse a worker's compensation insurance carrier for amounts paid to one of its insured relating to injuries allegedly related to the PNV Network. The Company is in the preliminary stages of investigating this claim. The Company has also received claims of 12 to 15 slip and fall incidents relating to the PNV Network. It has advised its insurance carrier of these incidents and the carrier has denied coverage on several of these incidents due to the Company's alleged failure to provide timely notice of such incidents. Based on the Company's present preliminary understanding of the worker's compensation claim, as well as the other claims the Company has received, management does not believe that the outcome of such claims, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

  UNTIL             , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE WARRANTS OR THE WARRANT SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................  iii
Disclosure Regarding Forward-Looking
  Statements..........................  iii
Prospectus Summary....................    1
Risk Factors..........................    7
Use Of Proceeds.......................   17
Capitalization........................   18
Selected Financial Data...............   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   28
Management............................   49
Certain Transactions..................   56
Principal Stockholders................   58
Selling Security Holders..............   60
Description of Warrants...............   62
Description of Capital Stock..........   64
Description of the Notes..............   76
Federal Income Tax Considerations.....   77
Plan of Distribution..................   79
Legal Matters.........................   80
Experts...............................   80
Index to Financial Statements.........  F-1


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                               PARK 'N VIEW, INC.
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                               ____________, 1998
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the issuance and distribution of the Securities. All items are estimated except the registration fee.

Securities and Exchange Commission Registration Fee.........  $  1,371.53
Printing and Mailing Expenses...............................  $    50,000
                                                              -----------
Accounting Fees and Expenses................................  $   125,000
                                                              -----------
Legal Fees and Expenses.....................................  $   125,000
                                                              -----------
Miscellaneous...............................................  $    10,000
                                                              -----------
          Total.............................................  $311,371.53
                                                              ===========

     All of the above expenses have been or will be paid by the Company.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Paragraph Eleventh of the Company's Certificate of Incorporation, which provides as follows:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph ELEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Reference is made to Section 8.1 of the Company's Amended and Restated Bylaws, which provides as follows:

          To the extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) the Corporation shall indemnify any person against any and all judgments, fines, and amounts paid in settling or otherwise disposing of actions or threatened actions, and expenses in connection therewith, incurred by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or of any other corporation of any type or kind, domestic or foreign, which he served in any capacity at the request of the Corporation. To the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall at his request be paid by the Corporation in advance of the final disposition of such action or proceeding.

     Reference also is made to Section 145 of Title 8 of the Delaware General Corporation Law, which provides as follows:

     145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
INSURANCE.

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Company currently intends to obtain liability insurance covering its executive officers and directors against claims arising from certain acts or decisions by them in their capacities as executive officers and directors of the Company, subject to certain exclusions and deductible and maximum amounts, which may extend to, among other things, liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since July 1, 1995, the Company has sold and issued the following securities on the date and for the consideration referenced below:

          (1) In November 1995, the Company, which was organized by Patricof, Ian Williams and the then-partners of Park 'N View, Ltd. (Sam Hashman, Monte Nathanson and Nelgo Investments, of which Daniel O'Connell is a general partner), acquired the business and assets, and assumed the liabilities, of Park 'N View, Ltd. In connection with such purchase, the Company issued 2,300,000 million shares of Common Stock to Park 'N View, Ltd. Park 'N View, Ltd. subsequently distributed such shares to its partners. The amount of the net liabilities assumed by the Company was $84,446, including a promissory note of Park 'N View, Ltd., to Sam Hashman in the principal amount of $150,000, which was subsequently paid in full by the Company.

          (2) During the 12-month period commencing in November 1995, certain investment limited partnerships managed by Patricof & Co. Ventures, Inc. (the "Patricof Managed Funds") invested $3,800,000 in the Company in exchange for which the Company issued to the Patricof Managed Funds 2,000,000 shares of Common Stock, 70,010 shares of Series A Preferred Stock and $3,000,000 aggregate principal amount of the Company's 8% Subordinated Notes.

          (3) In August 1996, the Patricof Managed Funds invested $1,500,000 in the Company in exchange for which the Company issued to the Patricof Managed Funds $1,500,000 aggregate principal amount of the Company's 8% Subordinated Notes and warrants to purchase 239,250 shares of Common Stock at an exercise price of $0.01 per share.

          (4) In November 1996, the Company issued an aggregate of 1,235,133 shares of Series B Preferred Stock to seven investors for an aggregate consideration of $13,500,000.

          (5) In November 1996, in connection with the sale of the Series B Preferred Stock described above, (i) the Patricof Managed Funds (a) converted $3,000,000 aggregate principal amount of the Company's 8% Subordinated Notes plus $180,000 in interest accrued thereon into 318,065 shares of the Series A Preferred Stock, and (b) converted $1,500,000 aggregate principal amount of such notes, and warrants to purchase 239,250 shares of Common Stock at an exercise price of $0.01 per share, into 137,237 shares of the Series B Preferred Stock.

          (6) In August 1997, the Company issued an aggregate of 2,328,543 shares of Series C Preferred Stock to thirty-five investors for an aggregate consideration of $18,628,344.

          (7) In August 1997, the Company issued to BT Alex. Brown Incorporated warrants to purchase an aggregate of 100,399 shares of Common Stock at an exercise price of $8.00 per share in consideration for services provided by BT Alex. Brown Incorporated in connection with the sale of the Series C Preferred Stock described above.

          (8) In March 1998, the Company issued a warrant to purchase an aggregate of up to 180,000 shares of Common Stock at an exercise price of $8.00 per share in connection with the Company entering into a contractual arrangement with the warrantholder.

          (9) In May 1998, the Company sold to Donaldson, Lufkin & Jenrette Securities Corporation 75,000 Units for an aggregate consideration of $71.5 million (net of discounts and commissions) pursuant to a Securities Purchase Agreement, dated May 27, 1998.

     The sales and issuances of securities in the above transactions were made in reliance on the exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and/or Regulation D thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

     In addition, from August 30, 1996 to June 10, 1997, the Company issued an aggregate of 409,846 options to purchase Common Stock with exercise prices ranging from $1.00 to $3.00 per share under the Stock Option Plan for an aggregate exercise price of $582,385 in reliance on the exemption from registration under the Securities Act provided by Rule 701. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- Stock Option Plan" in the form of the Prospectus included herein.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
3.1*           --   Amended and Restated Certificate of Incorporation, dated
                    October 30, 1995, of Park 'N View, Inc.(the "Company").
3.2*           --   Certificate of Amendment of the Certificate of
                    Incorporation, dated November 12, 1996, of the Company.
3.3*           --   Certificate of Amendment of the Certificate of
                    Incorporation, dated August 22, 1997, of the Company.
3.4*           --   Certificate of Amendment Relating to the Series A Preferred
                    Stock, dated May 7, 1998, of the Company.
3.5*           --   Certificate of Amendment to Certificate of Designations,
                    Preferences and Rights of Series B 7% Cumulative Convertible
                    Preferred Stock, dated May 7, 1998, of the Company.
3.6*           --   Certificate of Amendment to Certificate of Designations,
                    Preferences and Rights of Series C 7% Cumulative Convertible
                    Preferred Stock, dated May 7, 1998, of the Company.
3.7*           --   Amended and Restated By-laws of the Company.
4.1*           --   Indenture, dated as of May 27, 1998, by and between the
                    Company and State Street Bank and Trust Company, as trustee.
4.2**          --   Warrant Agreement, dated as of May 27, 1998, by and between the Company and State Street Bank and Trust Company, as
                    warrant agent.
4.3**          --   Warrant Registration Rights Agreement, dated as of May 27,
                    1998, by and between the Company and Donaldson, Lufkin &
                    Jenrette Securities Corporation.
5.1            --   Opinion of Kilpatrick Stockton LLP.
10.1*          --   Fleet Service Agreement, dated as of January 28, 1997, by
                    and between the Company and Trucks For You.
10.2*          --   Fleet Service Agreement, dated as of February 1, 1998, by
                    and between the Company and Carroll Fulmer & Co., Inc.
10.3*          --   Fleet Service Agreement, dated as of March 1, 1998, by and between the Company and Contract Freighters, Inc.
10.4*          --   Fleet Service Agreement, dated as of March 11, 1998, by and between the Company and Lake City Express.
10.5*          --   Fleet Service Agreement, dated as of April 1, 1998, by and between the Company and Top Gun Transport, Inc.
10.6*          --   Cable Television and Telephone Service Agreement, dated as of August 14, 1995, by and between the Company and AMBEST.
10.7*          --   Cable Television and Telephone Service Agreement, dated as of July 11, 1996, by and between the Company and
                    Professional Transportation Partners, LLC.
10.8*          --   Cable Television and Telephone Service Agreement, dated as of March 18, 1997, by and between the Company and North
                    America Truck Stop Network.
10.9*          --   Cable Television and Telephone Service Agreement, dated as of October 28, 1995, by and between the Company and Travel
                    Ports of America, Inc.

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
10.10*         --   Cable Television and Telephone Service Agreement, dated as of February 15, 1996, by and between the Company and Pilot
                    Corporation.
10.11*         --   Cable Television and Telephone Service Agreement, dated as of February 7, 1997, by and between the Company and All
                    American Plazas, Inc.
10.12*         --   Cable Television and Telephone Service Agreement, dated as of September 12, 1997, by and between the Company and Petro
                    Stopping Centers, L.P.
10.13*+        --   Cable Television and Telephone Service Agreement, dated
                    March 12, 1998 by and between the Company and TA Operating
                    Corporation d/b/a Travel Centers of America.
10.14*         --   Lease, dated August 11, 1997, between Unipower Corporation and the Company.
10.15*         --   Software Development Agreement, dated November 22, 1995,
                    between the Company and GreenLight Technologies, Inc.
10.16*         --   Technology Transfer and Development Agreement, dated as of
                    November 4, 1996, by and among GreenLight, Inc., Jody Green,
                    Lewis Tatham and the Company.
10.17*         --   Customer Agreement, dated December 17, 1997, by and between the Company and Echostar Satellite Corporation.
10.18*         --   Compensation Plan of the Company.
10.19*         --   Stock Option Plan of the Company.
10.20*         --   Securities Purchase Agreement Subordinated Notes, Series A
                    Preferred Stock and Common Stock, dated as of November 2,
                    1995, by and among the Company and the Purchasers named
                    therein.
10.21*         --   Letter Agreement, dated as of May 18, 1998, by and among the
                    Company and certain holders of the Company's Series A
                    Preferred Stock.
10.22*         --   Securities Restriction Agreement, dated as of November 2,
                    1995, by and among the Company and the Investors named
                    therein.
10.23*         --   Stock Purchase Agreement Series B 7% Cumulative Convertible
                    Preferred Stock, dated as of November 13, 1996, by and among the Company and the Purchasers named therein.
10.24*         --   Securities Restriction Agreement, dated as of November 13,
                    1996, by and among the Company and the Investors named
                    therein.
10.25*         --   Amended and Restated Securityholders' Agreement and Exchange
                    Agreement, dated as of November 13, 1996, by and among the
                    Company and the Investors named therein.
10.26*         --   Registration Rights Agreement, dated as of November 13,
                    1996, by and among the Company and the Investors named
                    therein.
10.27*         --   Stock Purchase Agreement Series C 7% Cumulative Convertible
                    Preferred Stock, dated as of August 22, 1997, by and among the Company and the Purchasers named therein.
10.28*         --   Amendment to Securities Restriction Agreement, dated as of
                    August 22, 1997, by and among the Company and the Investors named therein.
10.29*         --   Amendment to Amended and Restated Securityholders' Agreement
                    and Exchange Agreement, dated as of August 22, 1997, by and among the Company and the Investors named therein.
10.30*         --   Amendment to Registration Rights Agreement, dated as of
                    August 22, 1997, by and among the Company and the Investors named therein.
10.31*         --   Letter Agreement, dated as of May 20, 1998, by and among the
                    Company and certain parties to the Registration Rights
                    Agreement, dated as of November 13, 1996, as amended.
10.32*         --   Pledge, Escrow and Disbursement Agreement, dated as of May
                    27, 1998, by and between the Company and State Street Bank and Trust Company, as trustee and escrow agent.
10.33*         --   Warrant, dated as of August 22, 1997, granted to Alex. Brown
                    & Sons Incorporated.
10.34*         --   Warrant, dated as of August 22, 1997, granted to Alex. Brown
                    & Sons Incorporated.
10.35*+        --   Warrant, dated March 12, 1998.
10.36*+        --   Letter Agreement, dated as of May 18, 1998, by and between the Company and a holder of warrants to purchase shares of the Company's Common Stock.
10.37*+        --   AT&T Custom Offer Order Form, by and between the Company and
                    AT&T.

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
10.38*         --   Form of AT&T Contract Tariff Order Form, by and between the
                    Company and AT&T.
12.1*          --   Statement regarding Computation of Ratios.
23.1           --   Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)
23.2           --   Consent of Deloitte & Touche LLP.
23.3*          --   Consent of Fletcher Spaght, Inc.
27.1*          --   Financial Data Schedule (for SEC use only).


---------------
 * Incorporated by reference to the corresponding exhibit filed with the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission immediately prior to the filing of this Registration Statement.
** Previously filed.
 + Portions of this Exhibit are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (b) Financial Statement Schedules. Financial statement schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, State of Florida, on October 28, 1998.


                                          PARK 'N VIEW, INC.,


                                          By:       /s/ IAN WILLIAMS

                                            ------------------------------------

                                                        Ian Williams


                                                  Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 28th day of October, 1998, in the capacities indicated.


                      SIGNATURE                                           POSITION
                      ---------                                           --------

                  /s/ IAN WILLIAMS                     Chairman of the Board, Chief Executive Officer
-----------------------------------------------------    and Director (Principal Executive Officer)
                    Ian Williams

                /s/ R. MICHAEL BREWER                  Vice President-Finance and Chief Financial
-----------------------------------------------------    Officer (Principal Financial and Accounting
                  R. Michael Brewer                      Officer)

                          *                            Director
-----------------------------------------------------
                  Robert M. Chefitz

                          *                            Director
-----------------------------------------------------
                Thomas P. Hirschfeld

                          *                            Director
-----------------------------------------------------
                 Richard M. Johnston

                          *                            Director
-----------------------------------------------------
                 Daniel K. O'Connell

                          *                            Director
-----------------------------------------------------
                   David C. Turner


* By:      /s/ IAN WILLIAMS

     -------------------------------

              Ian Williams

            Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
3.1*           --   Amended and Restated Certificate of Incorporation, dated
                    October 30, 1995, of Park 'N View, Inc.(the "Company").
3.2*           --   Certificate of Amendment of the Certificate of
                    Incorporation, dated November 12, 1996, of the Company.
3.3*           --   Certificate of Amendment of the Certificate of
                    Incorporation, dated August 22, 1997, of the Company.
3.4*           --   Certificate of Amendment Relating to the Series A Preferred
                    Stock, dated May 7, 1998, of the Company.
3.5*           --   Certificate of Amendment to Certificate of Designations,
                    Preferences and Rights of Series B 7% Cumulative Convertible
                    Preferred Stock, dated May 7, 1998, of the Company.
3.6*           --   Certificate of Amendment to Certificate of Designations,
                    Preferences and Rights of Series C 7% Cumulative Convertible
                    Preferred Stock, dated May 7, 1998, of the Company.
3.7*           --   Amended and Restated By-laws of the Company.
4.1*           --   Indenture, dated as of May 27, 1998, by and between the
                    Company and State Street Bank and Trust Company, as trustee.
4.2**          --   Warrant Agreement, dated as of May 27, 1998, by and between the Company and State Street Bank and Trust Company, as
                    warrant agent.
4.3**          --   Warrant Registration Rights Agreement, dated as of May 27,
                    1998, by and between the Company and Donaldson, Lufkin &
                    Jenrette Securities Corporation.
5.1            --   Opinion of Kilpatrick Stockton LLP.
10.1*          --   Fleet Service Agreement, dated as of January 28, 1997, by
                    and between the Company and Trucks For You.
10.2*          --   Fleet Service Agreement, dated as of February 1, 1998, by
                    and between the Company and Carroll Fulmer & Co., Inc.
10.3*          --   Fleet Service Agreement, dated as of March 1, 1998, by and between the Company and Contract Freighters, Inc.
10.4*          --   Fleet Service Agreement, dated as of March 11, 1998, by and between the Company and Lake City Express.
10.5*          --   Fleet Service Agreement, dated as of April 1, 1998, by and between the Company and Top Gun Transport, Inc.
10.6*          --   Cable Television and Telephone Service Agreement, dated as of August 14, 1995, by and between the Company and AMBEST.
10.7*          --   Cable Television and Telephone Service Agreement, dated as of July 11, 1996, by and between the Company and
                    Professional Transportation Partners, LLC.
10.8*          --   Cable Television and Telephone Service Agreement, dated as of March 18, 1997, by and between the Company and North
                    America Truck Stop Network.
10.9*          --   Cable Television and Telephone Service Agreement, dated as of October 28, 1995, by and between the Company and Travel
                    Ports of America, Inc.
10.10*         --   Cable Television and Telephone Service Agreement, dated as of February 15, 1996, by and between the Company and Pilot
                    Corporation.
10.11*         --   Cable Television and Telephone Service Agreement, dated as of February 7, 1997, by and between the Company and All
                    American Plazas, Inc.
10.12*         --   Cable Television and Telephone Service Agreement, dated as of September 12, 1997, by and between the Company and Petro
                    Stopping Centers, L.P.
10.13*+        --   Cable Television and Telephone Service Agreement, dated
                    March 12, 1998 by and between the Company and TA Operating
                    Corporation d/b/a Travel Centers of America.
10.14*         --   Lease, dated August 11, 1997, between Unipower Corporation and the Company.
10.15*         --   Software Development Agreement, dated November 22, 1995,
                    between the Company and GreenLight Technologies, Inc.
10.16*         --   Technology Transfer and Development Agreement, dated as of
                    November 4, 1996, by and among GreenLight, Inc., Jody Green,
                    Lewis Tatham and the Company.

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
10.17*         --   Customer Agreement, dated December 17, 1997, by and between the Company and Echostar Satellite Corporation.
10.18*         --   Compensation Plan of the Company.
10.19*         --   Stock Option Plan of the Company.
10.20*         --   Securities Purchase Agreement Subordinated Notes, Series A
                    Preferred Stock and Common Stock, dated as of November 2,
                    1995, by and among the Company and the Purchasers named
                    therein.
10.21*         --   Letter Agreement, dated as of May 18, 1998, by and among the
                    Company and certain holders of the Company's Series A
                    Preferred Stock.
10.22*         --   Securities Restriction Agreement, dated as of November 2,
                    1995, by and among the Company and the Investors named
                    therein.
10.23*         --   Stock Purchase Agreement Series B 7% Cumulative Convertible
                    Preferred Stock, dated as of November 13, 1996, by and among the Company and the Purchasers named therein.
10.24*         --   Securities Restriction Agreement, dated as of November 13,
                    1996, by and among the Company and the Investors named
                    therein.
10.25*         --   Amended and Restated Securityholders' Agreement and Exchange
                    Agreement, dated as of November 13, 1996, by and among the
                    Company and the Investors named therein.
10.26*         --   Registration Rights Agreement, dated as of November 13,
                    1996, by and among the Company and the Investors named
                    therein.
10.27*         --   Stock Purchase Agreement Series C 7% Cumulative Convertible
                    Preferred Stock, dated as of August 22, 1997, by and among the Company and the Purchasers named therein.
10.28*         --   Amendment to Securities Restriction Agreement, dated as of
                    August 22, 1997, by and among the Company and the Investors named therein.
10.29*         --   Amendment to Amended and Restated Securityholders' Agreement
                    and Exchange Agreement, dated as of August 22, 1997, by and among the Company and the Investors named therein.
10.30*         --   Amendment to Registration Rights Agreement, dated as of
                    August 22, 1997, by and among the Company and the Investors named therein.
10.31*         --   Letter Agreement, dated as of May 20, 1998, by and among the
                    Company and certain parties to the Registration Rights
                    Agreement, dated as of November 13, 1996, as amended.
10.32*         --   Pledge, Escrow and Disbursement Agreement, dated as of May
                    27, 1998, by and between the Company and State Street Bank and Trust Company, as trustee and escrow agent.
10.33*         --   Warrant, dated as of August 22, 1997, granted to Alex. Brown
                    & Sons Incorporated.
10.34*         --   Warrant, dated as of August 22, 1997, granted to Alex. Brown
                    & Sons Incorporated.
10.35*+        --   Warrant, dated March 12, 1998.
10.36*+        --   Letter Agreement, dated as of May 18, 1998, by and between the Company and a holder of warrants to purchase shares of the Company's Common Stock.
10.37*+        --   AT&T Custom Offer Order Form, by and between the Company and
                    AT&T.
10.38*         --   Form of AT&T Contract Tariff Order Form, by and between the
                    Company and AT&T.
12.1*          --   Statement regarding Computation of Ratios.
23.1           --   Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)
23.2           --   Consent of Deloitte & Touche LLP.
23.3*          --   Consent of Fletcher Spaght, Inc.
27.1*          --   Financial Data Schedule (for SEC use only).


---------------

 * Incorporated by reference to the corresponding exhibit filed with the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission immediately prior to the filing of this Registration Statement.
** Previously filed.
 + Portions of this Exhibit are omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.